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As filed with the Securities and Exchange Commission on July 30, 2004

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2
Registration Statement Under The Securities Act Of 1933

PRIMAL SOLUTIONS, INC.
(Name of small business issuer in its charter)

Delaware (State or Jurisdiction of Incorporation or organization)	7372 (Primary Standard Industrial Classification Code Number)	36-4170318 (IRS Employer Identification No.)
18881 Von Karman Avenue, Suite 500, Irvine, California 92612 (949) 260-1500 (Address and telephone number of principal executive offices and principal place of business)
Copies of all communications to:
Todd R. Taylor Chief Financial Officer Primal Solutions, Inc. 18881 Von Karman Avenue, Suite 500 Irvine, California 92612 (949) 260-1500 (Name, address and telephone number of agent for service)	Randolf W. Katz, Esq. Brett J. Souza, Esq. Bryan Cave LLP 2020 Main Street, Suite 600 Irvine, California 92614 (949) 223-7000 FAX (949) 223-7100

        Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of Registration Fee

Common stock, $.01 par value	27,927,018 shares(2)	$0.27	$7,540,295	$955.36

(1)
Estimated solely for purposes of calculating amount of registration fee pursuant to Rule 457(c) of the Securities Act of 1933.
(2)
The shares of common stock being registered consist of (i) 14,284,782 Shares, (ii) 7,142,393 shares underlying the Warrants, (iii) 5,847,669 certain other shares of our common stock, and (iv) 652,174 shares of our common stock underlying certain other warrants. See "Prospectus Summary" on page 4 for these defined terms.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRIMAL SOLUTIONS, INC.
CROSS-REFERENCE SHEET

Referencing Items in Part I of Form SB-2 to the Prospectus

	Item No. and Caption	Heading in Prospectus
1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Outside Front Cover Page
2.	Inside Front and Outside Back Cover Pages of Prospectus	Inside Front and Outside Back Cover
3.	Summary Information and Risk Factors	Prospectus Summary; Risk Factors
4.	Use of Proceeds	Use of Proceeds
5.	Determination of Offering Price	Outside Front Cover page
6.	Dilution	Not Applicable
7.	Selling Security Holders	Selling Stockholders; Management; Security Ownership of Certain Beneficial Owners and Management
8.	Plan of Distribution	Plan of Distribution
9.	Legal Proceedings	Litigation
10.	Directors, Executive Officers, Promoters and Control Persons	Management
11.	Security Ownership of Certain Beneficial Owners and Management	Security Ownership of Certain Beneficial Owners and Management
12.	Description of Securities	Description of Capital Stock
13.	Interest of Named Experts and Counsel	Legal Matters; Experts
14.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Indemnification
15.	Organization Within Last Five Years	Not Applicable
16.	Description of Business	Description of Business; Where You Can Find More Information
17.	Management's Discussion and Analysis or Plan of Operation	Management's Discussion and Analysis
18.	Description of Property	Description of Business
19.	Certain Relationships and Related Transactions	Related Party Transactions
20.	Market for Common Equity and Related Stockholder Matters	Risk Factors; Price Range of Common Stock; Selling Stockholders; Security Ownership of Certain Beneficial Owners and Management; Dividend Policy; Description of Capital Stock
21.	Executive Compensation	Management
22.	Financial Statements	Financial Statements
23.	Changes In and Disagreements With Accountants on Accounting and Financial Disclosure	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information in this preliminary Prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 30, 2004

27,927,018 SHARES

PRIMAL SOLUTIONS, INC.

COMMON STOCK

        This Prospectus relates to the pubic offering of 27,927,018 shares of our common stock, $0.01 par value. These shares or interests therein may be offered and sold from time to time by the selling stockholders named herein or their transferees. We will bear the costs relating to the registration of these shares.

        The selling stockholders may dispose of their common stock through public or private transactions at prevailing market prices or at privately negotiated prices. The selling stockholders may include pledgees, donees, transferees, or other successors in interest. The selling stockholders will pay any sales commissions incurred in connection with the disposition of shares through this Prospectus.

        Our shares are quoted on the OTC Bulletin Board and on the Pink Sheets under the symbol "PSOL." The closing price of the shares as quoted on the OTC Bulletin Board and on the Pink Sheets on July 15, 2004 was $0.30 per share.

        You should carefully consider "Risk Factors" beginning on page 7 for important information you should consider when determining whether to invest in our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2004

EXPLANATORY NOTES

        We have not authorized anyone to provide you with information or to represent anything not contained in this Prospectus. You must not rely on any unauthorized information or representations. The selling stockholders are offering to sell, and seeking offers to buy, only the shares of common stock covered by this Prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Prospectus is current only as of its date, regardless of the time of delivery of this Prospectus or of any sale of the shares. You should not assume that the information in this Prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

        In this Prospectus, the words "Company," "we," "our," "ours" and "us" refer only to Primal Solutions, Inc. and its subsidiaries (unless indicated otherwise), and not to any of the selling stockholders. The following summary contains basic information about this offering. It likely does not contain all of the information that is important to you. You should read carefully this entire Prospectus, including the financial information and related notes, as well as the documents we have incorporated by reference into this Prospectus before making an investment decision.

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this Prospectus. You should read the entire Prospectus carefully, including "Risk Factors" beginning on page 7 and the financial data and related notes, included elsewhere in this Prospectus, before making an investment decision.

Summary	On June 15, 2004, Primal Solutions, Inc. ("Primal" or the "Company") completed a private placement of its common stock and warrants to Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P. (collectively, the "Special Situations Funds" or the "Institutional Investors"). In connection with the private placement, we also sold shares of our common stock and warrants to other accredited investors ("Accredited Investors"), including but not limited to each member of our Board of Directors, our Chief Executive Officer, and our Chief Financial Officer. (Those Accredited Investors who are members of our management are hereafter referred to as "Management Accredited Investors," and those accredited investors who are not members of our management are hereafter referred to as "Non-Management Accredited Investors.") Pursuant to our private placement with Special Situations Funds and the Accredited Investors (the "Private Placement"), we issued an aggregate of 14,284,782 shares of our common stock (the "Shares") and warrants to purchase 7,142,393 shares of our common stock (the "Warrants"; together with the Shares, the "Private Placement Securities"). See the discussion under the heading "Management's Discussion and Analysis—Subsequent and Other Events" beginning on page 31.

We are registering 27,927,018 shares of our common stock, consisting of the Shares and the shares underlying the Warrants (the "Warrant Shares"), as well as 5,847,669 other shares of our common stock (the "Prior Shares") and 652,174 shares underlying other warrants (the "Placement Warrants") that we previously issued, all for sale by the selling stockholders identified under the heading "Selling Stockholders" beginning on page 57. The number of shares subject to this Prospectus represents 77.9% of our issued and outstanding common stock as of July 15, 2004, and 73.7% after issuance of all currently unissued shares included in this Prospectus.
Description of Business
Primal Solutions, Inc., with its principal executive offices located at 18881 Von Karman Avenue, Suite 500, Irvine, California 92612, is in the business of providing communications software products and services. Our telephone number is (949) 260-1500.

Common Stock Outstanding
There are 35,830,177 shares of common stock issued and outstanding as of July 15, 2004. For a more detailed discussion about our common stock, see the discussion under the heading "Description of Capital Stock" beginning on page 56.
Use of Proceeds
We will not receive any proceeds from the disposition of any of the shares being registered on behalf of the selling stockholders. We will receive the exercise price upon exercise of the Warrants and Placement Warrants included in this Prospectus. We expect to use the proceeds received from the sale of the Private Placement Securities to expand our sales and marketing efforts in the near future and for general working capital purposes. We expect to use any proceeds from the exercise of the Warrants and Placement Warrants also for general working capital purposes.
Risk Factors
Purchase of our common stock involves a high degree of risk. You should read and carefully consider the information set forth under "Risk Factors" beginning on page 7 and the information contained elsewhere in this Prospectus.
Forward Looking Statements
The discussion in this Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in this Prospectus. See "Forward-Looking Statements" beginning on page 19.
Selected Financial Information
The following selected consolidated financial data has been derived from our financial statements. Our financial statements for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP. Our financial statements for the year ended December 31, 2003 have been audited by Haskell & White LLP. The summary information as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 has been derived from our unaudited financial statements which, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary to present such information fairly. Our financial statements are included in this Prospectus and the information below is qualified by reference to such financial statements and the report on those financial statements.

	For the year ended December 31, 2003	For the year ended December 31, 2002
Statement of Operations Data:
Total revenues	$6,517,000	$6,128,000
Loss from operations	$(72,000)	$(294,000)
Net loss	$(279,000)	$(463,000)
Basic and diluted net loss per share	$(0.01)	$(0.02)
Weighted-average basic and diluted common shares outstanding	20,369,380	20,131,212

	December 31,
	2003	2002
Balance Sheet Data:
Cash and cash equivalents	$1,249,000	$1,183,000
Working capital	$(138,000)	$(76,000)
Total assets	$3,244,000	$3,236,000
Net stockholders' equity (deficit)	$(598,000)	$(385,000)

	For the three months ended March 31, 2004	For the three months ended March 31, 2003
	(Unaudited)	(Unaudited)
Statement of Operations Data:
Total revenues	$1,747,000	$1,471,000
Loss from operations	$(235,000)	$(84,000)
Net loss	$(272,000)	$(126,000)
Basic and diluted net loss per share	$(0.01)	$(0.01)
Weighted-average basic and diluted common shares outstanding	21,007,643	20,131,212

	March 31, 2004	December 31, 2003
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$425,000	$1,249,000
Working capital	$(538,000)	$(138,000)
Total assets	$2,905,000	$3,244,000
Net stockholders' equity (deficit)	$(867,000)	$(598,000)

RISK FACTORS

        Ownership of our common stock involves a high degree of risk. You should consider carefully the factors set forth below, as well as other information contained in this Prospectus.

We have a limited history as a provider of communications software products. As a result it is difficult to evaluate our business and prospects.

        Primal was founded in 1996. We received our first revenues from licensing our communications software products and performing related services in 1999. Until 1999, substantially all of our revenues were derived from performing consulting services unrelated to our software products. Sales of our software products and related services accounted for substantially all of our revenues since 1999. Because we have a limited operating history as a provider of communications software products, it is difficult to evaluate our business and prospects.

We have not achieved profitability on an annual basis and expect to continue to incur net losses in future quarters.

        In order to become profitable, we must increase our revenues or decrease expenses. We may not be able to increase or even maintain our revenues, and we may not achieve sufficient revenues or profitability in any future period. We recorded net losses of $272,000 and $126,000 for the three months ended March 31, 2004 and March 31, 2003, respectively; and $279,000 and $463,000 for the years ended December 31, 2003 and December 31, 2002, respectively. We had an accumulated deficit of $12.9 million as of March 31, 2004, and we could incur net losses for the foreseeable future. We reduced our fixed operating expenses in 2003 and 2002, which included workforce reductions, downsizing of facilities and other miscellaneous cost reductions.

        We will need to generate additional revenues from the sales of our products and services or take steps to further reduce operating costs to achieve and maintain profitability. We expect that we will face increased competition, which will make it more difficult to increase our revenues. Even if we are able to increase revenues, we may experience price competition that will lower our gross margins and our profitability. Any increase in the percentage of our revenues attributed to indirect channels and services, both of which generally have lower margins, will lower our gross margins.

        In 2003, we established a new subscription based recurring license fee software licensing model for new customers that allows them to pay a monthly fee based on the number of subscribers and/or transaction volumes associated with our products as compared to an up-front one-time license fee. Under this subscription-based recurring payment pricing model, revenue from customers is expected to grow as their subscribers and/or transaction volumes grow and thus, revenue from these customers is expected to be low in the early part of the customer contracts and higher in later years. If our new customers do not or are not able to increase the number of subscribers as they expect, our revenues could be lower than anticipated.

        If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis.

Our revenues are generated from a limited number of customers; our customer base is concentrated; and the loss of one or more of our customers could cause our business to suffer.

        A substantial portion of our license and services revenues has been, and is expected to continue to be, generated from a limited number of customers with large financial commitments. Our total revenues from our two largest customers during the three months ended March 31, 2004 and 2003, represented approximately 69% and 84%, respectively, of total revenues. Only one customer individually accounted for 10% or more of our total revenues during the three months ended March 31, 2004; while, two customers individually accounted for 10% or more of our total revenues in the same period last year. Our total revenues from our two largest customers during the years ended

December 31, 2003 and 2002, represented approximately 78% and 86%, respectively, of total revenues. Only one customer individually accounted for 10% or more of our total revenues in 2003; while, two customers individually accounted for 10% or more of our total revenues in 2002. As a result, if a large contract is cancelled or deferred or an anticipated contract does not materialize, our business would be harmed.

Largest Customer Announces Intention to Merge.

        In March 2004, our largest customer announced its intention to merge its business with another wireless telecommunications company. As of the date of this Prospectus, this customer's contemplated merger has not closed or had any material adverse effect on its business relationship with us. Based upon conversations with our customer, we do not currently anticipate that its contemplated merger will have an immediate, material adverse effect on its business relationship with us. However, if there is a material adverse change in this customer's business relationship with us, or if this customer materially and adversely changes its business relationship with us from our current relationship and the position that we believe it has communicated to us most recently, our business, operating results, and financial condition could be materially and adversely affected.

Our quarterly operating results may fluctuate in future periods and we may fail to meet expectations.

        Our revenues and operating results may vary significantly from quarter to quarter due to a number of factors. In future quarters, our operating results may be below the expectations of public market analysts and investors, and the price of our common stock may fall. Factors that could cause quarterly fluctuations include:

  •
  the timing and volume of orders for our software. Customers typically order our products and services only after other vendors have provided the infrastructure for their communications network. There can be delays in that process. It is therefore difficult for us to predict the timing of orders for our products and services by customers;

  •
  the ability of our customers to expand their communications operations and increase their subscriber base, including their ability to obtain financing;

  •
  changes in our pricing policies or competitive pricing by our competitors;

  •
  the timing of releases of new products by manufacturers of communications equipment with which our products operate; and

  •
  the timing of product introductions by competitors.

        We have difficulty predicting the volume and timing of orders from new customers. For example, we expect an increasing percentage of our total revenues will come from licenses of Access IM, Connect RTR and Connect IXC and related services, but the markets for these products are in their early stages of development and are therefore unpredictable. Significant sales may also occur earlier than expected, which could cause operating results for later quarters to compare unfavorably with operating results from earlier quarters.

        Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance.

Our lengthy sales cycle makes it difficult to anticipate the timing of sales, and revenue may vary from period to period.

        The sales cycle associated with the purchase or license of our products is lengthy, and the time between the initial proposal to a prospective customer and the signing of a license agreement can be as long as one year. Our products involve a commitment of capital, time and internal resources that may be significant to the customer. In addition, market conditions have lengthened the sales cycles associated with our products. These delays may reduce our revenue in a particular period without a corresponding reduction in our costs, which could hurt our results of operations for that period.

If we are unable to attract additional customers beyond our current limited number, our future success could be limited or adversely affected.

        Our future success will depend on our ability to attract additional customers beyond our current limited number. The growth of our customer base could be adversely affected by one or more of the following:

  •
  customer unwillingness to implement our software products;

  •
  any delays or difficulties that we may incur in completing the development and introduction of our planned products or product enhancements;

  •
  our customers' inability to raise capital to finance their business plans and capital expenditures;

  •
  new product introductions by our competitors;

  •
  any failure of our products to perform as expected;

  •
  any difficulty we may incur in meeting customers' delivery requirements; or

  •
  the market perception of our financial condition and/or current stock price.

If the multi-service operator ("MSO") market does not expand as we anticipate, our future growth and success could be limited.

        The market for MSOs to provide communications services using internet protocol networks ("IP networks") is in early stages. We believe this market shows signs of growth opportunities for our products and services. However the revenue opportunities in the MSO market is dependent on certain factors, including the following:

  •
  the adoption of voice-over cable services by the consumer;

  •
  the timing of the MSO providers offering voice-over cable services;

  •
  our contracts with MSOs having volume-based characteristics;

  •
  our ability to enable our products to conform and comply with industry standards;

  •
  new competitors we might encounter; and

  •
  changes to technical specifications before our products are accepted.

        If the market does not grow as we expect, our future growth and success could be limited.

Following our financing, we need to manage growth effectively.

        We have recently completed the Private Placement, raising approximately $3.3 million. We plan to use a portion of the net proceeds to stimulate our growth. We expect our growth could place significant demands on management as well as on our administrative, operational and financial resources and controls. If we fail to manage our growth effectively, our business could be adversely affected. If we cannot effectively establish and improve processes, we may not be able to manage our growth successfully.

Our future success depends on our ability to attract and retain qualified personnel.

        We will continue to hire sales, support, marketing and administrative personnel as needed. We may not be able to attract, assimilate or retain highly qualified personnel in the future. In particular, our financial success and our ability to increase revenues in the future depend considerably upon the productivity of our direct sales force that has historically generated a majority of our license revenues. This productivity will depend to a large degree on our success in recruiting, training and retaining qualified direct salespeople. Our business will be harmed if we fail to hire or retain qualified personnel, or if newly hired employees, particularly salespeople, fail to develop the necessary sales skills or develop these skills more slowly than we anticipate.

Loss of our senior management could harm our business if we are unable to hire suitable replacements.

        Our future success depends to a significant extent on the continued services of our senior management. If we lost the services of our senior management and were unable to hire suitable replacements, it could harm our business. Our success also depends in large part on our ability to motivate and retain senior management. Significant turnover of our senior management could hinder our ability to effectively serve our existing customers and compete for new business, either of which could adversely affect our business and results of operations.

Certain portions of the communications industry are experiencing consolidation, which may reduce the number of potential clients for our software.

        Certain segments of the communications industry are experiencing significant consolidation, while other segments are expanding. We cannot be certain that we will not lose clients as a result of consolidation of certain areas of the communications industry. In the future, there may be fewer potential clients requiring our products, increasing the level of competition for new customers. In addition, larger consolidated communication service providers ("CSP") have strengthened their purchasing power, which could create pressure on the prices and the margins we could realize. These companies are also striving to streamline their operations by combining different communications systems and the related operations support systems into one system, reducing the number of vendors needed. We have sought to address this situation by continuing to market our products and services to new clients and by working with major CSPs to provide products and services that they need to remain competitive.

If we are forced to compete with a small number of incumbent operations support systems ("OSS") providers in selling products and services to large CSPs, our business may be harmed.

        We believe large CSPs are seeking ways to reduce operating costs. Many CSPs have a large number of OSS systems from a variety of different suppliers. In an effort to reduce operating costs, the CSPs could choose to reduce the number of OSS vendors they use in hopes to gain efficiencies. We could lose customers if we were not selected as a surviving incumbent OSS provider. In addition, our ability to sell our products and services to the large CSPs could be limited if we had to compete directly with an incumbent OSS provider with greater resources.

If our clients in the emerging market segments do not receive sufficient financing, it could affect our ability to grow.

        Some of our clients and potential clients are new entrants to the communications market and have limited or no operating histories and limited financial resources. These clients often must obtain significant amounts of financing to fund operations and to deploy their networks. We frequently work with such companies prior to their receipt of financing. If these companies fail to receive adequate financing, particularly after we have begun working with them, or they are not able to implement their business plans successfully, our results of operations may be harmed. In addition, because of recent and current economic conditions, these companies are experiencing difficulty in obtaining adequate financing.

Our growth depends on the commercial acceptance of our products for IP networks, and it is uncertain to what extent the market will accept these products.

        Our future growth depends on the commercial success of our products. Substantially all of our revenues are derived from licenses of these products, and related services. Our business will be harmed if our target customers do not adopt and purchase or license these software products. The market for IP network mediation and rating software is in its early stages of development. Our future financial performance will also depend on the successful development, introduction and customer acceptance of our software products for IP networks. We are not certain that our target customers will widely adopt and deploy our software products in their communications operations. Our future revenues will also depend on our customers' licensing software for additional subscribers or for additional event records. Their failure to do so could harm our business.

An increasing number of contracts we enter into are multiple year in length and include recurring fees related to licensing and services. If our customers exercise early termination provisions or experience a decline or lack of volume, our revenue could be harmed.

        An increasing number of our contracts are multi-year agreements and include recurring license and service fees. Some of our contracts for new customers could include a recurring licensing and services component that may vary based on usage and volume throughout the duration of the contract. Also, some of our contracts include early termination clauses that enable customers to terminate those contracts without cause. If our customers exercise early termination or experience a decline or lack of volume, our revenue could be harmed.

If we do not increase market awareness of our products, our business may not grow.

        We sell our software products primarily through our direct sales force. Our financial success and our ability to increase revenues in the future may depend considerably upon the productivity of our direct sales force. Our ability to increase revenues significantly will suffer if we fail to attract and retain qualified sales personnel.

        During 2002 and 2003, we augmented our direct sales channel through additional third-party distribution arrangements, such as indirect sales channels, including system integrators, hardware platform and software applications developers and service providers, domestic and foreign resellers and value-added resellers. However, there is no guarantee that we will successfully augment these arrangements or that the expansion of indirect sales distribution methods will increase revenues. We may be at a competitive disadvantage if we fail to enhance these indirect sales channels.

If our software products do not continue to be enhanced and continue to integrate and operate successfully with the communications equipment of the leading manufacturers, we may be unable to maintain our existing customers and/or generate new sales.

        If we do not continue to improve our software products and develop new software products that keep pace with competitive product introductions and technological developments, satisfy diverse and rapidly evolving customer requirements and achieve market acceptance, we may be unable to maintain existing customers and/or attract new customers.

        Additionally, the success of our software products depends upon the continued successful integration and operation of our software products with the communications equipment of the leading manufacturers. We currently target a customer base that uses a wide variety of communications network infrastructure equipment and software platforms, which are constantly changing. As such, we must continually modify our software products as new communications equipment is introduced. If our products fail to satisfy these demanding and rapidly changing technical challenges, our existing customers will be dissatisfied. As a result, we may be unable to generate future sales and our business will be materially adversely affected.

        We have in the past experienced delays in releasing new software products and product enhancements and may experience similar delays in the future. These delays or problems in the installation or implementation of our new releases may cause customers to forego purchasing or licensing our software products.

We face intense competition from companies that may have greater resources than we do, and if we are unable to effectively compete with them, then our business may suffer.

        The market for our products is very competitive. The recent economic downturn in the communications industry has resulted in fewer sales opportunities, which has in turn resulted in more competition for each sales opportunity that exists. We expect this trend to continue until the economic conditions in the communications industry improve. Our principal competitors include mediation system providers, billing and customer care system providers, operation support system providers, system integrators and service bureaus, and the internal information technology departments of larger communications companies, which may elect to develop functionalities similar to those provided by our product in-house rather than buying them from outside suppliers.

        Many of our current and future competitors may have advantages over us, including:

  •
  longer operating histories;

  •
  larger customer bases;

  •
  substantially greater financial, technical, sales and marketing resources; and

  •
  greater name recognition.

        Our current and potential competitors have established, and may continue to establish in the future, cooperative relationships among themselves or with third parties that would increase their ability to compete with us. In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. If we fail to adapt to market demands and to compete successfully with existing and new competitors, our business and financial performance would suffer.

We depend on our intellectual property, and litigation regarding our intellectual property could harm our business.

        Unauthorized use or misappropriation of our intellectual property could seriously harm our business. Our intellectual property includes our proprietary technology, our trade secrets, patents, copyrights in our software products, and our trademarks. Our copyrights and patents are important to the protection of our software, and our trademarks are important to the protection of our company and product names. These copyrights, patents and trademarks discourage unauthorized use of our software and our company and product names and provide us with a way to enforce our rights in the event that this unauthorized use occurs. Third parties may infringe upon our intellectual property rights, and we may be unable to detect this unauthorized use or effectively enforce our rights. Furthermore, the laws of certain countries in which we sell or license our products do not protect our software products and intellectual property rights to the same extent, as do the laws of the United States. In addition, any legal action that we may bring to protect our intellectual property rights could be expensive and distract management from day-to-day operations.

Claims by others that we infringe their proprietary technology could divert our resources, result in unexpected license fees and harm our business.

        Third parties could claim that our current or future products or technology infringe their proprietary rights. An infringement claim against us could be costly even if the claim is invalid, and could distract our management from the operation of our business. Furthermore, a judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from selling or licensing our product offering. If we faced a claim relating to proprietary technology or information, we might seek to license technology or information, or develop our own, but we might not be able to do so. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling or licensing our products and could seriously harm our business.

If our software contains errors or our software product development is delayed, our business will suffer.

        We face possible claims and higher costs as a result of the complexity of our software products and the potential for undetected errors. Due to the importance of our products to our customers' operations, undetected errors are of particular concern. Computer software such as ours always contains undetected errors. The implementation of our products, which we accomplish through our services division, typically involves working with sophisticated software, computing and communications systems. If we experience difficulties with an implementation or do not meet project milestones in a timely manner, we could be obligated to devote more customer support, engineering and other resources to a particular project and to provide these services at reduced or no cost. If our software contains significant undetected errors or we fail to meet our customers' expectations or project milestones in a timely manner, we could experience loss of or delay in revenues, loss of customers, injury to our reputation, legal actions by customers against us, and increased service and warranty costs.

        Our license agreements with our customers generally contain provisions designed to limit our exposure to potential product liability claims, such as disclaimers of warranties and limitations on liability for special, consequential and incidental damages. In addition, our license agreements generally cap the amounts recoverable for damages to the amount paid by the licensee to us for the product or service, giving rise to the damages. However, all domestic and international jurisdictions may not enforce these limitations. We may encounter product liability claims in the future. Product liability claims, whether or not successful, brought against us could divert the attention of management and key personnel, could be expensive to defend and may result in adverse settlements and judgments.

Fixed price services engagements can impact our profitability if we fail to complete them within the estimated budget.

        We perform some of our professional services engagements on a fixed price basis. If the project requires more labor or products than was estimated by us in determining the fixed price agreed to with the customer, our margins and profitability could be adversely affected. In addition, failure to complete services as required or to obtain written acceptance of completed milestones may result in deferral of revenue until such completion or acceptance occurs and may cause revenues to be recognized in periods other than as initially expected or forecast.

Barriers to international expansion could limit our future growth.

        We are considering an expansion of our international operations, and in the event we do so, we may face significant barriers to this expansion. Our failure to manage our international operations effectively could limit the future growth of our business. International customers represented approximately 16% and 18% of our total revenue for the three months ended March 31, 2004 and 2003, respectively, and 16% and 22% of our total revenue for the years ended December 31, 2003 and 2002. We conduct our international sales primarily with partners with operations around the world. Any expansion of our existing international operations and entry into additional international markets will require significant management attention and may require additional financing.

        Our international operations face numerous risks. Our products must be localized—customized to meet local user needs—in order to be sold in particular foreign countries. Developing local versions of our products for foreign markets is difficult and can take longer than we anticipate. We currently have limited experience in localizing products and in testing whether these localized products will be accepted in the targeted countries. In addition, we have only a limited history of marketing, licensing, selling and supporting our products and services internationally. As a result, we must focus on entering into strategic relationships with companies in international markets. If we are not able to maintain successful strategic relationships internationally or recruit additional companies to enter into strategic relationships, our future growth could be limited.

        We also face certain other risks inherent in conducting business internationally, such as:

  •
  difficulties and costs of securing and training international partners;

  •
  language and cultural differences;

  •
  difficulties in collecting accounts receivable and longer collection periods;

  •
  seasonal business activity in certain parts of the world;

  •
  fluctuations in currency exchange rates;

  •
  legal and governmental regulatory requirements;

  •
  trade barriers; and

  •
  potentially adverse tax consequences.

        Any of these factors could seriously harm our international operations and, consequently, our business.

        To date, a majority of our international revenue and costs have been denominated in United States dollars. However, future international revenue and costs may be denominated in currencies other than the United States dollar. We have not engaged in any foreign exchange hedging transactions, and we are therefore subject to foreign currency risk.

If we acquire additional companies in the future, they could prove difficult to integrate, disrupt our business, dilute stockholder value or adversely affect our operating results.

        We may decide to make other investments in complementary companies. We may not realize the anticipated benefits of any other acquisition or investment. The success of our acquisition program will depend on our ability to overcome substantial obstacles, such as the availability of acquisition candidates, our ability to compete successfully with other acquirers seeking similar acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to us or our existing stockholders. In addition, our profitability may suffer because of acquisition-related costs or future impairment costs for acquired goodwill and other intangible assets. We have limited resources and we can offer no assurance that we will succeed in consummating any additional acquisitions or that we will be able to integrate and manage any acquisitions successfully.

        We have no present commitments, understandings or plans to acquire other companies.

If we fail to modify or improve our software products in response to evolving industry standards, our software products could rapidly become obsolete, which would harm our business.

        Future versions of hardware and software platforms embodying new technologies and the emergence of new industry standards could render our products obsolete. Our future success will depend upon our ability to develop and introduce a variety of new products and product enhancements to address the increasingly sophisticated needs of our customers.

        Our products are designed to work on a variety of hardware and software platforms used by our customers. However, our products may not operate correctly on evolving versions of hardware and software platforms, programming languages, database environments, accounting and other systems that our customers use. We must constantly modify and improve our products to keep pace with changes made to these platforms and to back-office applications and other Internet-related applications. This may result in uncertainty relating to the timing and nature of new product announcements, introductions or modifications, which may harm our business.

Our operating results may be affected if we are required to change our accounting for employee stock options.

        We currently account for the issuance of stock options under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, no compensation expense is recognized for options granted to employees where the exercise price equals the market price of the underlying stock on the date of grant. Certain proposals related to treating the grant of an employee stock option as an expense are currently under consideration by accounting standards organizations and governmental authorities. If such proposals are adopted and we are required to change the way we account for stock options, our operating results could be negatively impacted as a result of the additional expenses associated with stock options. See Note 6 of the "Notes to Consolidated Financial Statements" for the year ended December 31, 2003, for a more detailed presentation of our accounting for stock-based compensation.

Governmental regulations that limit the growth of the Internet or the communications industry could limit our potential market.

        The communications carriers that constitute our clients are regulated at the federal, state and local levels. Federal and state regulations may inhibit the growth of the Internet or communications industry, affect the development of Internet enhanced services, limit the number of potential clients for our services, impede our ability to offer competitive services to the Internet and communications markets, or otherwise have an adverse effect on our business, financial condition, results of operations and cash flows.

        In addition, some states have pending legislation that prohibits municipal utilities from offering telecommunication services.

        The Telecommunications Act of 1996, which in large measure deregulated the telecommunications industry, has caused, and is likely to continue to cause, significant changes in the industry, including the entrance of new competitors, consolidation of industry participants and the introduction of bundled services, such as wireless, wireline, data, and video. Those changes could in turn subject us to increased pricing pressures, decrease the demand for our products and services, increase our cost of doing business or otherwise have a materially adverse effect on our business, financial condition, results of operations and cash flows.

Risks Related to Owning Our Stock

Future sales of our common stock may depress our stock price.

        A significant number of shares of our common stock are freely tradable. If any of our stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could fall. In addition, such sales could create the perception in the public of difficulties or problems with our software products and services. As a result, these sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

Since first trading on March 14, 2001, our common stock has experienced significant price and volume volatility and we expect that it will continue to do so in the future, which substantially increases the risk of loss to persons owning our common stock.

        There was no market for our common stock prior to our initial distribution in 2001. Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

        In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many Internet and computer software companies, including ours, and which we believe have often been unrelated to the operating performance of these companies or our company.

We are not required to meet or maintain any listing standards for our common stock to be quoted on the OTC Bulletin Board or the Pink Sheets which could effect our stockholders' ability to access trading information about our common stock.

        The OTC Bulletin Board and the Pink Sheets are each separate and distinct from the Nasdaq Stock Market and any national stock exchange, such as the New York Stock Exchange or the American Stock Exchange. Although the OTC Bulletin Board is a regulated quotation service operated by the National Association of Securities Dealers, Inc. ("NASD"), that displays real-time quotes, last sale prices, and volume information in over-the-counter ("OTC") equity securities like our common stock, and although Pink Sheets' Electronic Quotation Service is an Internet-based, real-time quotation service for OTC equities for market makers and brokers that provides pricing and financial information for the OTC securities markets, we are not required to meet or maintain any qualitative or quantitative standards for our common stock to be quoted on either the OTC Bulletin Board or the Pink Sheets. Our common stock does not presently meet the minimum listing standards for listing on the Nasdaq Stock Market or any national securities exchange, which could affect our stockholders' ability to access trading information about our common stock.

We do not intend to pay dividends; you will not receive funds without selling shares.

        We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We intend to invest our future earnings, if any, to fund our growth. Therefore, you will not receive any funds without selling your shares.

Because some stockholders will together beneficially own or have the right to vote 46.2% and 21.1%, respectively, of our voting stock, the voting power of other stockholders may be limited.

        Persons affiliated with the Special Situations Funds beneficially own or control, directly or indirectly, outstanding shares of common stock, which in the aggregate represent approximately 46.2% of the outstanding shares of common stock. In addition, our executive officers and directors beneficially own or control, directly or indirectly, outstanding shares of common stock, which in the aggregate represent approximately 21.1% of the outstanding shares of common stock. As a result, if some of these persons or entities act together, they may have the ability to control all matters submitted to our stockholders for approval, including the election and removal of directors and the approval of any business combination. This may delay or prevent an acquisition or cause the market price of our stock to decline. Some of these persons or entities may have interests different than yours. For example, they may be more interested than our other stockholders in selling Primal to an acquirer or in pursuing alternative strategies.

Provisions in our charter documents and Delaware law may delay or prevent our acquisition.

        Our certificate of incorporation and bylaws contain provisions that could make it harder for a third-party to acquire Primal without the consent of our Board of Directors. The acquirer will not be able to cumulate votes at a meeting of our stockholders, which will require the acquirer to hold more shares to gain representation on the Board of Directors than if cumulative voting were permitted. In addition, Section 203 of the Delaware General Corporation Law limits business combination transactions with 15% stockholders that have not been approved by the Board of Directors. These provisions and other similar provisions make it more difficult for a third-party to acquire us without negotiation.

        Furthermore, our Board of Directors could choose not to negotiate with an acquirer that it did not feel was in the strategic interests of Primal. If the acquirer was discouraged from offering to acquire us or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

Our common stock may be subject to penny stock rules, which may make it more difficult for our stockholders to sell their common stock.

        Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission ("SEC"). Penny stocks generally are equity securities with a price of less than $5.00 per share. The penny stock rules require a broker-dealer, prior to a purchase or sale of a penny stock not otherwise exempt from the rules, to deliver to the customer a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

USE OF PROCEEDS

        We will not receive any proceeds from the disposition of any of the shares being registered on behalf of the selling stockholders, nor will such proceeds be available for our use or benefit. We expect to use the proceeds received from the sale of the Private Placement Securities to expand our sales and marketing efforts in the near future and for general working capital purposes.

        We currently expect that any proceeds received by us from the exercise of the Warrants or Placement Warrants would be used for general purposes. We cannot provide any assurance that any of the Warrants or Placement Warrants will be exercised and, if exercised, the amount of dilution, if any, to our stockholders as of such date. Except for any potential dilution that may result from the exercise of the Warrants or Placement Warrants, our stockholders will not suffer any dilution through the disposition of the common stock covered by this Prospectus.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

CAPITALIZATION

        The following table sets forth our capitalization on March 31, 2004.

	Shares Authorized	Shares Outstanding	Amount	As Adjusted Shares Outstanding(1)	As Adjusted Amount(1)
Preferred stock	5,000,000	—	—	—	—
Common stock	95,000,000	21,018,083	$210,000	35,302,865	$352,848
Additional paid-in capital	—	—	11,865,000	—	14,549,376
Accumulated deficit	—	—	(12,942,000)	—	(12,942,000)

Net stockholders' equity (deficit)	—	—	$(867,000)	—	$1,960,224

(1)
Includes the effect of the Private Placement where we issued 14,284,782 shares of our common stock for gross proceeds of $3.3 million, with $458,000 in offering costs, resulting in net proceeds of $2.8 million.

PRICE RANGE OF COMMON STOCK

        Our common stock has been quoted on the OTC Bulletin Board since February 2001, and currently is quoted on the OTC Bulletin Board and the Pink Sheets under the trading symbol "PSOL." The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by OTC Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

	Bid
	High	Low
Year ending December 31, 2004:
First Quarter	$0.35	0.21
Second Quarter	0.45	0.20
Year ended December 31, 2003:
First Quarter	$0.13	$0.04
Second Quarter	0.07	0.05
Third Quarter	0.16	0.04
Fourth Quarter	0.35	0.10
Year ended December 31, 2002:
First Quarter	$0.08	$0.04
Second Quarter	0.17	0.05
Third Quarter	0.08	0.03
Fourth Quarter	0.04	0.02

        As of July 15, 2004, there were approximately 350 holders of record of our common stock.

        We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business.

MANAGEMENT'S DISCUSSION AND ANALYSIS

        The following discussion should be read in conjunction with our consolidated financial statements and related notes and the other financial information included elsewhere in this Prospectus.

A NOTE ABOUT FORWARD-LOOKING STATEMENTS

        The statements, other than statements of historical fact, included in this Prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. You should not unduly rely on these forward-looking statements, which speak only as of the date of this Prospectus. Except as required by law, we are not obligated to release publicly any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this Prospectus or to reflect the occurrence of unanticipated events.

General

        We deliver software and service solutions that allow CSPs to generate revenue from their IP networks. Our communications software products and services enable usage-based billing and customer usage management for IP network services without requiring the CSP to undertake expensive changes or upgrades to existing back-office billing and customer care systems.

        We have focused our marketing and product strategy around IP networks. We believe that the greatest opportunity for growth in sales of both our products and services will be for CSPs who utilize IP networks for multiple services including voice, data, and video. Our IP mediation system, Access IM®, our event rating system, Connect RTR™, our integrated mediation, rating and web presentation system, Connect IXC™, and our customer care and billing system, Connect CCB®, form the foundation for the solutions we provide to customers.

        We believe the primary markets that show signs of growth opportunities for our products and services are cable multiple service operators ("Cable MSO"); rural broadband CSPs, including rural utilities and municipal agencies investing in broadband systems such as FTTH networks (collectively referred to as "Rural Broadband CSPs"); and managed network service providers that provide enhanced voice and data services to business customers on a single IP network.

Current Conditions

        As discussed elsewhere in this Prospectus, we recently closed a Private Placement of our securities resulting in gross proceeds of approximately $3.3 million. We anticipate that the net proceeds from the Private Placement will be used to expand the sales and marketing efforts in the near term and for general working capital purposes.

        During 2003 and the first quarter of 2004, we continued to focus on controlling costs as well as seeking new sales opportunities for our products and services through our direct sales force and our partnerships with communications infrastructure providers. The markets for these products have been and continue to be very competitive. Sales opportunities in the United States of America have continued to be limited due to the continued constrained economic conditions experienced by the communications industry, although we have begun to see improvements in the marketplace. While sales opportunities have been available in international markets, such as Asia-Pacific, we have not been able to compete effectively against larger competitors who have a local presence in these international markets, or locally based competitors in these international markets due to our lack of an international sales presence.

        During 2003, we successfully deployed our products and services into the tier-one Cable MSO and rural broadband markets, and have continued to focus on these domestic target markets. Additionally, we launched our application management services during 2003, and anticipate that these services will become an increasingly important element of our growth.

        Our other notable activities and accomplishments during 2003 and the first quarter of 2004 were as follows:

  •
  Enhanced our products to provide additional value for the customers in our target markets.

  •
  Further established relationships with consultants and equipment vendors who are active in the rural broadband market.

  •
  Increased our marketing activities to build market awareness of our solutions through increased participation in trade shows and other activities.

  •
  Increased our Connect IXC deployment support to a tier-one Cable MSO customer to assist this customer in rolling out its voice over IP networks ("VOIP") service to all of its cable markets during 2004.

  •
  Began the deployment of Connect IXC for another tier-one Cable MSO for its rollout of VOIP services beginning later in 2004.

  •
  Deployed Connect CCB, an integrated customer care and billing solution, and Connect IXC at a municipal utility to support its rollout of VOIP, cable television services, and high-speed data services.

  •
  Continued assisting our largest customer in migrating from our legacy billing system to our new billing system.

  •
  Expanded our senior management team by hiring a (1) Senior Vice President of Services to launch our new application management and hosting services as well as to provide professional services to our customers, and (2) Senior Vice President of Sales and Business Development to build and grow our direct sales force and channel sales capabilities.

        As discussed below, we recorded $244,000 of revenues from these services during the first quarter of 2004. We anticipate that these services along with our application management and hosting services will become an increasingly important element of our growth during the remainder of 2004.

        During 2003, we increased our cash balances by $66,000 to $1.25 million at December 31, 2003, and increased revenue by $389,000 to $6.5 million for the twelve months ended December 31, 2003. Despite our improvements, we do not expect to achieve profitability in the near future as we continue to invest in growing our business.

        During the first quarter of 2004, we increased revenue by $276,000 to $1.7 million as working capital decreased by $399,000. The increase in revenue was due to an increase in services activity with new and existing customers. The decrease in working capital was primarily due to a decrease in cash associated with the net loss for the period as we continued to invest in expanding our sales and marketing efforts.

        We expect revenue to increase in the 2nd half of 2004 and we expect services revenue to become a larger portion of total revenue as a result of the deployment of services to more customers. As we continue to build our services offering, we expect margins associated with services revenue to improve as certain fixed costs of services are leveraged to produce more services revenue. Working capital significantly improved in the 2nd quarter of 2004 because of the closing of our $3.3 million Private Placement.

        The following discussion and analysis provides information that we believe is relevant for an assessment and understanding of our consolidated financial condition and results of operations. The discussion should be read in conjunction with our consolidated financial statements and related notes and the other financial information included elsewhere in this Prospectus.

Spin-Off of Primal

        We were spun-off as a separate public company by Avery Communications, Inc. ("Avery") in February 2001. On February 13, 2001 and in connection with the Primal Solutions, Inc. Preliminary Distribution Agreement (the "Distribution Agreement"), dated July 31, 2000, by and among Avery, us, and other parties listed therein, Avery distributed approximately 13.2 million shares of our common stock to Avery's security holders (the "Distribution"). As part of the Distribution:

  •
  Each common shareholder of Avery on February 12, 2001, received one share of our common stock for each share of Avery's common stock held on that date.

  •
  Owners of shares of Avery's Series A, B, C, D, and E convertible preferred stock received our common stock, in the amount of the preferred stock's common stock equivalent for each share of Avery preferred stock held on the payment date of the Distribution.

  •
  Avery redeemed 7,126,894 shares of its Series G preferred stock from Messrs. John Faltys, Joseph R. Simrell, David Haynes, Mark J Nielsen, Arun Anand, Murari Cholappadi, Sanjay Gupta (collectively the "Old Primal Stockholders") in consideration of the issuance of 6,207,026 shares of our common stock, each dated February 9, 2001.

  •
  We issued 250,000 shares of our common stock to a former executive officer of Avery.

Selected Financial Information Line Item Explanations

        Our revenues are primarily derived from the sale of software licenses and related services to communications and Internet carriers.

        System revenues consist of software license fees charged to our customers for their use of our software. Software license fees include one time and recurring license charges, and license upgrade charges for our communications software products. Software license fees are volume sensitive and generally are based on the number of subscribers, call records, or number of events.

        Service revenues are generated by providing services relating to our software products. These services include maintenance fees, installation services, training, application management and hosting services and custom software development.

        Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon delivery of the related product if the requirements of SOP 97-2 are met. If the requirements of SOP 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element, are not met at the date of delivery, revenue recognition is deferred until such items are known or resolved. Revenue from post-signing customer support is deferred and recognized ratably over the term of the contract. Revenues from services are recognized as the services are performed under the agreements.

        We believe that future license revenues will be generated from three sources: license fees from new customers; license fees for new products to existing customers; and growth in the subscriber base and call record or events volume, which may lead to increased revenue from these volume-based licenses.

        System cost of revenues includes hardware costs and software license fees paid to third-parties under equipment resale and technology license arrangements.

        Service cost of revenues includes all costs associated with the customer service organization, including staffing expenses, travel, communications costs, and other support costs related with installing, training, providing help desk services, providing application management and hosting services and customization for our communications software products.

        Operating expenses are comprised of sales and marketing costs, research and development, and general and administrative costs.

        Sales and marketing costs include salaries and benefits, commissions, trade shows, advertising and promotional and presentation materials.

        Research and development costs consist of salaries and benefits and other support costs.

        General and administrative costs consist of general management and support personnel salaries and benefits, information systems costs, facilities costs, legal and accounting fees, travel and entertainment costs and other support costs.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002

Statement of Operations Data (in thousands)

	Year Ended December 31,		Change
	2003	2002	$	%
REVENUES:
System revenue	$2,549	$2,141	408	19%
Service revenue	3,968	3,987	(19)	(0)%

Total revenues	6,517	6,128	389	6%
COST OF REVENUES:
System revenue	244	20	224	1120%
Service revenue	2,692	1,928	764	40%

Total cost of revenues	2,936	1,948	988	51%

GROSS MARGIN	3,581	4,180	(599)	(14)%
OPERATING EXPENSES:
Research and development	994	1,487	(493)	(33)%
Sales and marketing	1,050	1,126	(76)	(7)%
General and administrative	1,608	1,860	(252)	(14)%

Total operating expenses	3,652	4,473	821	(18)%

LOSS FROM OPERATIONS	(71)	(293)	222	76%
INTEREST AND OTHER EXPENSE, NET	(205)	(168)	(37)	(22)%

LOSS BEFORE INCOME TAXES	(276)	(461)	185	40%
INCOME TAX PROVISION	2	2	—	—

NET LOSS	$(278)	$(463)	185	40%

Supplemental data:
Depreciation and Amortization	$374	$462	(88)	(19)%

Overview

        During 2003, the deployment of software and services to two new customers resulted in $942,000 of revenue. We shifted to a solutions-based approach from a product software sales approach to serve our customers better. In other words, we focus on solving our customers' OSS problems with a solution that provides the services needed with the product that best fits their business needs as opposed to simply selling or licensing a software product. We also expanded our license and services pricing models to include a subscription-based recurring payment model based on the customer's subscribers and/or transaction volumes. We expect to emphasize the use of this alternative pricing model for new customers. As part of this approach, we introduced our new application management and hosting services where we manage our applications for the customer allowing them to concentrate on their core business. Revenue from our new products and services increased during 2003, while revenue from our legacy billing product declined during 2003. We believe this trend will continue as (i) we add new customers using our new products and services, (ii) existing customers under subscription-based recurring revenue contracts increase the number of subscribers and transaction volumes associated with our new products and services, and (iii) existing customers using our legacy billing product migrate to our new billing product and license or purchase new products and services from us. During 2003, we experienced a decrease in gross margin as we incurred significant costs assisting our largest customer in its migration to our new billing software platform, and incurred start-up costs in launching our new application management services business.

        We are seeing signs of improvement in the markets for our solutions, in particular the Cable MSO and Rural Broadband CSP markets, but the growth in overall capital expenditure by the communications industry remains soft. Because our sales are primarily to the CSPs, our ability to generate revenue also depends on market and economic conditions affecting those CSPs and on general economic conditions.

Total Revenue

        Total revenue increased to $6.5 million in 2003 from $6.1 million in 2002 primarily due to license, professional services and customization revenues from the deployment of Connect IXC, Connect CCB and Access IM to new customers under multi-year contracts, which increase was offset by a decrease in revenue from existing legacy customers, those using our CRM billing software. Revenue from new customers increased to $942,000 in 2003 as compared to $62,000 in 2002 while revenue from existing customers decreased to $5.6 million in 2003 as compared to $6.1 million in 2002.

        During 2003, we shifted our software licensing model for new customers away from an up-front, one-time license fee and emphasized a subscription based recurring license model where the customer pays a monthly fee based on the number of subscribers and/or transaction volumes associated with our products.

        In addition, we deployed our offering of monthly application management and hosting services to customers whereby we manage the applications for the customers so they can focus on their core business. Under this subscription-based recurring payment pricing model, revenue from customers is expected to grow as their subscribers and/or transaction volumes grow and thus, revenue from these customers is expected to be low in the early part of the contracts and potentially higher in later years. Revenue from sales to new customers, where we provided license and services under our new subscription-based recurring payment pricing model was $420,000 during 2003, with no comparable amount during 2002. We believe that our shift in emphasizing our alternative licensing and service model may have a greater impact on our revenues in 2004 as our customers potentially increase their subscribers and transaction volumes from deploying our products and services into their markets. Our largest customer, who has been a user of our legacy billing system is migrating to our new billing system and we expect this migration to be completed during 2004.

        System revenue increased to $2.5 million in 2003 from $2.1 million in 2002 primarily due to the increase in revenue from licensing and third-party software sales to new and existing customers. In 2003, we recognized $150,000 of revenue on licenses of Connect CCB and Connect IXC sold to a new municipal utility customer, while there was none in the comparable period in 2002. In addition, we sold

$283,000 in third-party software licenses to new and existing customer in 2003 as compared to $22,000 in 2002 primarily attributed to the partial migration of our largest customer to our new billing software, Connect CCB, from our old legacy billing system. As we sell or license more solutions to our target customers, we expect to see an increase in license revenue, but not necessarily a proportionate increase in third-party software sales.

        Service revenue remained consistent with the prior year due to an increase in revenue from new customers of $660,000 in 2003, which increase was offset by a decrease in revenue from existing customers of $680,000 in 2003. These fluctuations are due to the addition of new customers in 2003 and the restructuring of contract renewals with existing customers, decrease in customization revenue from existing customers, and a reduction in maintenance revenue. The decrease in service revenue from existing customers was primarily a result of the restructuring of an existing customer agreement in December 2002.

        We anticipate that services revenue will increase in future periods as new customers request changes to our products to fit their unique business requirements such as certain custom interfaces and custom functionality based on the individual customer needs, and as new customers deploy our products under an applications management and hosting model.

        Service revenue is primarily due to maintenance revenue, delivery of recurring professional services associated with our existing customer base, applications management and hosting services, and the delivery of professional services associated with new customer contracts. In general, service revenue can fluctuate with the volume of new customer sales, as well as the renewal or non-renewal of maintenance contracts or application management and hosting contracts on an annual basis. In addition, the services we provide to a customer can vary depending on the solution which has been licensed, the complexity of the customer's information technology environment, the resources directed by the customers to their implementation projects, and the extent to which consulting organizations provide services directly to customers.

        In the year ended December 31, 2003, the Company had one customer that accounted for greater than 10% of the Company's total revenues in the amount of $4.5 million. In the year ended December 31, 2002, the Company had two customers that accounted for greater than 10% of the Company's total revenues in the amounts of $4.6 million and $713,000, respectively.

Cost of Revenues

        Total cost of revenues increased to 45% of total revenues in 2003 as compared to 32% in 2002 primarily due to the partial migration of our largest customer to our new billing system from our legacy billing system in 2003, which resulted in non-recoverable one-time costs for us. Also contributing to the increase were start-up costs associated with launching our application management business during 2003 for our initial customers. Primal believes that a substantial portion of the start-up costs associated with our applications management business were one-time costs and that margins associated with this service should improve in future periods.

        The cost of system revenue increased in 2003 as compared to 2002 primarily due to the cost of third-party software associated with the sale of low-margin third-party software to new and existing customers during 2003. Cost of system revenue consists primarily of computer hardware resale and license fees paid to third parties under technology license arrangements.

        Cost of service revenue, which consists primarily of the costs of applications management and hosting activities, consulting, training programs, implementation support, and customer service and support, increased to 67% of service revenue in 2003 as compared to 48% of service revenue in 2002 primarily because we sold more professional services for customers-related activities during 2003, which resulted in more technical staff resources being used for customer services and customization.

Additionally, we incurred one-time cost over-runs in assisting our largest customer in its migration from our legacy billing system to our new billing system and one-time start-up costs associated with launching of our application management business during 2003.

        During 2002 and 2003, the cost of service revenue was calculated using an allocation of costs associated with operational staff and technical staff based on time spent on customer-related activities and research and development activities. As a result, cost of service revenue generally fluctuated each quarter with the volume of customer-related activities, including installations and related consulting, training or other professional services rendered to new customers, and customer service and support activities rendered to existing customers. As discussed below, during 2004, we anticipate changing the structure of our technical staff.

Research and Development

        Our research and development efforts are focused on developing new products to meet the growing needs of our customers and on improving existing products by incorporating new features and technologies. We believe that the timely development of new products and enhancements is essential to maintaining our competitive position in the marketplace. In our research and development effort we work closely with our customers, end-users and leading technology partners, in tailoring new features which are subsequently incorporated into future versions of products available to all customers.

        Research and development expenses consist primarily of personnel, and related costs associated with our product development efforts. During 2002 and 2003, research and development expenses were calculated using an allocation of costs associated with operational staff and technical staff based on time spent on customer-related activities and research and development activities. As a result, research and development expenses generally fluctuated based on the need for technical staff to support customer-related activities. Research and development expenses decreased primarily due to a decrease in the average number of full-time employees performing research and development activities in the current year due to technical staff performing installation and professional services for new customers as compared to the same period last year. Research and development expenses decreased to 15% of total revenues for 2003 as compared to 24% of total revenues for 2002 primarily to the increased portion of the technical staff assigned to revenue related projects and thus included in cost of services. During the first quarter of 2004, we changed the structure of our technical staff. Historically, our technical staff had been structured as a single group of professionals that were responsible for product development and deployment of professional services. Furthermore, the product development staff was assigned to product teams. As we move forward, our technical staff will be separated into two separate groups, product development and professional services, specializing in the development of new software products and the deployment of professional services to customers, respectively. We believe that the two separate groups will better achieve our business objectives for product development and service revenue generation, because our resources will be better aligned to these purposes.

        As we continue to enhance our products and develop new products to fit the needs of our target markets, we expect research and development expenses to remain stable or potentially increase.

Sales and Marketing

        Sales and marketing expenses primarily consist of employee salaries, benefits and commissions, and the cost of trade shows, seminars, promotional materials and other sales and marketing programs. Sales and marketing expenses in 2003 remained relatively consistent with the prior year. We incurred slightly higher sales travel and marketing expenses which were offset by a reduction of sales and marketing employees as compared to the same period last year. In future periods, we anticipate that sales and marketing personnel and expenses may increase as we invest in sales and marketing efforts to grow our business with some of the proceeds from our Private Placement that closed in June 2004.

General and Administrative

        General and administrative expenses consist primarily of employee salaries and related expenses for executive, finance, human resources, and administrative personnel and other general administrative overhead. General and administrative expenses decreased primarily due to a decrease in administration staff and other operating costs, including operating lease costs, facilities costs and depreciation. In future periods, general and administrative expenses may increase, due to increased staff, facilities and other operating costs as we may increase the size of our operations to support growth in our business.

        Depreciation and amortization expense included in the results of operations decreased to $374,000 for the year ended December 31, 2003, as compared to $462,000 for the year ended December 31, 2002, as certain assets acquired in 1999 became fully depreciated during 2003.

Interest and Other Expense, Net

        Interest and other expense generally consists of interest income, interest expense and gain or loss on the sale of assets. It increased from the prior year period primarily due to an increase in loss on sale of assets to $51,000 as compared to $9,500 in prior year as we disposed of obsolete computer equipment not in service.

Income Tax Provision

        The income tax provision for the years ended December 31, 2003 and 2002 consisted of the minimum state taxes due to the operating loss for the year.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 2004 AND 2003

Statement of Operations Data (in thousands)

	For the three months ended March 31,		Change
	2004	2003	$	%
	(Unaudited)
REVENUES:
System revenue	$523	$564	(41)	(7)%
Service revenue	1,224	907	317	35%

Total revenues	1,747	1,471	276	19%
COST OF REVENUES:
System revenue	18	9	9	100%
Service revenue	881	674	207	31%

Total cost of revenues	899	683	216	32%

GROSS MARGIN	848	788	60	8%
OPERATING EXPENSES:
Research and development	302	185	117	63%
Sales and marketing	383	211	172	82%
General and administrative	398	476	(78)	(16)%

Total operating expenses	1,083	872	211	24%

LOSS FROM OPERATIONS	(235)	(84)	(151)	(180)%
INTEREST AND OTHER EXPENSE, NET	(37)	(40)	(3)	(8)%

LOSS BEFORE INCOME TAXES	(272)	(124)	(148)	(119)%
INCOME TAX PROVISION	—	2	2	100%

NET LOSS	$(272)	$(126)	(146)	(116)%

Supplemental data:
Depreciation and Amortization	$63	$108	(45)	(42)%

Overview

        During the first quarter of 2004, revenues increased by $276,000, or 19%, to $1.7 million as compared to $1.5 million for the same period in the prior year. Despite our increase in revenue, we recorded a net loss and our gross margin declined, when compared to the same period in the prior year, primarily due to increased expenses associated with investments we made in expanding our sales and marketing efforts and our services group, respectively. Operating expenses increased by $211,000, primarily due to the increase in sales staff and marketing expenses, to $1.1 million for the three months ended March 31, 2004 as compared to $872,000 for the same period in prior year.

Revenues

        Total revenues increased to $1.7 million for the three months ended March 31, 2004, from $1.5 million for the three months ended March 31, 2003, primarily due to an increase in revenues from application management and hosting services and other new professional services. Revenue from these services was $244,000 in the first quarter of 2004.

        Service revenue increased to $1.2 million, or 70% of total revenues, for the three months ended March 31, 2004, from $907,000 or 62% of revenues, for the same period last year. The increase was primarily due to an increase in application management and hosting services revenue and other new services. Revenue from these services was $244,000 in the first quarter of 2004, an increase of $218,000 over the same period in the prior year. In the first quarter of 2004, we provided assistance to our customers in rolling out new products and services to their target markets and giving them the tools to monitor progress and growth. In addition, we increased revenue from our application management and hosting services in the first quarter of 2004 over the same period in prior year. We anticipate that services revenue will increase in future periods as we continue to build our services offering, increase the market awareness of the value of these new services and provide the services to our existing and new customers.

        System revenue decreased by $41,000 to $523,000, or 30% of total revenues, for the three months ended March 31, 2004, from $564,000, or 38% of total revenues, for the same period last year, primarily due to a decline in license revenue associated with our legacy billing business. The impact on revenues from our increased use of alternative licensing and service pricing models is expected to have a greater impact on our revenues in the remainder of 2004, as we anticipate that our customers will increase their subscriber bases and transaction volumes from deploying our products and services into their markets. In 2003, we increased our efforts to offer a subscription-based recurring payment pricing model for our software license and services where the customer pays a monthly fee based on the number of subscribers and/or transaction volumes associated with our products. Under this subscription-based model, revenue from customers is expected to grow as their subscribers and/or transaction volumes grow and thus, licensing revenue from these customers is expected to be low in the early part of the contracts and potentially higher in later periods.

        Service revenue is primarily due to applications management and hosting services, maintenance revenue, delivery of recurring professional services associated with our existing customer base and the delivery of professional services associated with new customer contracts. In general, service revenue can fluctuate with the volume of new customer sales, as well as the renewal or non-renewal of maintenance contracts or application management and hosting contracts on an annual basis. In addition, the services we provide to a customer can vary depending on the solution which has been licensed, the complexity of the customer's information technology environment, the resources directed by the customers to their implementation projects, and the extent to which consulting organizations provide services directly to customers.

        In the three months ended March 31, 2004, we had one customer that accounted for greater than 10% of our total revenues in the amount of $1.1 million. In the same period last year, we had two customers that accounted for greater than 10% of our total revenues in the amount of $1.1 million and $154,000, respectively.

Cost of Revenues

        Total cost of revenues increased to 51% of total revenues, for the three months ended March 31, 2004, from 46% of total revenues, for the same period last year, primarily due to an increase in cost of service revenue.

        Cost of service revenue increased in the first quarter of 2004 as compared to the same period in the prior year primarily because of a higher level of professional services activity. In addition, certain investments we made in the services group in 2003 have not been fully leveraged and thus we have additional costs that impacted our services revenue margin. As we continue to grow our services group, we expect to better leverage these investments and improve our margins in the later part of 2004. Cost of service revenue includes the costs providing professional services including installation, training, maintenance, applications management and hosting services, customization, deployment and other professional services.

        The cost of system revenue increased to 3% of system revenue for the three months ended March 31, 2004, as compared to 2% in the same period last year. The increase is primarily due to an increase in hardware and third-party software used during system installations for customers. Cost of system revenue consists primarily of computer hardware resale and license fees paid to third parties under technology license arrangements.

Research and Development

        Research and development expenses consist primarily of personnel, and related costs associated with our product development efforts. Research and development expenses increased to 17% of total revenues for the three months ended March 31, 2004 as compared to 13% of total revenues for the same period last year primarily due to the separation of product development and professional services groups resulting in an increase in the average number of full-time equivalent employees performing product development activities in the three months ended March 31, 2004 as compared in the same period last year. We believe that the two separate groups will better achieve our business objectives for product development and service revenue generation, because our resources will be better aligned to these purposes.

        Our research and development efforts are focused on developing new products to meet the growing needs of our customers and on improving existing products by incorporating new features and technologies. We believe that the timely development of new products and enhancements is essential to maintaining our competitive position in the marketplace. In our research and development effort we work closely with our customers, end-users and leading technology partners, in tailoring new features which are subsequently incorporated into future versions of products available to all customers.

Sales and Marketing

        The increase in sales and marketing expenses was due to the addition of sales staff to improve our direct sales capabilities and the increase in marketing activities to improve our marketing awareness. In the first quarter of 2004, we hired a senior vice president of sales and business development and other direct sales staff. In addition, we have expanded our marketing efforts including attending several trade shows. The increase in staff and sales and marketing activities resulted in an increase in expenses of $172,000 as compared to same period in prior year. We expect to continue to expand our sales and marketing efforts in future periods. Sales and marketing expenses consist primarily of employee salaries, benefits and commissions, and the cost of trade shows, seminars, promotional materials and other sales and marketing programs.

General and Administrative

        The 16% decrease in general and administrative expenses in the three months ended March 31, 2004 as compared to the same period last year was primarily due to a decrease in administrative staff. General and administrative expenses consist primarily of employee salaries and related expenses for executive, finance, human resources and administrative personnel and other general administrative overhead.

        Depreciation and amortization expense included in the results of operations decreased to $63,000 for the quarter ended March 31, 2004, as compared to $108,000 for the quarter ended March 31, 2003, as certain assets acquired in 1999 became fully depreciated in 2003.

Interest and Other Expense, Net

        Interest and other expense generally consists of interest income, interest expense and gain or loss of the sale of assets, and remained the same over the prior year quarter.

Balance Sheet Data (in thousands)

			Change
	March 31, 2004	December 31, 2003
			$	%
	(Unaudited)
Cash and cash equivalents	$425	$1,249	(824)	(66)%
Accounts receivable	1,079	640	439	69%

Cash, cash equivalents and accounts receivable	1,504	1,889	(385)	(20)%
Current Assets	1,763	2,078	(315)	(15)%
Accounts payable and accrued expenses	1,000	912	88	10%
Current portion notes payable	412	303	109	36%
Deferred revenue	889	1,002	(113)	(11)%

Current Liabilities	2,301	2,217	84	4%
Working Capital Surplus (Deficit)	(538)	(139)	(399)	(287)%
Long term notes payable	1,468	1,622	(154)	(9)%

Liquidity and Capital Resources

Overview

        As discussed elsewhere in this Prospectus, we recently closed a Private Placement of our securities resulting in gross proceeds of approximately $3.3 million.

        During the three months ended March 31, 2004, as compared to December 31, 2003, working capital decreased by $399,000, primarily due to a decrease in cash associated with the net loss for the period as we continue to make investments in sales and marketing to increase our sales efforts and market awareness. With the proceeds from our Private Placement that closed in June 2004, working capital improved.

        In March 2004, we restructured our note payable to Corsair Communications, Inc. ("Corsair"). The maturity of the note was extended from December 2004 to December 2006. We will continue to make monthly principal and interest payments of $25,000 through December 2004; but, beginning in January 2005 and continuing for 24 months until maturity, we will make fully-amortized monthly payments of principal and interest of approximately $60,000 to payoff the note completely with no balloon payment at maturity. Restructuring the note payable to Corsair relieved us from making a $1.4 million balloon payment at the end of 2004. As a result of the closing of our Private Placement, we made an additional principal payment of $250,000 on the note payable to Corsair during the second quarter of 2004. At March 31, 2004, the balance of the note was $1.5 million.

Cash and Accounts Receivable

        Our cash balance decreased by $824,000 or 66% at March 31, 2004 as compared to December 31, 2003, and our accounts receivable balance increased by $439,000 or 69%. The timing of significant invoices to and collections from customers at the end or beginning of the periods and our quarterly net loss caused the balance of cash and accounts receivable to fluctuate inversely from December 31, 2003 to March 31, 2004.

Working Capital

        Our working capital decreased primarily due to the decrease in cash associated with the net loss for the period as we continue make investments in sales and marketing to increase our sales efforts and market awareness.

Cash Flows

        Net cash used in operating activities decreased to ($745,000) for the three months ended March 31, 2004, as compared to ($393,000) for the same period last year, primarily due to the net loss for the period due to increased expenses associated with the investments we made in expanding our sales and marketing efforts.

        Net cash used in investing activities increased to ($31,000) for the three months ended March 31, 2004, as compared to ($3,000) for the same period last year, due to an increase in purchases of property and equipment.

        Net cash used in financing activities increased to ($48,000) for the three months ended March 31, 2004, as compared to cash provided by financing activities of $53,000 for the same period last year, primarily as we drew down on our line of credit last year and did not in 2004. The balance of the line of credit was $100,000 at March 31, 2004.

        Historically, our sources of liquidity have primarily been cash from operations and, to a lesser extent, debt financing in 2002 and 2003. In 2004, we expect our sources of liquidity will include cash from operations and investment proceeds from our Private Placement.

        We believe that existing cash balances, combined with cash generated from future operations and proceeds from the recently closed Private Placement, will be sufficient to support our working capital requirements through the next twelve months. We may seek to raise additional funds from various sources including the issuance of debt, equity or equity-related securities. We cannot, however, be certain that additional financing will be available to us on acceptable terms when required, or at all.

        The following table includes all the contractual obligations, including principal and interest payments, as of December 31, 2003:

	Payments Due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt	$2,248,000	$422,000	$1,489,000	$337,000	$—
Operating Lease Obligations	1,382,000	396,000	841,000	145,000	—

	$3,630,000	$818,000	$2,330,000	$482,000	$—

        There were no commercial commitments outstanding as of December 31, 2003.

Subsequent and Other Events

Private Placement

        On June 15, 2004, we closed the Private Placement of the Shares and the Warrants to the Institutional Investors and the Accredited Investors. We sold a total of 14,284,782 Shares and Warrants to purchase a total of 7,142,391 shares of our common stock in the Private Placement. Investors received a Warrant to purchase one share of common stock for each two Shares purchased. The effective price in the Private Placement was $0.23 for each unit. The Warrants are exercisable in cash, representing a potential $2.0 million in additional proceeds, bringing the total gross proceeds of this offering to approximately $5.3 million upon full exercise of the Warrants. There can be no assurance that any or all of the Warrants will be exercised.

        Pursuant to the Purchase Agreement, we issued an aggregate of 13,043,478 Shares at a price of $0.23 per share to the Institutional Investors and received gross proceeds of $3.0 million in cash from the Institutional Investors. We also issued Warrants to the Institutional Investors to purchase an aggregate of 6,521,739 shares of our common stock at an exercise price of $0.28 per share for a five-year period. Additionally, we and the Institutional Investors entered into a Registration Rights Agreement, whereby, among other things, we agreed to file this "resale" registration statement with the SEC, covering the Shares and Warrants Shares in connection with the Private Placement, no later than July 30, 2004, which securities are part of the subject matter of this Prospectus. A form of the Purchase Agreement, the Registration Rights Agreement, and Warrant Agreement are filed herewith as Exhibits 10.20, 10.21, and 10.22, respectively (collectively, the "Institutional Investor Agreements"), to the Registration Statement of which this Prospectus forms a part.

        As a condition precedent to closing the Private Placement with the Institutional Investors under the Institutional Investor Agreements, we were required to have received gross proceeds from the sale of our common stock and warrants of not less than $250,000 from accredited investors on terms no more favorable than those offered to the Institutional Investors. The Institutional Investors also required that the accredited investors be comprised of at least, but not limited to, each member of our Board of Directors, our Chief Executive Officer, and our Chief Financial Officer. Accordingly, the Management Accredited Investors contributed gross proceeds of $125,500 in cash to purchase an aggregate of 545,653 Shares at a price of $0.23 per share and Warrants to purchase an aggregate of 272,827 shares of our common stock exercisable at $0.28 per share for five years. Additionally, the Non-Management Accredited Investors contributed gross proceeds of $160,000 in cash to purchase an aggregate of 695,651 Shares at a price of $0.23 per share and Warrants to purchase an aggregate of 347,827 shares of our common stock exercisable at $0.28 per share for five years.

        In connection therewith, the Non-Management Accredited Investors entered into the Institutional Investor Agreements. We and each of the Management Accredited Investors executed a Purchase Agreement and a Registration Rights Agreement, and we issued Warrants to them on terms no more favorable than as offered to the Institutional Investors. Additionally, each of the Management Accredited Investors was required by the Institutional Investors to execute a Lock-Up Agreement providing for certain restrictions on the transfer of shares of our common stock owned by such person as set forth in the Lock-Up Agreement. A Form of the Purchase Agreement, the Registration Rights Agreement, Warrant Agreement, and Lock-Up Agreement entered into with the Management Accredited Investors are filed herewith as Exhibits 10.23, 10.24, 10.25, and 10.26 respectively, to the Registration Statement of which this Prospectus forms a part.

Registration Rights Agreements

        Under the terms of the Private Placement, we granted the Institutional Investors and the Non-Management Accredited Investors the following registration rights as to their Shares, including Warrant Shares issuable upon the exercise of the Warrants:

  •
  We will file a registration statement on Form SB-2 under the Securities Act of 1933, as amended (the "Securities Act") to enable shares to be resold thereunder not later than July 30, 2004. If such registration statement were not filed with the SEC on or before such date, we will pay liquidated damages to each investor in an amount equal to 1.5% of the aggregate amount invested by such investor for each 30-day period, or pro rata for any portion thereof, that the registration statement was not filed ("Liquidated Damages").

  •
  Upon demand by any investor and upon any change in the exercise price of the Warrants such that additional shares of common stock become issuable upon the exercise of the Warrants ("Additional Shares"), we will file a registration statement on Form SB-2 covering the resale of the Additional Shares. If we do not file such registration statement within five days of an investor's demand, we will pay Liquidated Damages to each investor.

  •
  Within ten days of the Company becoming eligible to use a registration statement on Form S-3 for the Shares, Warrant Shares, and the Additional Shares, we will file a registration statement on Form S-3. If such registration statement is not filed with the SEC on or before such time, we will pay Liquidated Damages to each such investor.

        If this registration statement is not declared effective by the SEC by September 13, 2004 (October 13, 2004 if the SEC reviews the registration statement) or if any other required registration statement covering Additional Shares is not declared effective by the SEC within 90 days of the time it is required to have been filed pursuant to the Registration Rights Agreement (120 days if the SEC reviews the registration statement), we will pay Liquidated Damages to each such investor. Further, we will use commercially reasonable efforts to cause the registration statement(s) to remain effective until the earlier of (i) the date on which all registrable securities covered by such registration statement have been sold, and (ii) the date on which all registrable securities covered by such registration statement may be sold pursuant to Rule 144(k).

        Further, we will use reasonable efforts to register or qualify or cooperate with such investors in connection with the registration or qualification of their common stock in any public offering under the blue sky laws of the following states: New York, New Jersey, Connecticut, Massachusetts, Pennsylvania, Texas, California, and Nevada.

        All expenses of filing and causing each such registration statement to become and remain effective shall be borne by us.

        We granted the Management Accredited Investors registration rights that are no more favorable than the terms described above.

Warrants

        We issued to the Institutional Investors and the Non-Management Accredited Investors Warrants that may be exercised at a price of $0.28 per share, subject to certain ant-dilutive adjustments. The Warrants expire on June 15, 2009. The Warrants may be called by the Company at the price of $0.01 per Warrant Share if the closing bid price as reported by Bloomberg equal or exceeds $0.56 per share (subject to adjustment) for 30 consecutive trading days commencing after June 15, 2006 and after the registration statement has been declared effective by the SEC.

        Warrant holders do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the Warrants. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the Warrants.

        The Warrants issued to the Management Accredited Investors contain terms that no more favorable than those described above.

Lock-up Agreements

        Pursuant to the terms of the Lock-Up Agreement, each of the Management Accredited Investors have agreed that they will not sell any shares of our common stock, any options or warrants to acquire our common stock, or any securities convertible into our common stock, whether now owned or hereafter acquired, before the earliest of:

  •
  December 15, 2005 (18 months from the closing of the Private Placement);

  •
  the end of a period of twenty consecutive trading days, which period commences December 15, 2004 (the six-month anniversary of the closing), for which the closing bid price of a share of our common stock as reported on Bloomberg equals or exceeds $0.60;

  •
  the date on which the Institutional Investors no longer beneficially own in the aggregate at least 50% of the number of shares of our common stock (including shares underlying the Warrants) issued to the Institutional Investors pursuant to the Private Placement;

  •
  the completion by us of an underwritten public offering of shares of our common stock for our account;

  •
  a "Change in Control" as defined in the Lock-Up Agreement; or

  •
  the termination of such respective selling stockholder's employment with the Company other than for cause (as such term is defined below) (the earliest of such dates, the "Restricted Period").

        Notwithstanding the foregoing, subject to applicable law and any policies or procedures regarding the sale of stock by affiliates of the Company, during the Restricted Period, Messers. Joseph Simrell, John Faltys, and David Haynes each may sell his shares for aggregate gross proceeds not to exceed $100,000 if such selling stockholder first gives the Institutional Investors at least five business days' prior written notice of any proposed sale and shall sell such shares to the Institutional Investors at such prevailing market prices if the Institutional Investors so elects.

Largest Customer Announces Intention to Merge

        In March 2004, our largest customer announced its intention to merge its business with another wireless telecommunications company. As of the date of this Prospectus, this customer's contemplated merger has not closed or had any material adverse effect on its business relationship with us. Based upon conversations with our customer, we do not currently anticipate that its contemplated merger will have an immediate, material adverse effect on its business relationship with us. However, if there is a material adverse change in this customer's business relationship with us, or if this customer materially and adversely changes its business relationship with us from our current relationship and the position that we believe it has communicated to us most recently, our business, operating results, and financial condition could be materially and adversely affected. Our license and services agreement with this customer expires in December 2005 according to its terms, and the accounts receivable balance for this customer at March 31, 2004 was $723,000, of which $374,000 was collected subsequent to March 31, 2004.

Critical Accounting Estimates

        We prepare our consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. As such, we are required to make certain estimates, judgments and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

        Revenue Recognition—Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of the American Institute of Certified Public Accountants Statement of Position 97-2, Software Revenue Recognition, as amended ("SOP 97-2"), are met. If the requirements of SOP 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element, are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenue from post-contract customer support is deferred and recognized ratably over the term of the contract. Revenues from services are recognized as the services are performed under the agreements. Certain licensing and services arrangements with our customers are billed monthly and the associated revenue is recognized monthly.

        Accounts Receivable—We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current creditworthiness, as determined by our review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon our historical experience and any specific customer collection issues that we have identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that we have in the past. Since our accounts receivable are concentrated in a relatively few number of customers, a significant change in the liquidity or financial position of any one of these customers could have a material adverse impact on the collectibility of our accounts receivables and our future operating results. See Risk Factor "Our revenues are generated from a limited number of customers; our customer base is concentrated; and the loss of one or more of our customers could cause our business to suffer."

        Accounting for the Impairment or Disposal of Long-Lived Assets—We account for the impairment and disposition of long-lived assets in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 144, long-lived assets to be held are reviewed for events or changes in circumstances that indicate that their carrying value may not be recoverable. This statement addresses financial accounting and reporting for the impairment of long-lived assets and for the disposal of long-lived assets. SFAS No. 144 superseded SFAS No. 121 and became effective January 1, 2002. We evaluate the carrying value of intangible assets for impairment of value based on undiscounted future cash flows, which are subject to change. We cannot guarantee that there will not be impairment in the future. Any future impairment charge would negatively affect our results of operations.

        Change in Accounting for Goodwill and Other Intangible Assets—On January 1, 2002 we adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized. It also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value, and, required the transitional testing of goodwill for impairment under the new standard by June 30, 2002. We have completed a review of each of our reporting units, Systems and Services, and have concluded that the fair value of each reporting unit exceeds its carrying value, indicating no goodwill impairment was present as of January 1, 2002, September 30, 2002 and 2003. We believe no events or circumstances have changed subsequent to September 30, 2003 that would require us to re-evaluate the fair value of our goodwill. We will continue to complete an annual testing of goodwill for impairment on September 30th of each year. Such fair value measurements involve significant estimates and assumptions, including the future cash flows, comparable market multiples and discount rates. Changes in such estimates and assumptions could significantly affect the fair value and potential impairment.

Recently Adopted Accounting Principles

        On January 1, 2003, we adopted Statement of Financial Accounting Standards ("SFAS") No. 143, Accounting for Asset Retirement Obligations,which addresses financial and reporting for obligations associated with the retirement of long-lived assets and related asset retirement costs. SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The adoption of SFAS No. 143 did not have a material impact on our consolidated financial statements.

        On January 1, 2003, we adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force ("EITF") Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost, as defined in EITF Issue 94-3, was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The adoption of SFAS No. 146 for exit or disposal activities did not have a material impact on our consolidated financial statements.

        On January 1, 2003, we adopted Financial Accounting Standards Board Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires increased financial statement disclosures by a guarantor about its obligations under certain guarantees it has issued. FIN No. 45 also requires that a guarantor recognize a liability for the fair value of a certain guarantees made after December 31, 2002. We adopted the disclosure provisions of FIN No. 45 at December 31, 2002, with no impact on our financial position or results of operations.

        In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a variable interest entity to be consolidated by us if we are subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. We did not have any variable interest entities as of December 31, 2002 and 2003. The adoption of FIN No. 46 did not have a material impact on our consolidated financial statements.

        In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Issue 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of

Issue 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of Issue 00-21 did not have a material effect on our consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS No. 150"). SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. However, in November 2003, the FASB issued Staff Position No. 150-3, which defers the effective date for certain provisions of the statement. Once required in its entirety, SFAS No. 150 is not expected to have a material impact on our consolidated financial statements.

        In December 2003, the Financial Accounting Standards Board ("FASB") issued a revision to Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 ("FIN 46R"). FIN 46R clarifies the application of ARB No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities ("VIEs"), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

        Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies to the end of the first reporting period ending after March 15, 2004, except that all public companies must, at a minimum, apply the unmodified provisions of the Interpretation to entities that were previously considered "special-purpose entities" in practice and under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. As of December 31, 2003 and 2002, management believes that the Company is not the primary beneficiary of any VIE's.

        We account for employee stock-based compensation under the "intrinsic value" method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), as opposed to the "fair value" method prescribed by Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"). Pursuant to the provisions of APB 25, we generally do not record an expense for the value of stock-based awards granted to employees. If proposals currently under consideration by various accounting standard organizations are adopted, such as the Financial Accounting Standards Board Proposed Statement of Financial Accounting Standard, Share-Based Payment, an amendment of FASB Statements No. 123 and 95, we may be required to treat the value of stock-based awards granted to employees as compensation expense in the future, which could have a material adverse effect on our reported operating results and could negatively affect the price of our common stock. If these proposals are adopted, we could decide to reduce the number of stock-based awards granted to employees in the future, which could adversely impact our ability to attract qualified candidates or retain existing employees without increasing their cash compensation and, therefore, have a material adverse effect on our business, results of operations and financial condition.

DESCRIPTION OF BUSINESS

Business Overview

        We were formed in 1996 as Primal Systems, Inc. During 1999, Primal Systems, Inc. was merged with and into a wholly-owned subsidiary of Avery, ACI Telecommunications Financial Services Corporation, and the surviving company changed its name to Primal Solutions, Inc. In February 2001, Primal Solutions, Inc. was spun-off as a separate public company by Avery.

Industry Background and OSS Evolution

        During 2000 to 2002, the communications industry experienced a world-wide economic downturn caused by several factors including overbuilding of capacity, high debt levels, and price erosion. Capital spending in many segments of the communications market declined as large, established CSPs focused on improving financial results, and as the number of start-up or emerging CSPs declined through market consolidation and lack of sustainable, profitable business models.

        During 2003, the communications industry showed signs of improvement and increased capital spending in certain segments. Specifically, the communications industry demonstrated more willingness to increase spending in regards to OSS relating to next generation IP networks, although CSPs continued to exhibit great caution related to overall spending.

        As the communications industry looks forward, we believe that CSPs are facing some of the most severe challenges in their histories. We believe that competition will force CSPs simultaneously to cut costs and expand the services they offer.

        Historically, large existing CSPs evolved their networks and OSS slowly and systematically over long periods of time. Generally, their networks and OSS were designed and optimized primarily for a single service offering. As CSPs began to evolve the services they offered, often parallel networks and OSS were implemented to facilitate those additional services. In general, services were made available if and when they fit into the OSS and network management models. Because of this approach, the introduction of new services by CSPs traditionally has been slow and expensive. If major new capabilities in the OSS or network were required for these new services, the time to market for the new services could often be measured in years.

        As competition has become more prevalent, CSPs have attempted to add new and distinct services, bundle services in new ways, become more competitive in pricing, provide near real-time customer access to information, and improve customer relationship management. In short, customer needs and desires, instead of technical capabilities, have become a significant driving force in determining what services the CSPs offer. Additionally, pricing and bundling of services have become more points of differentiation among CSPs, and information from the OSS is needed quicker and in different and new formats for different customers.

        CSPs initially reacted to these challenges, in increasingly shorter timeframes, by adding OSS systems that provided incremental functionality, but without true integration of the OSS systems. As additional OSS systems were added, problems, such as data integrity issues across these systems and inflexible system architectures, created challenging OSS system evolution issues, introduced additional costs, and slowed time-to-market for new services as convergent systems were introduced to replace multiple "legacy" systems.

        The traditional architecture of existing OSS billing systems presents a major implementation challenge for a truly convergent OSS. Future OSS architectures that utilize databases, product catalogs, and mediation systems external to the billing system provide substantial OSS implementation benefits and simplify OSS evolution.

        As competition continues to evolve, we believe that CSPs will be required to reduce costs and continue to expand service offerings. This leads to a new set of challenges, such as how can the functionality of the OSS be increased while reducing costs, increasing throughput, and improving operating performance; what can be done to extend the life of existing systems that remain a part of the OSS; can the new OSS infrastructure easily evolve as new services are offered and evolve in their complexity; can the intelligence in the OSS and network be capitalized on to increase revenue and profitability; and what role will service level agreements ("SLA") and quality of service ("QoS") requirements play in usage billing for services? We anticipate that these and other challenges will drive CSPs to attempt to create dynamic mediation environments that enable the transfer of information, in whatever format is required, to whichever systems, processes, customers or trading partners that need the information.

        We believe an effective mediation strategy becomes the foundation for the evolution of the OSS into the next generation multi-service environment. Multi-service mediation acts as the conduit between and the building block for service activation, pre-paid and post-paid accounting, event rating, and integration of detailed usage information into customer relationship management systems.

Our Business Focus

        Primal Solutions, Inc., and its wholly-owned subsidiary Wireless Billing Systems, deliver software and service solutions that allow CSPs to generate revenue from their IP networks. Our communications software products and services enable usage-based billing for IP network services without requiring the CSP to undertake expensive changes or upgrades to existing back office billing and customer care systems. At the heart of our solutions is Access IM, our multi-service mediation platform.

        We have focused our marketing and product strategy around IP networks. We believe that the greatest opportunity for growth in sales of both our products and services will be for CSPs utilizing IP networks for multiple services including voice, data, and video.

Our Primary Markets

        The primary markets that show signs of growth opportunities for our products and services are Cable MSOs; Rural Broadband CSPs, including rural utilities, municipal agencies and real estate developers investing in broadband systems such as FTTH networks; and managed network service providers that provide enhanced voice and data services to business customers on a single IP network. A discussion of each of our key market segments follows:

        Cable MSOs—Cable MSOs traditionally have provided video content (television, movies, and similar content). Competitive challenges are forcing Cable MSOs to add other services, such as voice and data services. Cable MSOs 'bundle' multiple products such as video, high-speed internet access and telephony to increase per customer revenue and to reduce customer turnover known as "churn". We believe that MSOs will continue to add new services and leverage their investments in IP networks. Currently, services that are being deployed by Cable MSOs over IP networks include VOIPs telephony and enhanced high speed services. These services often require a component of usage management for billing and customer care. However, changes to back office systems, including billing and customer care systems, can be very expensive, disruptive and challenging. Our solutions can be deployed for cable MSOs requiring the ability to bill for services based on usage, while integrating with existing back office systems.

        Rural Broadband—Many rural communities in North America lack broadband services and comprehensive communication services which widely available in large metropolitan service areas. The lack of broadband services is seen as a competitive disadvantage for these communities in trying to attract businesses and maintaining quality of life. In many communities, municipalities, electric utilities and planned community developers are planning the deployment of broadband network services (enhanced voice, digital video and ultra high speed Internet) using the latest broadband technologies, like fiber to the home. In addition to high speed internet access and full featured telephony and video services, applications such as online gaming, tele-medicine, remote learning, tele-work, hosted business network services and other solutions that require next generation broadband networks may be enabled on these networks.

        Managing and billing for multiple services can present unique challenges to rural broadband service providers. Customers in these communities prefer to have a single bill from a single trusted service provider. Our solutions enable rural broadband service providers to provide enhanced customer service and a single bill for broadband network services.

        Managed Service Network Providers—Companies of all sizes are pursuing ways to lower operating costs by outsourcing their voice and data services. They may be able to realize substantial savings if they converge their voice and data networks, outsource management of network services and focus on their own core business. Service providers who manage network services for enterprises must collect detailed usage from a variety of multi-service network elements, and manage these complex networks. Managed network service providers face multiple challenges with these new business models. The ability to manage sophisticated data and IP networks for their enterprise customers, manage data integrity and reliability, especially critical usage and billing data, the ability to support new pricing and billing models, and providing SLA and QoS based pricing that dynamically charges according to the quality and the quantity of network services used are examples of some of the challenges being faced. Our solutions enable managed network service providers to manage usage aspects of those networks and to perform usage based billing for those services.

Our Products and Services

        Our products include Access IM—multi-service billing and network mediation; Connect RTR™—multi-service real-time rating; Connect Prepay™—multi-service prepaid billing; and Connect CCB®—integrated customer care and billing.

        Our services include application management and hosting, consulting, training and implementation support, and maintenance and support services relating to our products.

        We license our products and solutions to our customers. License agreements can be based on up-front payment for the right to use products or on a recurring subscription-based payment, such as a monthly payment based on transactions processed or customers managed through our products. In addition to licensing software products to our customers, there is also an opportunity to provide our products in a managed service arrangement where we may host, manage, maintain and support the operating and business support software applications for the CSP. We believe there is a growing interest by CSPs to look to software vendors, such as Primal, for subscription-based licensing arrangements and/or outsourcing services to accelerate the introduction of new services into their markets, decrease operating costs, and increase overall operational efficiency.

        We provide both individual product solutions as well as bundled solutions that are tailored to specific market needs. Connect IXC™ is an example of a bundled solution that integrates mediation, rating, and web portal solutions to allow a CSP to quickly roll-out a new service and generate a usage-based billing record that can in turn be used by the CSP's existing billing system. Our bundled solutions simplify and quicken the rollout of new services by reducing the number of different systems potentially required to generate billing records for the new services and thereby, allowing the CSP to begin generating revenue sooner from these new services.

        Access IM—Multi-service billing and network mediation—Access IM serves as a vital link between a CSP's network and its business support systems such as billing, network management, fraud control and customer service systems. Access IM is designed as a scalable, high-availability software. It can be installed on a single server or multiple servers, depending on the business needs and network design of the CSP. It is a production tested product at CSPs, both large and small, and is in its seventh major release.

        Connect RTR—Multi-service real time rating—Connect RTR enhances network usage data and can assign monetary value to a call, event or session based on a criterion such as distance, duration, time of day and quality of service associated with a customer or user of a network. Connect RTR provides the ability to receive and rate events, such as CDRs, in real-time or in batch mode according to rate plans defined by the user, and can be integrated with existing post-pay or pre-pay billing systems. Connect RTR can be installed as a stand-alone product to allow a CSP to use it with an existing mediation or billing system, or can be integrated with our mediation and billing products.

        Connect Prepay—Multi-service prepaid billing—Connect Prepay allows a subscriber to establish a debit account with a CSP. As the subscriber uses a service, such as placing a voice call, the subscriber's account is charged for services in "real-time" as they are used. Connect Prepay can be deployed as a stand-alone solution for prepaid services such as long distance calling cards and other usage-based services, or can be integrated with existing customer care or billing systems.

        Connect CCB—Integrated multi-service customer care and billing—Connect CCB is our integrated modular customer care and billing software solution for voice, data, and video services. The modules include orders care, payment processing, credit and collections, invoice processing, electronic bill presentment and payment, reporting and flow-through provisioning. This solution provides integrated functionality for CSPs to manage customers and a full range of communications products and services. Connect CCB can be licensed as a stand-alone product, or bundled as an integrated solution with the Access IM mediation and Connect RTR rating products.

Services

        Our services consist of application management and hosting services, consulting services, training programs, implementation services, and providing maintenance and support for customers who purchase or license our software products.

        Our newly introduced application management and hosting services consist of providing the necessary personnel and expertise for the day-to-day management and maintenance of our products. We may manage software products that are physically located at our premises, a third-party co-location facility or at our customers' premises. Application management and hosting services are generally provided under a separate application management agreement between our customers and us. These agreements generally state the services that are included under the application management program and the minimum commitment required for assisting our clients in the upkeep and running of their products.

        Our consulting services consist of business consulting, training and implementation management. Professional consulting consists of business requirements documentation, and analysis of the suitability of software systems for our customers' business.

        Our training programs can be classroom programs or one-on-one training for our customers. Training programs can be provided at our headquarters or at our customer's locations. Our training programs are designed to provide users with the ability to deploy, use and maintain our products.

        Our implementation services consist of program management and technical expertise necessary to integrate our products with our customers' networks. These services sometimes include modification or customization of our software products to suit our customer's business needs.

        Maintenance and support services are generally provided under maintenance agreements that are renewed on an annual basis or in conjunction with monthly license agreements. These agreements entitle our customers to telephone technical support and routine software maintenance upgrades. We provide these services from our headquarters in Irvine, California, and from our offices in Amsterdam, The Netherlands.

Sales and Marketing

        Our sales and marketing efforts are concentrated on CSPs that provide services using IP networks. We primarily use a direct sales approach, in which we understand customers' needs and work with them to define how our products will meet their business needs. We also utilize an indirect sales channel approach, in which we have relationships with leading manufacturers of IP network infrastructure products. Many of our sales efforts are based on providing a joint solution between us and our partners that enables CSPs to introduce enhanced services over IP networks.

        Our direct sales force concentrates its efforts on the North America market. Many of our business partners have international sales forces and sales channels and through these partners, we are extending our sales reach to international markets, particularly in the Asia-Pacific and Latin American regions.

        We derive a majority of our revenues from products delivered or services performed in the United States of America. Products delivered or services performed outside the United States of America represented approximately 16% and 22% of our total revenues in fiscal years 2003 and 2002, respectively. See Note 10 of the Notes to the Consolidated Financial Statements for a summary of our revenue by geographic area. Revenue for a given period typically reflects products delivered or services performed during the period with respect to relatively large financial commitments from a small number of customers.

        Due to the complex nature of our products and services, the duration of a sales cycle can range from 60 days to over a year. A significant amount of that time is consulting with our business partners to present the appropriate solution to our prospects and customers.

Business Relationships and Alliances

        To assist us in developing, marketing, and distributing our product-based solutions effectively, we have established relationships and alliances with current and emerging industry leaders, such as Cisco Systems, Inc. (Cisco), Sylantro Systems Corp., Broadsoft Corporation, Telica and ETI Software, Inc. We believe that these partnerships provide us with a method to extend our product capabilities to meet the needs of our partners and their customers, establish joint marketing relationships to include our products in solutions offered by our partners, and create a "reseller" channel for our products, or jointly provide customer support to end-users. The desired benefit is to enhance marketability of our products and those of our partners through leveraging industry relationships.

Competition

        The market for our products is very competitive. We expect competition to increase in the future. Our principal competitors include mediation system providers, billing and customer care system providers, operation support system providers, system integrators and service bureaus, and the internal information technology departments of larger communications companies, which may elect to develop functionalities similar to those provided by our products in-house rather than buying them from outside suppliers.

        Many of our current and future competitors may have advantages over us, including:

  •
  longer operating histories;

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  larger customer bases;

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  substantially greater financial, technical, sales and marketing resources; and

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  greater name recognition.

        Our current and potential competitors have established, and may continue to establish in the future, cooperative relationships among themselves or with third-parties that would increase their ability to compete with us. In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and offering their products.

Research and Development

        Our research and development organization is responsible for developing new software products, product architecture, core technologies, product testing, quality assurance and ensuring the compatibility of our products with hardware, switch network, and software platforms. In addition, this organization supports some pre-sales and customer support activities. Our research and development organization is divided into teams based around our products. In addition, our product management and professional services staff helps our research and development organization identify potential new product features. For the years ended December 31, 2003 and 2002, our research and development costs were $1.0 million and $1.5 million, respectively.

Intellectual Property

        We rely upon a combination of U.S. patent, copyright, trade secret and trademark law to protect our intellectual property. We currently have two U.S. patents related to its billing and mediation technology. In addition, we have eight U.S. registered trademarks and one U.S. copyright. While we rely on patent, copyright, trade secret and trademark law to protect our technology, we believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to our technology.

        We generally enter into confidentiality or license agreements with our employees, consultants and corporate partners, and generally control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our products or technology or to develop products with the same functionality as our products. Policing unauthorized use of our products is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States of America. In addition, certain of our license agreements require it to place the source code for our products into escrow. Such agreements generally provide that these parties will have a limited, non-exclusive right to use this code if (1) there is a bankruptcy proceeding by or against Primal, (2) we cease to do business without a successor or (3) we discontinue providing maintenance and support.

        Our success and ability to compete are substantially dependent upon its internally developed technology. However, portions of our products incorporate software developed and maintained by third-party software vendors, such as operating systems, tools and database vendors. We may have to rely on third-party software vendors and developers to a larger degree in future products. Although we believe we could find other sources for these products, any significant interruption in the supply of these products could adversely impact our sales unless and until it can secure another source.

Employees

        As of July 15, 2004, the Company had 48 full-time employees, none of whom is represented by a union. We believe that our relationship with our employees is good.

Properties

        We do not own any real estate properties, but lease approximately 13,500 square feet of general and administrative office space in Irvine, California. Our monthly rent payment is approximately $31,000. Our lease expires in April 2007. We also lease an executive suite in Amsterdam, The Netherlands on a monthly basis. Our monthly rent payment for the executive suite is approximately $700. In February 2004, we entered into a lease agreement for an additional 7,000 square feet which includes a data center and general and administrative office space in Irvine, California with a monthly rent payment of approximately $9,000. This new additional lease expires May 2006.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth certain information regarding our executive officers and directors as of July 15, 2004:

Name	Age	Position
Joseph R. Simrell	46	Chairman of the Board, Chief Executive Officer and President
Bob Richardson	39	Executive Vice President of Operations
Todd R. Taylor	39	Chief Financial Officer, Vice President Finance and Administration and Secretary
D. Kurt Dahm	41	Senior Vice President Sales and Business Development
Michael G. Fowler	40	Vice President Product Development
Tim Hoolihan	41	Vice President Product Management and Marketing
David Haynes	39	Director
John Faltys	40	Director
Louis A. Delmonico	64	Director
John E. Rehfeld	63	Director

        Joseph R. Simrell, Chairman of the Board, CEO and President.    Mr. Simrell joined Primal in January 1999 as Chief Financial Officer and Vice President of Finance and Administration. Mr. Simrell was elected as Chief Executive Officer and President as of January 31, 2003 (serving those positions on an interim basis from January 31, 2003 to May 12, 2003, when he became the permanent Chief Executive Officer and President) and was elected Chairman of the Board as of February 3, 2003. Mr. Simrell has also served as Secretary from August 2000 and as Chief Financial Officer from January 1999 until August 2003. From August 1997 to December 1998, Mr. Simrell served as an outside consultant to Primal. From November 1991 to July 1997, Mr. Simrell served as Executive Vice President and Chief Financial Officer of GDI, an information technology company. Prior to 1991, Mr. Simrell held various management positions at BellSouth, InteGroup, and SCI.

        Bob Richardson, EVP of Operations.    Mr. Richardson joined Primal in August 2003 as the Senior Vice President of Services responsible for Customer Support and Consulting Services and launching Primal's new application management and hosting services. In July 2004, Mr. Richardson was promoted to Executive Vice President of Operations. From December 2001 to August 2003, Mr. Richardson was a consulting project manager for Sony Pictures Entertainment and responsible for the delivery of the billing and cash application portions of a custom accounting system. From January 1998 to October 2001, Mr. Richardson was the founder of and Executive Vice President for StrataSource, Inc, and was responsible for defining the strategic direction of the company. Mr. Richardson earned his Bachelor of Science degree in computer science from University of Southern California.

        Todd R. Taylor, CFO, VP Finance and Administration and Secretary.    Mr. Taylor joined Primal in October 2000 as the Controller. Mr. Taylor was elected to the position of and has served as the Chief Financial Officer and Secretary since August 2003. Prior to joining Primal, Mr. Taylor served as the Controller for a mortgage banking firm and technical services firm from October 2000 until May 2001. From March 1998 until May 2001, Mr. Taylor served as the Vice President and Controller of Impac Commercial Holdings, a publicly owned commercial mortgage-banking firm. From January 1996 to March 1998, Mr. Taylor was a senior accountant at KPMG LLP where he specialized in the audits of publicly owned financial services firms, and prior to KPMG, from March 1992 to December 1995, Mr. Taylor assisted in establishing internal controls and procedures at Imperial Credit Industries, Inc., a mortgage-banking firm, following its IPO. Mr. Taylor earned his Business Administration degree from California State University at Fullerton, and is a certified public accountant.

        D. Kurt Dahm, SVP Sales and Business Development.    Mr. Dahm joined Primal in January 2004. Mr. Dahm is responsible for growing the direct and channel sales capabilities. From 1997 to 2003, Mr. Dahm was the Director of Marketing for Cisco Systems, Inc. where he was responsible for Network Management marketing. From 1994 to 1997, Mr. Dahm was the Senior Vice President of Sales and co-founder of Open Horizon, responsible for sales and alliances. Mr. Dahm also brings ten years of sales and consulting experience from Oracle and IBM. Mr. Dahm earned bachelor degrees in mechanical and industrial engineering from Clarkson University in Potsdam, New York.

        Michael G. Fowler, VP Product Development.    Mr. Fowler joined Primal in February 1999 as Director of Development and became Vice President of Development in May 2001. From 1998 to January 1999, Mr. Fowler served as Director of Development, CRM, at Corsair Communications, a software products company focused on real-time business solutions for the global wireless industry. Prior to 1998, Mr. Fowler held various management positions at Subscriber Computing, Inc. and Integrity Management Systems.

        Tim Hoolihan, VP Product Management and Marketing.    Mr. Hoolihan joined Primal in May 1998. He was appointed Vice President of Marketing and Product Management in March 2003. In his current position, he is responsible for overall product and marketing strategy for Primal. From June 1999 to February 2003, he served as Senior Director, Product Management, where he had product line responsibility for the Access IM® mediation product line and Outfront CRM™ product, as well as responsibility for strategic partner initiatives. He joined the Company as Director, Internet Services, and managed special client consulting engagements. Prior to joining Primal, Mr. Hoolihan was a business consultant to technology companies, co-founded a venture-backed content aggregation service and was a commercial lawyer. He earned his bachelors and graduate degrees from the University of California, Berkeley.

        David Haynes.    Mr. Haynes has served as a Director since August 2000, and he has served as a member of the Audit Committee and Compensation Committee since July 2002. Mr. Haynes joined Primal in August 1997 as Vice President of Sales and served as Vice President of Sales and Marketing from May 2000 until May 2002 when he resigned the position. From May 1997 to September 1997, Mr. Haynes served as Senior Business Development Manager at Deloitte & Touche Consulting Group, a consulting firm. From January 1995 to April 1997, Mr. Haynes was Director of Sales at GDI. From December 1988 to January 1995, Mr. Haynes was one of the founding associates of ITX Technologies, a software company. Mr. Haynes currently serves as the Executive Vice President of Fabrication Concepts Corporation, a high-tech equipment manufacturer. Mr. Haynes has a Masters in Business Administration degree from Pepperdine University and a bachelors degree in civil engineering from Saskatchewan University.

        John Faltys.    Mr. Faltys has served as a Director since November 1996 (inception) and a member of the Compensation Committee since July 2002. Mr. Faltys founded Primal in November 1996 and served as the Chief Technology Officer until April 2001 when he resigned the position. In addition, Mr. Faltys served as President from inception to September 1999. Prior to founding Primal, Mr. Faltys was Vice President of Software Development for GDI from November 1991 to September 1996. Mr. Faltys currently serves as President of PersistentWorldZ, Inc., an online game service provider.

        Louis A. Delmonico, Ph.D.    Dr. Delmonico has served as a Director of Primal since April 2001 and as Chairman of the Compensation Committee, and a member of the Audit Committee since July 2002. From 1999 to 2000, Dr. Delmonico served as Chairman and CEO of Motive, a software company. Since September 1994, he has also served as the President of L. A. Delmonico Consulting Inc., an independent consulting firm. From September 1994 to May 1995, Dr. Delmonico served as the Vice Chairman of the MacNeal Schwendler Corporation, a publicly traded NASDAQ listed engineering software and services company. From May 1987 to August 1994, Dr. Delmonico served as the Chairman and CEO of PDA Engineering Inc., a publicly traded NASDAQ listed engineering software and services company. In addition, he is currently an advisor to and a director of several private companies. Dr. Delmonico earned his bachelor degree in economics from St. John's University in New York, his Ms.S. in consumer behavior from the University of Stockholm, Sweden and his Ph.D. in marketing from the University of Uppsala, Sweden.

        John E. Rehfeld.    Mr. Rehfeld has served as a Director, Chairman of the Audit Committee and member of the Compensation Committee of Primal since July 2002. Since 1997, Mr. Rehfeld has served as the Chairman and CEO of Proshot Golf, Inc. From 1996 to 1997, Mr. Rehfeld served as the President and CEO of Proxima Corporation, a NASDAQ listed public company. From 1993 to 1996, he served as the President and CEO of Etak, Inc. a business unit of News Corp. From 1989 to 1993, he served as President and Chief Operating Officer of Seiko Instruments America. Mr. Rehfeld currently serves as a Director of six high technology companies, including Seiko Instruments America. He has also previously served as an outside board member of four other companies, including Wonderware, a NASDAQ listed public company. Mr. Rehfeld is also a Federal Trade Commission Monitor overseeing the sale of a business unit of MSC Software, and a Professor of Marketing in the Executive MBA Program at Pepperdine University. Mr. Rehfeld holds a Masters in Business Administration degree from Harvard and a Bachelor of Science degree in chemistry from University of Minnesota.

        Unless otherwise specified herein, each Director is subject to election at Primal's annual meeting of stockholders.

        On July 24, 2002, the Board of Directors formed an Audit Committee appointing Mr. John E. Rehfeld as Chairman and Dr. Louis A. Delmonico and Mr. David Haynes as members. Mr. Rehfeld is the financial expert on the Audit Committee. We believe that Mr. Rehfeld is independent as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act of 1934, as amended (the "Exchange Act"). Because the Company is not a listed issuer, the members of the Audit Committee are not subject to the independence requirements of any national securities exchange or association. Notwithstanding, we believe that a majority of our Audit Committee members satisfy the independence requirements of NASDAQ.

        The Company has not adopted a Code of Ethics for its principal executive, financial, and accounting officers. Historically, the Company has felt that such a policy is unnecessary given its relatively small size; however, the Company is actively considering adopting a Code of Ethics.

        The Company does not have a class of equity securities registered under Section 12 of the Exchange Act.

Executive Compensation

        The following table sets forth certain information with respect to the compensation of our Chief Executive Officer and each of our other most highly compensated executive officers who earned more than $100,000 for the fiscal years ended December 31, 2003, 2002 and 2001.

Summary Executive Compensation Table

Long Term Compensation Awards
Annual Compensation
Name and Principal Position									All Other Compensation(1)
	Year	Salary	Bonus		Stock			Options (#)
William Salway(3) Chief Executive Officer and President	2003 2002 2001	$139,079 200,000 200,000	$	— 47,500 113,400	$	— — 106,000	(2)	— — 809,312	$642 4,369 2,125
Joseph R. Simrell(4) Chief Executive Officer and President	2003 2002 2001	195,833 150,000 133,200		105,523 23,513 70,762		— — —		— — 100,000	90 1,478 922
Todd R. Taylor Chief Financial Officer and Vice President Finance and Administration	2003 2002 2001	95,500 95,500 92,700		35,131 14,018 10,000		— — —		153,500 23,400 55,100	50 1,413 343
Michael G. Fowler Vice President Product Development	2003 2002 2001	133,900 133,900 130,975		52,476 15,852 25,000		— — —		109,848 50,000 200,152	101 2,131 953
Tim Hoolihan Vice President Product Management and Marketing	2003 2002 2001	120,000 119,013 105,788		48,584 5,000 15,000		7,350 — 510	(5) (5)	212,616 50,000 84,634	84 1,816 759

(1)
Consists of premiums paid by Primal on certain term-life insurance policies and contribution paid by Primal on behalf of the individual to our Section 401(k) Plan, which matches a portion of each such individual's contributions to the same plan.

(2)
Primal granted Mr. Salway 409,312 shares of common stock on February 9, 2001. Primal also paid the related federal and state income taxes triggered by the stock grant. The fair value of the shares and payment of related taxes totaled $106,000.

(3)
Mr. Salway resigned as the Chief Executive Officer, President and a Director on January 31, 2003. During 2003, Mr. Salway received $100,000 in part-time transition pay until July 31, 2003, when his employment terminated.

(4)
The Board of Directors elected Mr. Simrell to the positions of Chief Executive Officer, President in January 2003, and Chairman of the Board in February 2003.

(5)
Primal granted Mr. Hoolihan 35,000 and 12,750 shares of common stock on December 9, 2003 and June 27, 2001, respectively. The fair value of the grants were $7,350 and $510, respectively.

Option/SAR Grants in the Last Fiscal Year

Option/SAR Grants in the Last Fiscal Year

	Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Sh)	Expiration Date
Joseph R. Simrell	—	—	$—	—
Todd R. Taylor	153,500	13%	0.06	7/21/13
Michael G. Fowler	109,848	9%	0.06	7/21/13
Tim Hoolihan	212,616	18%	0.06	7/21/13

        None of the options granted to executive officers during 2003 was exercised.

Aggregated Option/SAR Exercises in the Last Fiscal Year and FY-End Option/SAR Values

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-end (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Exercisable Options at FY-end ($)
Joseph R. Simrell	—	—	—/—	$—
Todd Taylor	—	—	12,792/140,708	2,430
Michael G. Fowler	—	—	9,154/100,694	1,739
Tim Hoolihan	—	—	17,718/194,898	3,366

Employment Agreements

        Effective January 28, 2003, Mr. Simrell entered into an employment agreement with Primal, which was amended as of May 17, 2004. Under the terms of the employment agreement, as amended, Mr. Simrell serves as Chairman of the Board, Chief Executive Officer and President of Primal. The initial term of the employment agreement expires December 16, 2005. The Board of Directors is required to begin good faith negotiations with Mr. Simrell for a new employment agreement no later than October 17, 2005, which new agreement shall provide for 12-months' severance and benefits continuation. Mr. Simrell's base annual salary is $200,000. In addition, Mr. Simrell is entitled to receive bonuses in amount not less than 50% of his salary subject to Primal achieving performance goals set by the Board. Mr. Simrell is also entitled to participate in such stock option, restricted stock, pension, profit sharing, life insurance, hospitalization, major medical, tuition reimbursement, medical flexible spending accounts and other employee benefit plans provided by Primal from time to time. In the event Mr. Simrell's employment is terminated by Primal without cause or Mr. Simrell resigns for good reason, Mr. Simrell shall be entitled to 12-months' severance, 100% of his incentive compensation for that year, calculated assuming 100% of the targets under such bonus plans are achieved, and continuation of his medical, dental, life, and disability coverage for himself and his spouse and dependents for a period not to exceed 12 months, provided he signs a release in favor of Primal.

        The employment agreement with Mr. Simrell contains certain covenants by him not to solicit the customers and employees of Primal during his employment and for one year thereafter. A state court may determine not to enforce, or only enforce partially, these covenants.

        Primal is also a party to a Change of Control Agreement with Mr. Simrell, which was amended as of May 17, 2004 (the "Change Agreement"). The Change Agreement provides that Primal will tender certain "severance payments" to Mr. Simrell if, within 12 months of a "change of control transaction," (i) Primal terminates his employment (except upon his death or disability, his reaching Primal's mandatory retirement age, if any, or his providing Primal with other "cause to terminate" his employment) or (ii) Mr. Simrell voluntarily terminates his employment for "good reason." Further, Primal is obligated to tender such payments if, not more than three months prior to the closing of a change of control transaction, (i) Primal terminates Mr. Simrell's employment, and such termination arose in connection with or in anticipation of the change of control transaction or (ii) Mr. Simrell voluntarily terminates his employment for good reason. Lastly, in anticipation of a change of control transaction, Primal's directors could adopt a resolution deeming that a change of control transaction has closed for purposes of activating the Change Agreement obligations.

        Under the Change Agreement, a "change of control transaction" will have occurred if

  •
  an otherwise unaffiliated person acquires the beneficial ownership of 35% or more of the combined voting power of Primal's then outstanding voting securities. The acquisition of the shares can be in one transaction or in a series of related transactions and the person's ownership can be direct or indirect;

  •
  an otherwise unaffiliated person acquires the beneficial ownership of 50% or more of the combined voting power of any of Primal's material subsidiaries. The acquisition of the shares can be in one transaction or in a series of related transactions and the person's ownership can be direct or indirect. A material subsidiary means a subsidiary that represents at least 50% of Primal's combined revenue or assets;

  •
  a change of a majority of the members of Primal's Board of Directors during any 12 consecutive months. If, by a two-thirds majority, Primal's Board of Directors elected a new member or nominated a new member for election by Primal's stockholders, such new member will be considered to have been an original member of Primal's Board of Directors;

  •
  Primal's stockholders have approved a complete liquidation or dissolution of Primal or a disposition of all or substantially all of Primal's assets;

  •
  Primal, in single transaction or series of transactions, engages in a business combination transaction that results in Primal's pre-transaction stockholders owning less than 50% of the combined voting power of the outstanding voting securities of the resulting entity; or

  •
  any other event occurs that would require disclosure of "Changes in Control of Registrant" through Primal's filing of a Current Report on Form 8-K.

        Primal's "cause to terminate" Mr. Simrell means his intentional act which materially injures Primal, his intentional refusal or failure to follow lawful and reasonable directions of the Board of Directors or an individual to whom he reports (as appropriate), his willful or habitual neglect of duties, or his conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony involving an act of moral turpitude.

        Mr. Simrell's "Good Reason" to resign means:

  •
  Primal's failure to cure a material breach of its obligations under any employment-related agreement with Mr. Simrell;

  •
  Primal's unilateral, material reduction in Mr. Simrell's title, status, overall position, responsibilities or duties, reporting relationship, and general working environment;

  •
  Primal's requirement that Mr. Simrell relocate his residence outside of Orange County, or the relocation of Mr. Simrell's office more than 50 miles from its location on May 17, 2004;

  •
  Primal's failure to obtain an assumption by a successor of Primal or assignee of substantially all of Primal's business of any material written agreement between Primal and Mr. Simrell; or

  •
  any material change in the benefits or incentive compensation offered to Mr. Simrell from those in which he is participating as of May 17, 2004.

        The term of the Change Agreement is co-terminus with Mr. Simrell's employment by Primal. The "severance payment" shall be paid within 10 days of Mr. Simrell's termination of employment and the effective date of the applicable release signed by Mr. Simrell in favor Primal. It will consist of a single cash payment that is the sum of:

  •
  all accrued and unpaid portion of Mr. Simrell's salary and vacation through the date of termination;

  •
  all accrued and unpaid portion of Mr. Simrell's incentive compensation and other bonuses from Primal's prior fiscal year;

  •
  an amount equivalent to 150% of Mr. Simrell's then-current annual salary; and

  •
  an amount equivalent to 150% of all incentive and other bonus compensation that would otherwise have been payable to Mr. Simrell for the fiscal year in progress as if he remained employed by Primal (calculated on the assumption that 100% of the targets under such bonus plans are achieved).

        In the event the severance payment is subject to excise tax, Primal will gross-up the severance payment to Mr. Simrell so that the net severance payment received shall be the equivalent to the severance payment that would have been received if no excise tax had been imposed. However, Primal will reduce a severance payment by the amount of any other severance or termination benefits that it is obligated to pay to Mr. Simrell.

        Further, for up to 18 months following the termination of Mr. Simrell's employment terminates, Primal will continue to provide Mr. Simrell and his spouse and dependents with uninterrupted medical, dental, life, and disability coverage, or a lump sum payment equal to the cost of obtaining substantially similar coverage. Primal may terminate such insurance coverage prior to the expiration of the 18-month period if Mr. Simrell obtains any such benefits pursuant to a subsequent employer's benefit plans.

        Lastly, upon the occurrence of a change of control transaction, all outstanding unvested stock options and all previously granted unvested restricted stock awards granted to Mr. Simrell shall accelerate and vest.

Compensation of Directors

        During 2003, each non-employee member of our Board of Directors received a one-time grant of a warrant to purchase 250,000 shares of common stock at an exercise price equal to the fair market value at the time of the grant. As a policy, each newly elected and re-elected non-employee member of the Board of Directors receives a grant of a warrant to purchase 50,000 shares of common stock at an exercise price determined by our Board at the time of issuance. Beginning in 2003, each non-employee director of Primal also receives an annual stipend of $14,000 and $1,750 for each Board meeting attended. There are currently two standing Board committees, an audit committee and a compensation committee. Each non-employee member serving on a Board committee also receives compensation of $250 for each individual committee meeting attended in conjunction with a Board meeting, up to $750 for attendance of multiple committee meetings, and $750 for each committee meeting attended separate from a Board meeting. In addition, each non-employee director is entitled to reimbursement of travel expenses.

        In April 2003, the Company issued 250,000 warrants to each of the four non-employee Board members under Section 4(2) of the Securities Act. The warrants were issued at an exercise price equal to the fair market value of the Company's common stock, have vested and expire within ten years of grant. As the warrants were issued at fair market value, the Company did not record any expense for the warrants issued in accordance with Accounting Principles Board Opinion No. 25. These warrants fully vested on June 15, 2004, as a result of the Private Placement.

        The Company periodically forms and maintains ad hoc committees for specific and limited purposes and duration. Such ad hoc committee members may receive nominal compensation for such service.

        The non-employee directors of the Company may be granted nonstatutory stock options and restricted stock under the 2001 Flexible Incentive Plan.

INDEMNIFICATION

Section 145 of the Delaware General Corporation Law

        Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(c) provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such defense.

        Section 145(d) provides that any indemnification under subsections (a) and (b) of Section 145, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:

  •
  by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum;

  •
  by a committee of such directors designated by majority vote of such directors, even though less than a quorum;

  •
  if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

  •
  by the stockholders.

        Section 145(e) provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or for such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

        Our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves

  •
  a breach of the director's duty of loyalty to us or our stockholders;

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  •
  liability for unlawful dividend payments or stock purchases or redemptions; or

  •
  a transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation provides that we shall indemnify all persons whom we may indemnify to the fullest extent permitted by law.

Bylaws

        Our bylaws generally make mandatory the provisions of Section 145 of the Delaware General Corporation Law discussed above, including the advancement of expenses reasonably incurred in defending a claim prior to its final resolution, and provide that our directors and officers will at all times be indemnified to the maximum extent permitted by law.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify our directors and officers to the fullest extent permitted by law for liabilities they may incur because of their status as directors or officers. These agreements also provide that we will advance expenses to our directors and officers relating to claims for which they may be entitled to indemnification, and that we will continue to provide for indemnification following a change of control of our company.

D&O Insurance

        As permitted under section 145(g) of the Delaware General Corporation Law, we have purchased a directors' and officers' liability insurance policy to insure our directors and officers against liability asserted against, or incurred by them, in their capacities as our directors and officers, including liabilities arising under the Securities Act.

SEC Policy on Indemnification

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

RELATED PARTY TRANSACTIONS

Issuance of Common Stock

        As discussed elsewhere in this Prospectus, in June 2004, we closed a Private Placement of our securities to the Institutional Investors and the Accredited Investors, which included each member of our Board of Directors, our Chief Executive Officer, and our Chief Financial Officer, and Mr. David Mechler. See the discussion under the heading "Management's Discussion and Analysis—Subsequent and Other Events" beginning on page 31, and "Security Ownership of Certain Beneficial Owners and Management" set forth below.

        In September 2003, the Board of Directors approved and completed the sale of 688,253 shares of our common stock to members of the Board of Directors at a price equal to fair market value.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        As of July 15, 2004, the Company had 35,830,177 shares of common stock outstanding.

Securities Authorized for Issuance Under Equity Compensation Plans:

Equity Compensation Plans Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2001 Flexible Incentive Plan	3,270,843	$0.06	554,913
Equity compensation plans not approved by security holders:
Stock options issued to former officer(1)	409,312	$0.03	—
Warrants issued to consultant(2)	100,000	$0.03	—
Warrants issued to Board Members(3)	1,000,000	$0.05	—

Total	4,780,155	$0.06	554,913

(1)
Issued in April 2001 to our then Chief Executive Officer at an exercise price of $0.03, fully vested and with a term of five years, which option was fully exercised in May 2004.

(2)
Issued in April 2001 to a consultant at an exercise price of $0.03, fully vested and with a term of five years, which was fully exercised in April 2004.

(3)
Issued in April 2003 to our non-employee Board members at an exercise price of $0.05, vesting over two years and with a term of 10 years. These warrants fully vested on June 15, 2004, as a result of the Private Placement.

        As of July 15, 2004, we have issued and outstanding options or warrants representing the right to purchase up to 12,425,410 shares of our common stock, which includes (i) 4,780,155 shares underlying options and warrants accounted for in the above Equity Compensation Plan Information table less the recent exercise of warrants representing 509,312 shares of our common stock, (ii) 7,142,393 shares underlying the Warrants, and 652,174 shares underlying the Placement Warrants.

Rule 144

        In general, under Rule 144, as currently in effect, a person who owns shares that were acquired from us or an affiliate of us at least one year prior to the proposed sale is entitled to sell within any three-month period a number of shares that does not exceed 1% of the then outstanding shares of common stock, or approximately 358,302 shares.

        Sales under Rule 144, however, are subject to specific manner of sale provisions, notice requirements and the availability of current public information about our company. As of the date of this Prospectus, there are 974,794 shares eligible for sale under Rule 144. We cannot estimate the number of shares of common stock our existing stockholders will sell under Rule 144 as this will depend on the market price of our common stock, the personal circumstances of the stockholders and other factors.

Rule 144(k)

        Under Rule 144(k), in general, a stockholder who has beneficially owned shares of our common stock for at least two years and who, at the time of the sale of such shares, is not then, or at any time during the 90 days immediately preceding such sale was not, an affiliate of our company may sell such shares without complying with the manner of sale provisions, notice requirements, public information requirements or volume limitations of Rule 144.

Beneficial Owner / Management

        The following table sets forth information regarding the number of shares of our common stock beneficially owned on July 15, 2004, after giving effect to the issuances pursuant to the Private Placement, by each person who is known by us to beneficially own 5% or more of our common stock, each of our directors and executive officers, and all of our directors and executive officers as a group.

        For purposes of this table, a person is deemed to be the "beneficial owner" of the number of shares of common stock that such person has the right to acquire within 60 days of July 15, 2004 through the exercise of any option, warrant or right, through the conversion of any security, through the power to revoke a trust, discretionary account, or similar arrangement, or through the automatic termination of a trust, discretionary account or similar arrangement.

Name of Beneficial Owner / Management	Number of Shares	Percent of Class
David Mechler(1)	2,740,815	7.6%
John Faltys(2)	2,230,541	6.2%
Joseph R. Simrell(3)	1,655,420	4.6%
David Haynes(4)	1,763,755	4.9%
Michael G. Fowler(5)	267,434	*
Tim Hoolihan(6)	232,422	*
Todd R. Taylor(7)	126,438	*
Louis A. Delmonico(8)	521,522	1.4%
John E. Rehfeld(9)	1,214,322	3.4%
Austin W. Marxe and David M. Greenhouse(10)	19,565,217	46.2%
All executive officers and directors as a group (8 persons)(11)	8,011,854	21.1%

*
Constitutes less than 1%

(1)
Includes 2,632,119 shares of common stock beneficially owned by Mr. Mechler and 108,696 shares of common stock underlying warrants exercisable as of the date set forth above and within 60 days thereafter. The business address for this person is P.O. Box 1439, Medina, Texas 78055.

(2)
Includes 1,954,454 shares of common stock beneficially owned by Mr. Faltys and 276,087 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(3)
Includes 1,459,407 shares of common stock beneficially owned by Mr. Simrell and 196,013 shares of common stock underlying options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(4)
Includes 1,459,407 shares of common stock beneficially owned by Mr. D. Haynes and 304,348 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(5)
Includes 1,500 shares of common stock beneficially owned by Mr. Fowler and 265,934 shares of common stock underlying options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(6)
Includes 47,750 shares of common stock beneficially owned by Mr. Hoolihan and 184,672 shares of common stock underlying options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(7)
Includes 4,348 shares of common stock beneficially owned by Mr. Taylor and 122,090 shares of common stock underlying options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(8)
Includes 154,348 shares of common stock beneficially owned by Dr. Delmonico and 367,174 shares of common stock underlying options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(9)
Includes 855,626 shares of common stock beneficially owned by Mr. Rehfeld and 358,696 shares of common stock underlying options exercisable as of the date set forth above or within 60 days thereafter. The business address for this person is 18881 Von Karman Avenue, Suite 500, Irvine, California 92612.

(10)
Consists of (i) 6,521,739 shares of common stock held by Special Situations Private Equity Fund, L.P. and 3,260,870 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter, (ii) 1,043,478 shares of common stock held by Special Situations Technology Fund, L.P. and 521,739 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter, and (iii) 5,478,261 shares of common stock held by Special Situations Technology Fund II, L.P. and 2,739,130 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter. SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of SSTA and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund. The business address for Messrs. Marxe and Greenhouse is 153 E. 53 Street, 55 Floor, New York, New York 10022.

(11)
Includes all shares and options described in Notes 2, 3, 4, 5, 6, 7, 8 and 9, above.

Voting Control

        As discussed elsewhere in this Prospectus, the Company was spun-off as a separate public company by Avery in February 2001, pursuant to the Distribution Agreement.

        As part of the terms and conditions of the Distribution Agreement, Patrick J. Haynes III (in his capacity as the Chairman of Avery), Thurston Group, Inc. and each of its affiliates, and Waveland, LLC (a limited liability company wholly owned by Mr. P. Haynes) and each of its affiliates (collectively, the "Haynes Parties"), granted to the Old Primal Stockholders an irrevocable proxy to vote all the shares of the Primal common stock that any of the Haynes Parties received in the Distribution and certain shares of the Company's common stock, if any, acquired thereafter ("Proxies"). The Proxies provided that any action required or permitted to be taken pursuant to the them by the Old Primal Stockholders, including any voting of the shares covered thereby, may be so taken if the former holders of at least 66% of the issued and outstanding shares of Primal immediately prior to its acquisition by Avery approved the taking of any such action. These percentages were as follows:

        John Faltys—30.49%

        Joseph R. Simrell and David Haynes—21.60% each

        Mark J. Nielsen—16.50%

        Arun Anand, Murari Cholappadi and Sanjay Gupta—3.27% each

        During August 2003, a dispute arose between Avery and Primal with respect to the Proxies. Avery asserted, among other things, that, as a matter of law, the Proxies expired effective July 31, 2003. Following discussions between Primal and Avery, Primal elected to treat the Proxies as expired effective September 24, 2003, in order to avoid litigation between Avery and Primal and to reduce expenses associated with a prolonged dispute between Avery and Primal with respect to the Proxies. Notwithstanding Primal's decision to treat the Proxies as expired, the Old Primal Stockholders have asserted to Primal that the Proxies did not expire as a matter of law or otherwise. Primal has had discussions with the Old Primal Stockholders in hopes of finding an amicable resolution to the treatment of the Proxies as between Primal and the Old Primal Stockholders. There can be no assurance that we will be able to reach an amicable resolution with respect to the treatment of the Proxies.

        The Proxies initially covered an aggregate of 1,830,260 shares, or approximately 9.1%, of Primal's common stock outstanding. As of September 24, 2003, the Proxies covered an aggregate of up to 2,772,325 shares, or approximately 13%, of Primal's outstanding common stock; providing the Old Primal Stockholders the right to vote or to direct the voting of an aggregate of up to 9,476,017 shares, or approximately 42%, of Primal's outstanding common stock. Treating the Proxies as expired on September 24, 2003, the Old Primal Stockholders have the right to vote or to direct the voting of an aggregate of up to 6,756,592 shares, or approximately 19%.

Institutional Investors

        It is our belief that the Special Situations Funds may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act, for purposes of disclosure in this Prospectus. Each of the Management Accredited Investors expressly disclaims the existence of a "group" either among themselves or between any of them and any other investor in the Private Placement or any other record or beneficial owner of our voting securities. We have not received any indication from any other investor in the Private Placement that it will act as a "group" either among themselves or between any of them and any other investor in the Private Placement or any other record or beneficial owner of our voting securities.

        The consummation of the Private Placement resulted in no changes to the composition of our Board of Directors, our Chief Executive Officer or our Chief Financial Officer; and we do not know of any arrangements or understandings among or between any of the investors in the Private Placement with respect to the election of directors.

        Without acting in concert as a "group" with the intent to control or influence our business or affairs, none of the investors has a majority of the voting power of our common stock as a result of the Private Placement. See the discussion under the heading "Security Ownership of Certain Beneficial Owners and Management" beginning on page 52.

DESCRIPTION OF CAPITAL STOCK

        Our amended and restated articles of incorporation authorize 95,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of July 15, 2004, we had 35,830,177 shares of common stock issued and outstanding.

Common Stock

        Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for most actions to be taken by stockholders. Our directors are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

        Holders of common stock are entitled to receive dividends if, as and when declared by our Board of Directors out of funds legally available for dividends, subject to the dividend and liquidation rights of any series of preferred stock that may be issued in the future and subject to any dividend restriction contained in any credit facility which Primal may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

Preferred Stock

        We have not designated the rights and preferences of our preferred stock. We have no present intention to issue any shares of our preferred stock.

        See the discussion under the heading "Management's Discussion and Analysis—Subsequent and Other Events" beginning on page 31 of this Prospectus.

SELLING STOCKHOLDERS

        For ease of reference, the term "selling stockholder" also includes any transferees, pledgees, donees, or successors to the selling stockholders named in the table below. Pledgees could include banks, brokers, financial institutions, or other lenders. To the extent required, we will name any additional selling stockholder in a supplement to this Prospectus.

        The following table sets forth certain information with respect to the number of shares of our common stock beneficially owned by each of the selling stockholders as of July 15, 2004. We have determined beneficial ownership in accordance with the rules of the SEC.

        Except as otherwise indicated in this Prospectus, none of the selling stockholders has had any position, office, or material relationship with us or any of our affiliates within the past three years, other than as a result of the acquisition, or current ownership, of the shares being registered for sale hereby or our other securities. The shares being registered by this Prospectus may be offered from time to time by the selling stockholders named below.

Name	Number of Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares	Number of Shares Registered for Sale Hereby	Number of Shares Beneficially Owned After Offering	Percentage of Outstanding Shares
Special Situations Private Equity Fund, L.P.(1)	9,782,609	25.0%	9,782,609	0	0%
Special Situations Technology Fund, L.P.(1)	1,565,217	4.3%	1,565,217	0	0%
Special Situations Technology Fund II, L.P.(1)	8,217,391	21.3%	8,217,391	0	0%
David W. Mechler, Jr.	2,740,815	7.6%	326,087	2,414,728	6.7%
John Faltys	2,230,541	6.2%	1,970,541	260,000	*
Joseph R. Simrell	1,655,420	4.6%	1,503,755	151,665	*
David Haynes	1,763,755	4.9%	1,503,755	260,000	*
Todd R. Taylor	126,438	*	6,522	119,916	*
Louis A. Delmonico	521,522	1.4%	81,522	440,000	1.2%
John E. Rehfeld	1,214,322	3.4%	326,087	888,235	2.5%
Mark Nielsen(2)	1,273,967	3.6%	1,273,967	0	0%
Henk A. Hanselaar(3)	652,174	1.8%	652,174	0	0%
Jack H. Norberg, III(4)	949,369	2.6%	326,087	623,282	1.7%
Richard J. Hoag(5)	65,217	*	65,217	0	0%
Peter Boyes(6)	326,087	*	326,087	0	0%

Total	33,084,844		27,927,018	5,157,826

*
represents less than one percent.

(1)
SST Advisers, L.L.C. ("SSTA") is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. and the Special Situations Technology Fund II, L.P. MG Advisers, L.L.C. ("MG") is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of SSTA and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.

(2)
Includes 1,273,967 shares of common stock beneficially owned by Mark Nielsen.

(3)
Includes 217,391 shares of common stock beneficially owned by Henk A. Hanselaar, and 434,783 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter. Mr. Hanselaar is a principal of one of our investment advisers.

(4)
Jack H. Norberg, III is a principal of one of our investment advisers. Includes 217,391 shares of common stock beneficially owned by Mr. Norberg, and 108,696 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter, or less than 1%, of our common stock. Also includes 100,000 shares of our common stock, or less than 1%, owned of record by our investment adviser, and 523,282 shares, or 1.5%, of our common stock, over which our investment adviser has the right to vote and the power to dispose of such shares on behalf of its clients.

(5)
Includes 43,478 shares of common stock beneficially owned by Richard J. Hoag, and 21,739 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter.

(6)
Includes 326,087 shares of common stock underlying warrants exercisable as of the date set forth above or within 60 days thereafter beneficially owned by Peter Boyes. Mr. Boyes is a principal of one of our investment advisers.

PLAN OF DISTRIBUTION

        The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this Prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

        The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales effected after the effective date of the registration statement of which this Prospectus is a part;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this Prospectus, or under an amendment to this Prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this Prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this Prospectus.

        In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this Prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction).

        The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

        The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

        The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this Prospectus.

        In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this Prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

        We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this Prospectus.

        We have agreed with the selling stockholders to keep the registration statement of which this Prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this Prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

        Each selling stockholder has represented and warranted to us that, at the time it acquired the securities subject to the registration statement, it did not have any agreement or understanding, directly or indirectly, with any person to distribute any of such securities. We have advised each selling stockholder that it may not use shares registered on the registration statement to cover short sales of our common stock made prior to the date on which the registration statement was declared effective by the SEC.

LITIGATION

        We are not currently a party to any material legal proceeding.

LEGAL MATTERS

        The validity of the shares of common stock offered in this Prospectus will be passed upon by Bryan Cave LLP, Irvine, California.

EXPERTS

        Haskell & White LLP, an independent registered public accounting firm, has audited our financial statements for the year ended December 31, 2003, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        Deloitte & Touche LLP, an independent registered public accounting firm, has audited our financial statements for the year ended December 31, 2002, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Intangible Assets), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

        On April 22, 2003, we dismissed Deloitte & Touche LLP ("D&T") as our principal accountant effective on such date. On April 22, 2003, we appointed Haskell & White LLP ("H&W") as our new principal accountant. D&T's report on our financial statements for fiscal years 2001 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended and approved by our audit committee.

        During fiscal years 2001 and 2002 and the subsequent interim period through April 22, 2003, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of D&T, would have caused them to make reference to the subject matter of the disagreement(s) in connection with their report, nor were there any reportable events as defined in Item 304(a)(l)(iv)(B) of Regulation S-B.

        We engaged H&W as our new independent accountant on April 22, 2003. During fiscal years 2001 and 2002 and the subsequent interim period through April 22, 2003, neither we nor someone on our behalf engaged H&W regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a "disagreement" or a "reportable event," both as such terms are defined in Item 304 of Regulation S-B.

        We requested D&T to furnish the registrant with a letter addressed to the SEC stating whether it agreed with the statements made by the registrant in its Current Report on Form 8-K filed with the SEC on April 24, 2003 and, if not, expressing the respects in which it does not agree. A copy of its letter is filed as Exhibit 16.1 to such Current Report. See Exhibit 16.1 herein.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to certain informational requirements of the Exchange Act. As a result, we file annual, quarterly and current reports, and other information with the SEC. We are not required to deliver an annual report to our stockholders but voluntarily send to our stockholders our annual report on Form 10-KSB in connection with our annual meeting, which includes audited financial statements. Here are ways you can reach and obtain copies of this information:

WHAT IS AVAILABLE	WHERE TO GET IT
Paper copies of information	SEC's Public Reference Room Judiciary Plaza Building 450 Fifth Street, N.W., Room 1024 Washington, D.C. 20549
SEC's Pacific Regional Office 5670 Wilshire Boulevard, 11th Floor Los Angeles, CA 90036-3648
On-line information, free of charge	SEC's Internet website at http://www.sec.gov
Information about the SEC's Public Reference Rooms	Call the SEC at 1-800-SEC-0330

        This Prospectus is part of a Registration Statement on Form SB-2 we filed with the SEC. This Prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. You can get a copy of the registration statement from the sources listed above.

PRIMAL SOLUTIONS, INC.

INDEX TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Primal Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Primal Solutions, Inc. (the "Company") as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Primal Solutions, Inc. as of December 31, 2003 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

HASKELL & WHITE LLP

Irvine, California
March 2, 2004, except for Notes 3 and 12, as to which date is March 27, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Primal Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Primal Solutions, Inc. and subsidiary (formerly a wholly owned subsidiary of Avery Communications, Inc. ("Avery")) ("Primal" or the "Company") as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Primal Solutions, Inc. and subsidiary at December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets as a result of adopting Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002.

DELOITTE & TOUCHE LLP

Costa Mesa, California
February 14, 2003

PRIMAL SOLUTIONS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,249,237	$1,183,322
Accounts receivable, net of allowance for doubtful accounts of $-0- (2003) and $38,467 (2002)	639,761	394,328
Prepaid expenses and other current assets	189,475	164,349

Total current assets	2,078,473	1,741,999
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $1,125,914 (2003) and $1,203,475 (2002)	493,407	822,013
GOODWILL	592,540	592,540
OTHER ASSETS	79,633	79,633

	$3,244,053	$3,236,185

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$179,503	$54,546
Accrued liabilities	262,906	276,949
Accrued salaries and benefits	469,151	336,547
Deferred revenue	1,001,773	953,763
Current portion of note payable to Corsair	182,256	168,288
Current portion of notes payable	120,917	25,128
Current portion of capital lease obligations	—	2,502

Total current liabilities	2,216,506	1,817,723
NOTE PAYABLE TO CORSAIR, less current portion	1,371,874	1,554,130
NOTES PAYABLE, less current portion	253,452	249,697

Total liabilities	3,841,832	3,621,550
COMMITMENTS AND CONTINGENCIES (Note 4, 5 and 6)
STOCKHOLDERS' EQUITY (DEFICIT):
Preferred stock, $0.01 par value; 5,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 95,000,000 shares authorized; 20,968,083 (2003) and 20,131,212 (2002) issued and outstanding	209,681	201,312
Additional paid-in capital	11,863,413	11,805,614
Accumulated deficit	(12,670,873)	(12,392,291)

Net stockholders' equity (deficit)	(597,779)	(385,365)

	$3,244,053	$3,236,185

See accompanying notes to consolidated financial statements.

PRIMAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Year Ended December 31,
	2003	2002
REVENUES:
System revenue	$2,548,980	$2,140,677
Service revenue	3,967,685	3,987,268

Total revenues	6,516,665	6,127,945
Cost of systems	244,107	19,987
Cost of services	2,692,041	1,928,348

COST OF REVENUES	2,936,148	1,948,335

GROSS MARGIN	3,580,517	4,179,610
OPERATING EXPENSES:
Research and development	993,760	1,487,402
Sales and marketing	1,050,445	1,125,874
General and administrative	1,608,050	1,860,327

Total operating expenses	3,652,255	4,473,603

LOSS FROM OPERATIONS	(71,738)	(293,993)
INTEREST AND OTHER EXPENSE, net	(205,244)	(167,748)

LOSS BEFORE INCOME TAX PROVISION	(276,982)	(461,741)
INCOME TAX PROVISION	1,600	1,600

NET LOSS	$(278,582)	$(463,341)

Basic and diluted net loss per share	$(.01)	$(0.02)
Weighted-average basic and diluted common shares outstanding	20,369,380	20,131,212

See accompanying notes to consolidated financial statements.

PRIMAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Common shares	Amount	Additional paid-in capital	Accumulated deficit	Net stockholders' equity (deficit)
BALANCE,
December 31, 2001	20,131,212	201,312	11,805,614	(11,928,950)	77,976
Net loss	—	—	—	(463,341)	(463,341)

BALANCE,
December 31, 2002	20,131,212	201,312	11,805,614	(12,392,291)	(385,365)
Issuance of common stock to members of the Board of Directors	688,235	6,883	51,617	—	58,500
Exercise of stock options issued to employees	4,545	45	273	—	318
Exercise of stock options issued to employees through cashless exercise, net	109,091	1,091	(1,091)	—	—
Stock grant to employee	35,000	350	7,000	—	7,350
Net loss	—	—	—	(278,582)	(278,582)

BALANCE,
December 31, 2003	20,968,083	$209,681	$11,863,413	$(12,670,873)	$(597,779)

See accompanying notes to consolidated statements

PRIMAL SOLUTIONS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Year Ended December 31,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(278,582)	$(463,341)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	374,141	461,597
Provision for doubtful accounts	(7,724)	38,467
Loss on disposal of equipment	51,089	9,494
Non-cash stock based compensation	7,350	—
Charitable contribution of equipment	988	—
Changes in operating assets and liabilities:
Accounts receivable	(237,709)	865,917
Prepaid expenses and other current assets	(25,126)	4,150
Accounts payable	124,957	(219,227)
Accrued liabilities	(5,543)	(58,043)
Accrued salaries and benefits	132,604	(168,795)
Increase in non-current accrued interest payable	21,462	19,610
Deferred revenue	48,010	115,871

Net cash provided by operating activities	205,917	605,700
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(98,856)	(92,473)
Proceeds from sales of property and equipment	1,244	3,061

Net cash used in investing activities	(97,612)	(89,412)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on capital lease obligations	(2,502)	(66,656)
Proceeds from notes payable	100,000	60,703
Payments on notes payable	(25,128)	(14,658)
Payments on note payable to Corsair	(165,078)	—
Proceeds from issuance of common stock	50,318	—

Net cash used in financing activities	(42,390)	(20,611)

INCREASE IN CASH AND CASH EQUIVALENTS	65,915	495,677
CASH AND CASH EQUIVALENTS, beginning of the year	1,183,322	687,645

CASH AND CASH EQUIVALENTS, end of the year	$1,249,237	$1,183,322

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest	$140,748	$141,109

Income taxes	$1,600	$1,600

NONCASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in satisfaction of liability (see Note 11).	$8,500	$—

See accompanying notes to consolidated statements

PRIMAL SOLUTIONS, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

        Organization and Nature of Operations—Primal Systems, Inc. was incorporated on June 28, 1996 to provide computer software programming, customization, program maintenance, and product marketing for a variety of software languages and platforms. During 1999, Primal Systems, Inc. acquired certain assets from Corsair Communications, Inc. through its wholly owned subsidiary, Wireless Billing Systems, which provides software and services to the telecommunications industry. Effective October 1, 1999, Primal Systems, Inc. was merged with and into a wholly-owned subsidiary of Avery Communications, Inc. ("Avery"), ACI Telecommunications Financial Services, and the surviving company changed its name to Primal Solutions, Inc. Primal Solutions, Inc., and its subsidiary, Wireless Billing Systems, (the "Company"), develop, market and support convergent network mediation and convergent integrated billing software for providers of voice and data transmission services using the Internet and wireless networks.

        The Company was spun-off as a separate public company by Avery in February 2001. On February 13, 2001 and in connection with the Distribution Agreement, Avery distributed approximately 13.2 million shares of common stock of the Company to Avery's securityholders (the "Distribution"). As part of the Distribution:

  •
  Each common shareholder of Avery, on February 12, 2001, received one share of the Company's common stock for each share of Avery's common stock held on that date.

  •
  Owners of shares of Avery's Series A, B, C, D, and E convertible preferred stock received the Company's common stock, in the amount of the preferred stock's common stock equivalent for each share of Avery preferred stock held on the payment date of the Distribution.

  •
  Avery redeemed 7,126,894 shares of its Series G preferred stock from John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, Sanjay Gupta (collectively the "Old Primal Stockholders") in consideration of 6,207,026 shares of the Company's common stock, each dated February 9, 2001.

  •
  The Company issued 250,000 shares of common stock to a former executive officer of Avery.

        Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

        Principles of Consolidation—The accompanying consolidated financial statements include the accounts of Primal Solutions, Inc. and its wholly owned subsidiary, Wireless Billing Systems. Intercompany accounts and transactions have been eliminated.

        Cash Equivalents—The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. Substantially all of the Company's cash and cash equivalents are held at one bank at December 31, 2003 and 2002. As of December 31, 2003 and 2002, the Company has $1.0 million on deposit with this bank that exceeds the federally insured limit.

        Property and Equipment—Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives:

Computer and office equipment	2 to 5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the estimated useful life or life of the lease

        Maintenance and repairs are charged to expense as incurred. Renewal and improvements of a major nature are capitalized.

        Long-Lived Assets—In the first quarter of fiscal 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 establishes a single accounting model, based on the framework established in SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, for long-lived assets to be disposed of by sale, and resolves implementation issues related to SFAS No. 121. The adoption of SFAS No. 144 did not have a material impact on the Company's operating results or financial position.

        Property and equipment, definite life intangible assets, and capitalized software costs are recorded at cost less accumulated depreciation or amortization. They are amortized using the straight-line method over estimated useful lives of three years to seven years. The determination of useful lives and whether or not these assets are impaired involves judgment and such assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The Company evaluates the carrying value of long-lived assets and definite life identifiable intangible assets for impairment of value based on undiscounted future cash flows resulting from the use of the asset and its eventual disposition. While the Company did not experience impairment of intangible assets in prior periods, it cannot guarantee that there will not be impairment in the future.

        Accounting for Goodwill and Other Intangible Assets—On January 1, 2002 the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized. It also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value, and, required the transitional testing of goodwill for impairment under the new standard by June 30, 2002. Management has completed a review of each of the Company's reporting units, Systems and Services, and has concluded that the fair value of each reporting unit exceeds its carrying value, indicating no goodwill impairment is present as of January 1, 2002, September 30, 2002 and 2003. Management will continue to complete an annual testing of goodwill for impairment on September 30th of each year. Such fair value measurements involve significant estimates and assumptions, including the future cash flows, comparable market multiples and discount rates. Changes in such estimates and assumptions could significantly affect the fair value and potential impairment.

        Software Licenses, Services, and Post-Contract Customer Support—Revenues from sales of software licenses (systems revenue), which generally do not contain multiple elements, are recognized upon delivery of the related product if the requirements of Statement of Position ("SOP") No. 97-2, Software

Revenue Recognition, as amended, are met. If the requirements of SOP No. 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element are not met at the date of delivery and passage of title, revenue recognition is deferred until such items are known or resolved. Revenue from service and post-contract customer support is deferred and recognized ratably over the term of the contract.

        The AICPA and its Software Revenue Recognition Task Force continue to issue interpretations and guidance for applying the relevant standards to a wide range of sales contract terms and business arrangements that are prevalent in the software industry. Also, the Securities and Exchange Commission ("SEC") has issued Staff Accounting Bulletin No. 101 "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC. Future interpretations of existing accounting standards or changes in the Company's business practice could result in future changes in the Company's revenue accounting policies that could have a material adverse effect on the Company's business, financial condition and results of operations.

        Software Programming and Customization Services—Revenues are recognized as services are performed under the agreements and are included in systems revenue in the accompanying consolidated financial statements.

        Software Development Costs—Costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established. After technological feasibility is established, any additional costs would be capitalized in accordance with SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed. Because the Company believes that its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no software development costs have been capitalized as of December 31, 2003 and 2002.

        Advertising Costs—Advertising costs are expensed as incurred. The Company did not incur any significant advertising costs for any periods presented.

        Income Taxes—Income taxes are accounted for in accordance with SFAS No. 109, Accounting for Income Taxes. This statement requires the recognition of deferred tax assets and liabilities to reflect the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. A full valuation allowance for deferred tax assets has been provided at December 31, 2003 and 2002.

        Accounting for Stock-Based Compensation—SFAS No. 123, Accounting for Stock-Based Compensation, requires disclosure of the fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period which is usually the vesting period. The Company has chosen, under the provisions of SFAS No. 123, to account for employee stock-based transactions under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Under APB No. 25, no compensation expense is generally recognized as long as the exercise price of each stock option is at least equal to the market price of the underlying stock at the time of the grant. If an entity chooses to use the accounting method described in APB No. 25, SFAS No. 123 requires that the pro forma effect of using the fair value method of accounting on its net income be disclosed in a note to the financial statements. The Company has chosen to use the accounting method described in APB No. 25.

        In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148, Accounting for Stock-Based Compensation Transition and Disclosure, an amendment of SFAS No. 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has adopted the disclosure provisions of SFAS No. 148, and there was no impact on its financial position or results of operations as a result of the adoption since it has not elected to adopt the fair value method.

        At December 31, 2003, the Company had one stock-based employee compensation plan, which is described in Note 6. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net loss, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31
	2003	2002
Net loss, as reported	$(278,582)	$(463,341)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(69,020)	(50,293)

Pro Forma net loss	$(347,602)	$(513,634)

Net loss per share:
Basic and Diluted-as reported	$(0.01)	$(0.02)
Basic and Diluted-pro forma	$(0.02)	$(0.03)

        The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2003: expected volatility of 162%; risk-free interest rate of 2.00%; and a weighted-average contractual life of 10 years. The following weighted-average assumptions used for grants in 2002: expected volatility of 162%; risk-free interest rate of 4.00%; and a weighted-average contractual life of 10 years.

        Concentration of Credit Risk—The Company sells its products to large communications companies, as well as emerging communications carriers. Credit is extended based on an evaluation of the customer's financial condition, and collateral is generally not required. The Company also evaluates its credit customers for potential credit losses. The accounts receivable balances at December 31, 2003 and 2002 are primarily due from the major customers indicated below.

        In the year ended December 31, 2003, the Company had one customer that accounted for greater than 10% of the Company's total revenues in the amount of $4.5 million. In the year ended December 31, 2002, the Company had two customers that accounted for greater than 10% of the Company's total revenues in the amount of $4.6 million and $713,000, respectively. At December 31, 2003, the Company had three customers that accounted for greater than 10% of the accounts receivable balance in the amount of $628,000. At December 31, 2002, the Company had two customers that accounted for greater than 10% of the accounts receivable balance in the amount of $370,000.

        Fair Value of Financial Instruments—The recorded amounts of financial assets and liabilities at December 31, 2003 and 2002 approximate fair value, based on the Company's incremental borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Comprehensive Loss—There was no difference between net loss and comprehensive loss for any period presented.

        Segment Information—The Company has adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. In accordance with SFAS No. 131, the Company has disclosed in Note 10 the required information about the Company's operating segments and geographic areas.

  Recently Adopted Accounting Principles

        On January 1, 2003, the Company adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which addresses financial and reporting for obligations associated with the retirement of long-lived assets and related asset retirement costs. SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. The adoption of SFAS No. 143 did not have a material impact on the Company's consolidated financial statements.

        On January 1, 2003, the Company adopted SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes EITF Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost, as defined in EITF Issue 94-3, was recognized at the date of an entity's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. The adoption of SFAS No. 146 did not have a material impact on the Company's consolidated financial statements.

        On January 1, 2003, the Company adopted FASB Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 requires increased financial statement disclosures by a guarantor about its obligations under certain guarantees it has issued. FIN No. 45 also requires that a guarantor recognize a liability for the fair value of certain guarantees made after December 31, 2002. The adoption of FIN No. 45 did not have any material impact on the Company's consolidated financial statements.

        In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities. In general, a variable interest entity is a corporation, partnership, trust, or any other legal structure used for business purposes that either (a) does not have equity investors with voting rights or (b) has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company did not have any variable interest entities as of December 31, 2002 and 2003. The adoption of FIN No. 46 did not have a material impact on the Company's consolidated financial statements.

        In December 2003, the Financial Accounting Standards Board ("FASB") issued a revision to Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 ("FIN 46R"). FIN 46R clarifies the application of ARB No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders. FIN 46R requires the consolidation of these entities, known as variable interest entities ("VIEs"), by the primary beneficiary of the entity. The primary beneficiary is the entity, if any, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both.

        Among other changes, the revisions of FIN 46R (a) clarified some requirements of the original FIN 46, which had been issued in January 2003, (b) eased some implementation problems, and (c) added new scope exceptions. FIN 46R deferred the effective date of the Interpretation for public companies to the end of the first reporting period ending after March 15, 2004, except that all public companies must, at a minimum, apply the unmodified provisions of the Interpretation to entities that were previously considered "special-purpose entities" in practice and under the FASB literature prior to the issuance of FIN 46R by the end of the first reporting period ending after December 15, 2003. As of December 31, 2003 and 2002, management believes that the Company is not the primary beneficiary of any VIE's.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 applies specifically to a number of financial instruments that companies have historically presented within their financial statements either as equity or between the liabilities section and the equity section, rather than as liabilities. SFAS 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. However, in November 2003, the FASB issued Staff Position No. 150-3, which defers the effective date for certain provisions of the statement. Once required in its entirety, SFAS 150 is not expected to have a material impact on the Company's consolidated financial statements.

        In November 2002, the EITF reached a consensus on Issue No. 00-21, Revenue Arrangements with Multiple Deliverables. Issue 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of Issue 00-21 apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The adoption of Issue 00-21 did not have a material effect on our consolidated financial position, results of operations or cash flows.

        Net Loss Per Share—The Company has computed net loss per share in accordance with SFAS No. 128, Earnings Per Share. Basic and diluted net loss per share was computed by dividing net loss by the weighted-average number of common shares outstanding for the period.

        The following table represents the computation of basic and diluted loss per common share for the periods presented:

	Year Ended
	12/31/03	12/31/02
Numerator:
Numerator for basic loss per share
Net loss applicable to common stockholders	$(278,582)	$(463,341)

Denominator:
Denominator for basic and diluted loss per share	—	—
Weighted-average shares outstanding during the period	20,369,380	20,131,212

Net loss per share:
Basic and Diluted	$(0.01)	$(0.02)

        Not included in the above table is the dilutive effect of options to purchase 1,150,982 shares of common stock for the year ended December 31, 2003 and 239,070 shares of common stock for the year ended December 31, 2002 because they are anti-dilutive.

        Reclassification—Certain prior year amounts were reclassified to conform with the current year presentation.

2. PROPERTY AND EQUIPMENT

        Property and equipment consist of the following at December 31:

	2003	2002
Computer and office equipment	$1,489,861	$1,897,156
Furniture and fixtures	92,511	91,383
Leasehold improvements	36,949	36,949

	1,619,321	2,025,488
Less accumulated depreciation and amortization	(1,125,914)	(1,203,475)

Property and equipment, net	$493,407	$822,013

        Amortization of equipment purchased under capitalized lease obligations is included in depreciation expense. There are no property and equipment under capital leases at December 31, 2003. Included in property and equipment is equipment under capital leases of $5,796 at December 31, 2002. Accumulated depreciation related to equipment under capital leases amounted to $5,152 at December 31, 2002.

3. NOTES PAYABLE

        The following table represents principal balances due under the notes payable:

	Current	Non current	Total
December 31, 2003:
Corsair Communications, Inc.	$182,256	$1,371,874	$1,554,130
Spieker Properties, L.P.	—	250,242	250,242
Sunwest Bank	120,917	—	120,917

Total	$303,173	$1,622,116	$1,925,289
December 31, 2002:
Corsair Communications, Inc.	$168,288	$1,554,130	$1,722,418
Spieker Properties, L.P.	—	228,780	228,780
Sunwest Bank	25,128	20,917	46,045

Total	$193,416	$1,803,827	$1,997,243

Note Payable to Corsair Communication, Inc. (see Note 12)

        On February 4, 1999, Corsair Communications, Inc. ("Corsair") and its wholly-owned subsidiary, Subscriber Computing, Inc., sold substantially all of the assets relating to Subscriber's Communication Resource Manager billing system and Intelligent Message Router to Wireless Billing Systems, a recently formed and wholly owned subsidiary of Primal Systems, Inc. As consideration for the agreement, the Company paid Corsair $2,238,242 by issuing a note payable to Corsair. The note payable bears interest at 10% and is secured by substantially all the property and equipment that was acquired from Corsair. Principal and interest are payable monthly with all unpaid principal and interest originally due May 2001. The Company recorded the assets at fair value of $4,581,889 and assumed liabilities of $2,343,647, in addition to the note payable to Corsair.

        In January 2001, the Company amended the terms of and refinanced the Corsair note payable originally due in May 2001. Also, certain other liabilities due to Corsair totaling $50,528 were added to the principal balance of the amended note. The interest rate of the amended note increased to 16% starting in May 2001, and the note was payable in approximately 36 monthly installments, beginning June 2001, and is due May 2004.

        In December 2001, the Company again amended the terms of the Corsair note payable. At the time of the amendment, the accrued interest was $185,903. As per the terms of the amendment, the Company paid $125,000 of the accrued interest, and the remaining $60,903 was reclassified to the principal balance of the note making the principal balance $1,722,418 at December 31, 2001. The amended terms of the note also extended the maturity of the note from May 2004 to December 2004, required no principal payments to be made in 2002 and adjusted the interest rate of the note to 8%.

        In December 2002, the Company signed a letter of intent to amend the terms of the Corsair note payable. Per the terms of the letter of intent, the principal and interest payments scheduled to begin in January 2003 have been reduced to $25,000 for 2003 and 2004 with a balloon payment of $1.4 million due at maturity of the note in December 2004. In July 2003, the Company formally completed the 2002 Amended and Restated Secured Promissory Note.

Note Payable to Spieker Properties, L.P.

        In June 2001, the Company and its landlord amended its occupancy lease to reduce costs related to unneeded space and corresponding rental payments. As part of the amendment, the Company agreed to sign a note for $200,000 which carries an interest rate of 9%, and there are no principal or interest payments due until April 2007.

Note Payable to Sunwest Bank.

        In May 2002, the Company entered into two loan agreements with Sunwest Bank. One loan agreement is structured as an equipment line of credit facility for $100,000. The second loan agreement is structured as a $100,000 operating line of credit. Any borrowings under the equipment line of credit are to be repaid with amortizing payments at an adjustable interest rate of prime plus 2.25% (6.50%, at December 31, 2003) due in October 2004, and any borrowings under the operating line of credit are to be repaid at maturity, August 2004, with accrued interest paid monthly at a rate of prime plus 2.0% (6.50%, at December 31, 2003). The loan agreement does not include any specific financial covenants that the Company is required to meet, however the Company is required to inform Sunwest Bank of 1) all material adverse changes to the Company's financial condition and 2) all existing and threatened litigation or claims that could materially affect the financial condition of the Company.

        In May 2002, the Company drew down on the equipment line of credit to finance a $60,704 purchase of computer equipment. At December 31, 2003, the balance of the loan was $20,916.

        In February 2003, the Company drew down $100,000 on the operating line of credit to finance a portion of the annual premium for an insurance policy. At December 31, 2003, the balance of the loan was $100,000.

        The following table represents the contractual payments associated with the notes payable as of December 31, 2003:

	Interest Payments	Principal Payments	Total Payments
Year ending December 31:
2004	$118,375	$303,173	$421,548
2005	85,949	658,605	744,554
2006	31,285	713,269	744,554
2007	87,188	250,242	337,430
2008	—	—	—

Total	$322,797	$1,925,289	$2,248,086

4. COMMITMENTS AND CONTINGENCIES

        The Company leases office space and certain equipment under various noncancelable operating and capital leases (Note 12). Future minimum lease payments required under operating leases, net of sublease income, as of December 31, 2003 are as follows:

	Sublease (Income)	Operating Leases	Net
Year ending December 31:
2004	$(40,574)	$396,243	$355,669
2005	(43,656)	412,269	368,613
2006	(15,515)	428,849	413,334
2007	—	144,792	144,792

Total minimum lease payments	$(99,745)	$1,382,153	$1,282,408

        Rent expense under such operating leases was $382,627and $437,362 for the years ended December 31, 2003 and 2002, respectively.

        The Company is subject to various legal proceedings from time to time as part of its business. The Company does not believe that it is currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on its business, financial condition and results of operations.

5. GUARANTEES AND INDEMNIFICATIONS

        The Company has made guarantees and indemnities, under which it may be required to make payments to a third-party, in relation to certain transactions. In connection with the sales of its products, the Company provides intellectual property indemnities to its customers. Guarantees and indemnities to customers in connection with product sales generally are subject to limits based on the amount of the related product sales. The Company also indemnifies its directors and officers to the maximum extent permitted under applicable law in effect. The Company has not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets. The Company considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, the Company has not encountered material costs as a result of such obligations and have not accrued any liabilities related to such indemnification in its financial statements.

        The Company generally warrants its products for a period of three months from the date of acceptance of the product by its customers. Warranty costs have historically been minimal.

6. STOCK-BASED COMPENSATION

Stock Options

2001 Flexible Incentive Plan

        In February 2001, the Board of Directors approved the Company's 2001 Flexible Incentive Plan (the "Stock Option Plan") and authorized approximately 3,900,000 shares to be reserved for issuance pursuant to the Stock Option Plan. In October 2001, upon the approval of the Stock Option Plan by the Department of Corporations of the State of California, the Board of Directors approved the Company's Stock Option Plan, as amended. Under the terms of the Stock Option Plan, as amended, employees and directors are eligible to receive a grant of incentive stock options to purchase shares of the Company's common stock at their fair market value on the date of grant. Options granted under the Stock Option Plan vest at the minimum rate of 20% per year from the grant date, but could vest at an accelerated rate. Options to purchase an aggregate of 2,180,964 shares at prices ranging from $0.06 to $0.07 per share were granted with exercise price at fair value on the date of the grant during the year ended December 31, 2003. Options to purchase an aggregate of 740,150 shares at prices ranging from $0.03 to $0.07 per share were granted with exercise price at fair value on the date of the grant during the year ended December 31, 2002. At December 31, 2003 and 2002, options to purchase 1,714,897 and 1,527,524 shares, respectively, of common stock were exercisable under the Stock Option Plan.

        During 2002, the Company issued 740,150 options to purchase commons stock at a weighted-average price of $0.04 per share, fair market value at the time of the grant. Options to purchase 65,000 shares vested immediately upon grant, and the remaining 675,150 options vest proportionately every three months over a three-year period from the date of the grant.

        During 2003, the Company issued 2,180,964 options to purchase commons stock at a weighted-average price of $0.06 per share, fair market value at the time of the grant. Options to purchase 1,000,000 shares vest proportionately every three months over a two-year period from the date of the grant and the remaining 1,180,964 options vest proportionately every three months over a three-year period from the date of the grant.

Other

        Outside of the Stock Option Plan, certain options to purchase common stock were granted as follows:

  •
  In April 2001, the Company issued options to purchase up to 409,312 shares of its common stock to William Salway at an exercise price of $0.03, fair market value at the time of the grant.

  •
  In April 2001, the Company, in exchange for services, issued options to purchase up to 100,000 shares of its common stock to an investment banking firm at an exercise price of $0.03, fair market value at the time of the grant, with the estimated fair market value of $2,305 recorded as stock compensation expense in the year ended December 31, 2001. The fair value of the options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the assumptions of: expected volatility of 100%; risk-free interest rates of 5.10%; and a contractual life of five years.

  •
  In April 2003, the Company issued 250,000 warrants to each of the four non-employee Board members under Section 4(2) of the Securities Act of 1933, as amended. The warrants were issued at an exercise price equal to the fair market value of the Company's common stock on the date of grant, vest over two years and expire in ten years. As the warrants were issued at the fair market value, the Company did not record any expense from the warrants issued, in accordance with APB Opinion No. 25.

        At December 31, 2003 and December 31, 2002, options / warrants to purchase 759,312 and 509,312 shares, respectively, of common stock were exercisable from grants outside the Stock Option Plan.

        Information regarding all stock options issued is as follows:

	Number of Options	Weighted- Average Exercise Price
Balances, December 31, 2001	2,773,134	$0.06
Granted (weighted-average fair value of $0.04)	740,150	0.04
Exercised	—	—
Canceled	(234,354)	0.07

Balances, December 31, 2002	3,278,930	$0.06
Granted (weighted-average fair value of $0.06)	2,180,964	0.06
Exercised	(113,636)	0.07
Canceled	(566,103)	0.07

Balances, December 31, 2003	4,780,155	$0.06

        The following table summarizes information concerning currently outstanding and exercisable options:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.03	509,312	1.72	$0.03	509,312	$0.03
$0.03	547,850	8.87	$0.03	182,615	$0.03
$0.05	1,115,000	9.24	$0.05	340,000	$0.05
$0.06	820,964	9.55	$0.06	68,411	$0.06
$0.07	1,427,029	7.86	$0.07	1,343,872	$0.07
$0.08	360,000	9.63	$0.08	30,000	$0.08

$0.03 to $0.08	4,780,155	8.07	$0.06	2,474,210	$0.07

7. GOODWILL

        The Company merged with Avery on October 1, 1999. In connection with the merger and subsequent spin-off on February 9, 2001, the Company recorded a total of $8.3 million in goodwill representing the difference between the purchase price Avery paid over the estimated fair market value of the net assets of the Company. On February 9, 2001, the Company was spun-off as a separate company by Avery. However, the goodwill, which was pushed-down to the Company's balance sheet by the parent, Avery, at the time of the merger, remained on the Company's balance sheet at the time it was spun-off.

        Since the spin-off from Avery on February 9, 2001, the economic condition of the communications industry in particular, and the economy in general, has continued to deteriorate. The Company has significantly reduced personnel and expenses during 2001, and the current cash flow forecasts have been reduced significantly as compared to the forecast used at the time of the Avery transactions. Also, the Company's market capitalization has decreased significantly from the spin-off date. As a result, during the quarter ended September 30, 2001, goodwill was deemed impaired, and the Company recorded a charge of $5.6 million to reflect the write down of goodwill to its estimated recoverable value.

        In 2001, the Company adopted SFAS No. 141, Business Combinations, and on January 1, 2002 the Company adopted SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires use of the purchase method of accounting for business combinations initiated after June 30, 2001. The adoption of SFAS No. 141 did not have a material impact on the Company's consolidated financial statements. SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized. It also establishes a new method of testing goodwill for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value, and required the testing of goodwill for impairment under the new standard by June 30, 2002. Management completed reviews of each of the Company's reporting units, Systems and Services, and has concluded that the fair value of each reporting unit exceeds its carrying value, indicating no goodwill impairment is present as of January 1, 2002,

September 30, 2002 and 2003. Management will continue to complete an annual testing of goodwill for impairment on September 30th of each year. Such fair value measurements involve significant estimates and assumptions, including the future cash flows, comparable market multiples and discount rates. Changes in such estimates and assumptions could significantly affect the fair value and potential impairment.

8. EMPLOYEE BENEFITS

        The Company has a qualified 401(k) retirement plan (the "Plan") for its full-time employees and makes contributions at the discretion of the Board of Directors. Total contributions to the Plan were none and $30,319 for the years ended December 31, 2003 and 2002.

9. INCOME TAXES

        For each of the years ended December 31, 2003 and 2002, the expense for income taxes was $1,600. The expense for income taxes for the years ended December 31, 2003 and 2002 reflects the minimum tax due in California.

        A reconciliation of the provision for the income taxes to the amount of income tax expense that would result from applying the federal statutory rate of 35% to income before provision for income taxes is as follows:

	2003	2002
Benefit at statutory rate	$(94,270)	$(161,610)
State taxes, net of federal benefit	5,298	(13,157)
Adjustment of net operating loss and credit carryforwards	30,041	277,967
Change in valuation allowance	65,579	(110,552)
Other	(5,048)	8,952

	$1,600	$1,600

        The tax effects of temporary differences used in determining the Company's deferred tax assets and liabilities are presented below at December 31, 2003 and 2002:

	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$576,474	$605,688
Bad debt allowances	—	16,479
Accruals	209,524	123,228
Credits	316,829	302,948
State taxes	2,730	—
Other	27,091	24,135

Total deferred tax assets	1,132,648	1,072,478
Less valuation allowance	(1,020,920)	(955,341)

Net deferred tax assets	111,728	117,137
Deferred tax liabilities:
Basis difference in fixed assets	(111,728)	(70,916)
State taxes	—	(46,221)

Total deferred tax liabilities	(111,728)	(117,137)

Net deferred tax assets	$—	$—

        Based upon uncertainties related to the Company's ability to generate sufficient taxable income in the future to realize its deferred tax assets, a full valuation allowance has been provided for the years ended December 31, 2003 and December 31, 2002, as it is more likely than not that the Company's deferred tax asset will not be realized.

        At December 31, 2003, the Company's federal and state loss carryforwards are $1,477,916 and $839,679 and will begin to expire in 2019 and 2006, respectively. The Company's research and development credit carryforward is $314,754 and will begin to expire in 2019. However, the net operating loss and research and development credit may change due to utilization within the Avery consolidated group.

        As a result of the merger of Primal Systems, Inc. with and into Avery (see Note 1), the Company's annual use of Primal Systems, Inc.'s net operating losses were limited under Section 382 of the Internal Revenue Code to approximately $160,000 annually.

        In 2001, an adjustment was made to eliminate approximately $2 million of federal net operating loss carryforwards, previously accounted for by the Company on a separate return basis and used by Avery, that are not available to the Company after the spin-off. In 2002, an additional adjustment was made to eliminate approximately $640,000 of federal net operating loss carryforwards. An offsetting adjustment was made to the valuation allowance with no effect on the income tax provision or net income.

10. SEGMENT AND GEOGRAPHIC INFORMATION

        Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company's chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The operating segments of the Company are managed separately because each segment represents a strategic business unit that offers different products or services.

        The Company's reportable operating segments include Systems and Services. The Systems operating segment develops and markets the Company's integrated suite of client/server and browser-based software solutions. The Services segment provides after-sale support for software products, programming, maintenance, customization, consulting and application management and hosting services related to the Company's products and a variety of software languages and platforms.

        The Company does not separately allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of revenues, and gross margin, as this information is the only segment-related information provided to the chief operating decision maker.

        Operating segment data for years ended December 31, 2003 and 2002 were as follows:.

	Systems	Services	Total
Year ended December 31, 2003
Revenues	$2,548,980	$3,967,685	$6,516,665
Cost of Revenues	244,107	2,692,041	2,936,148

Gross Profit	$2,304,873	$1,275,644	$3,580,517

Year ended December 31, 2002
Revenues	$2,140,677	$3,987,268	$6,127,945
Cost of Revenues	19,987	1,928,348	1,948,335

Gross Profit	$2,120,690	$2,058,920	$4,179,610

        Revenues are attributed to geographic areas based on the location of the entity to which the products or services were sold. Revenues, gross profit, loss from operations, and long-lived assets concerning principal geographic areas in which the Company operates are as follows:

	North America	Asia/Pacific	Europe	Total
Year ended December 31, 2003
Revenues	$5,492,439	$609,055	$415,171	$6,516,665
Gross Profit	3,017,776	334,639	228,112	3,580,517
Net Loss	(234,797)	(26,037)	(17,748)	(278,582)
Property and Equipment, net	493,407			493,407
Year ended December 31, 2002
Revenues	$4,845,081	$829,884	$452,980	$6,127,945
Gross Profit	3,304,624	566,028	308,958	4,179,610
Net Loss	(366,343)	(62,748)	(34,250)	(463,341)
Property and Equipment, net	822,013			822,013

        Revenues from significant countries were as follows:

	Australia	United Kingdom	United States
Year ended December 31, 2003	$609,055	$415,171	$5,456,940
Year ended December 31, 2002	$712,830	$427,619	$4,782,882

11. RELATED PARTY TRANSACTION

        In September 2003, the Board of Directors approved and completed the sale of 688,235 shares of our common stock to members of the Board of Directors at a price equal to fair market value.

12. SUBSEQUENT EVENTS

        In February 2004, the Company entered into a lease agreement for an additional 7,000 square feet which includes a datacenter and general and administrative office space in Irvine, California with a monthly rent payment of approximately $9,000. This new lease expires May 2006.

        In March 2004, the Company amended the terms of the note with Corsair which extends the maturity date to December 2006 and converts the note to fully-amortizing payments of approximately $60,000 beginning January 2005. At December 31, 2003, the balance of the note was $1.6 million.

PRIMAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$424,815	$1,249,237
Accounts and notes receivable, net of allowance for doubtful accounts of $-0- (2004 and 2003)	1,078,764	639,761
Prepaid expenses and other current assets	259,430	189,475

Total current assets	1,763,009	2,078,473
PROPERTY AND EQUIPMENT, net of accumulated depreciation and amortization of $1,188,916 (2004) and $1,125,914 (2003)	461,357	493,407
GOODWILL, net	592,540	592,540
OTHER ASSETS	88,199	79,633

	$2,905,105	$3,244,053

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
CURRENT LIABILITIES:
Accounts payable and other accrued liabilities	$999,937	$911,560
Deferred revenue	888,749	1,001,773
Current portion of notes payable	412,441	303,173

Total current liabilities	2,301,127	2,216,506
NOTES PAYABLE, less current portion	1,468,014	1,622,116
Other	3,210	3,210

Total liabilities	3,772,351	3,841,832
COMMITMENTS AND CONTINGENCIES (Note 3)
STOCKHOLDERS' (DEFICIT) EQUITY:
Preferred stock, $0.01 par value; 5,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.01 par value; 95,000,000 shares authorized; 21,018,083 (2004) and 20,968,083 (2003) issued and outstanding	210,181	209,681
Additional paid-in capital	11,865,413	11,863,413
Accumulated deficit	(12,942,840)	(12,670,873)

Net stockholders' (deficit) equity	(867,246)	(597,779)

	$2,905,105	$3,244,053

See accompanying notes to condensed unaudited consolidated financial statements

PRIMAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31, 2004	Three months ended March 31, 2003
	(Unaudited)	(Unaudited)
REVENUES:
System revenue	$523,077	$563,573
Service revenue	1,223,490	907,207

Total revenues	1,746,567	1,470,780

COST OF REVENUES:
Cost of systems	17,295	8,786
Cost of services	881,290	673,885

Total cost of revenues	898,585	682,671

GROSS MARGIN	847,982	788,109
OPERATING EXPENSES:
Research and development	301,627	184,570
Sales and marketing	383,216	210,841
General and administrative	397,768	476,868

Total operating expenses	1,082,611	872,279

LOSS FROM OPERATIONS	(234,629)	(84,170)
INTEREST AND OTHER EXPENSE, net	(37,339)	(40,473)

LOSS BEFORE INCOME TAX PROVISION	(271,968)	(124,643)
INCOME TAX PROVISION	—	1,600

NET LOSS	$(271,968)	$(126,243)

Basic and diluted net loss per share	$(0.01)	$(0.01)
Weighted-average basic and diluted common shares outstanding	21,007,643	20,131,212

See accompanying notes to condensed unaudited consolidated financial statements

PRIMAL SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three months ended March 31, 2004	Three months ended March 31, 2003
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(271,968)	$(126,243)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	63,003	108,489
Provision for doubtful accounts	—	7,937
Loss on disposal of assets	—	2,831
Changes in operating assets and liabilities:
Accounts receivable	(439,002)	(459,122)
Prepaid expenses and other current assets	(69,954)	(95,708)
Accounts payable and other accrued liabilities	88,378	7,357
Increase in non-current accrued interest payable	5,659	5,186
Other assets	(8,566)	—
Deferred revenue	(113,026)	155,930

Net cash used in operating activities	(745,476)	(393,343)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(30,953)	(3,837)
Proceeds from sales of property and equipment	—	605

Net cash used in investing activities	(30,953)	(3,232)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from note payable	—	100,000
Payments on notes payable	(50,493)	(47,104)
Payments on capital lease obligations	—	(375)
Proceeds from issuance of stock	2,500	—

Net cash (used in) provided by financing activities	(47,993)	52,521
DECREASE IN CASH AND CASH EQUIVALENTS	$(824,422)	$(344,054)
CASH AND CASH EQUIVALENTS, beginning of period	1,249,237	1,183,322

CASH AND CASH EQUIVALENTS, end of period	$424,815	$839,268

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$33,053	$35,806

Taxes	$15,000	$1,600

See accompanying notes to condensed unaudited consolidated financial statements

PRIMAL SOLUTIONS, INC. AND SUBSIDIARY

NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION, ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—The accompanying condensed unaudited consolidated financial statements of Primal Solutions, Inc. and its subsidiary Wireless Billing Systems ("Primal" or the "Company") as of March 31, 2004 and for the three-month periods ended March 31, 2004 and 2003 have been prepared in accordance with accounting principles generally accepted in the United States of America for the interim financial information and in accordance with the instructions per Item 310(b) of Regulation SB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

        In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004.

        Organization and Nature of Operations—Primal Systems, Inc. was incorporated on June 28, 1996 to provide computer software programming, customization, program maintenance, and product marketing for a variety of software languages and platforms. During 1999, Primal Systems, Inc. acquired certain assets from Corsair Communications, Inc. through its wholly-owned subsidiary, Wireless Billing Systems, which provides software and services to the telecommunications industry. Effective October 1, 1999, Primal Systems, Inc. was merged with and into a wholly-owned subsidiary of Avery Communications, Inc. ("Avery"), ACI Telecommunications Financial Services, and the surviving company changed its name to Primal Solutions, Inc. The Company develops, markets and supports convergent network mediation and convergent integrated billing software for providers of voice and data transmission services using the Internet and wireless networks.

        The Company was spun-off as a separate public company by Avery in February 2001. On February 13, 2001 and in connection with the Distribution Agreement, Avery distributed approximately 13.2 million shares of common stock of the Company to Avery's securityholders (the "Distribution"). As part of the Distribution:

  •
  Each common shareholder of Avery, on February 12, 2001, received one share of the Company's common stock for each share of Avery's common stock held on that date.

  •
  Owners of shares of Avery's Series A, B, C, D, and E convertible preferred stock received the Company's common stock, in the amount of the preferred stock's common stock equivalent for each share of Avery preferred stock held on the payment date of the Distribution.

  •
  Avery redeemed 7,126,894 shares of its Series G preferred stock from John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, Sanjay Gupta (collectively the "Old Primal Stockholders") in consideration of 6,207,026 shares of the Company's common stock, each dated February 9, 2001.

  •
  The Company issued 250,000 shares of common stock to a former executive officer of Avery.

        Accounting for Stock-Based Compensation—SFAS No. 123, Accounting for Stock-Based Compensation, requires disclosure of the fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period which is usually the vesting period. The Company has chosen, under the provisions of SFAS No. 123, to account for employee stock-based transactions under Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees. Under APB No. 25, no compensation expense is generally recognized as long as the exercise price of each stock option is at least equal to the market price of the underlying stock at the time of the grant. If an entity chooses to use the accounting method described in APB No. 25, SFAS No. 123 requires that the pro forma effect of using the fair value method of accounting on its net income be disclosed in a note to the financial statements. The Company has chosen to use the accounting method described in APB No. 25. See the table below for the pro forma effect of using the fair value method of accounting for stock options.

        At March 31, 2004, the Company had one stock-based employee compensation plan, which is described in Note 4. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net loss, as all options granted under such plan had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	For the Three Months Ended March 31
	2004	2003
Net loss, as reported	$(271,968)	$(126,243)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(18,732)	(11,024)

Pro forma net loss	$(290,700)	$(137,267)

Net loss per share:
Basic and Diluted—as reported	$(0.01)	$(0.01)
Basic and Diluted—pro forma	$(0.01)	$(0.01)

        The fair value of each option granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2004 and 2003: expected volatility of 200% and 162%, respectively; risk-free interest rate of 3.50% and 4.00%, respectively; and a weighted-average contractual life of 10 years.

        Concentration of Credit Risk—The Company sells its products to large communications companies, as well as emerging telecommunications carriers. Credit is extended based on an evaluation of the customer's financial condition, and collateral is generally not required. The Company also evaluates its credit customers for potential credit losses. The accounts receivable balances at March 31, 2004 and December 31, 2003 are primarily due from the major customers indicated below.

        In the three months ended March 31, 2004, the Company had one customer that accounted for greater than 10% of the Company's total revenues in the amount of $1.1 million. In the three months ended March 31, 2003, the Company had two customers that accounted for greater than 10% of the Company's total revenues in the amount of $1.1 million and $154,000.

        Net Loss Per Share—The Company has computed net loss per share in accordance with SFAS No. 128, Earnings Per Share. Basic and diluted net loss per share was computed by dividing net loss by the weighted-average number of common shares outstanding for the period.

        The following table represents the computation of basic and diluted loss per common share for the periods presented:

	For the Three Months Ended
	March 31, 2004	March 31, 2003
Numerator for basic and diluted loss per share:
Net loss available to common stockholders	$(271,968)	$(126,243)

Denominator for basic and diluted loss per share
Weighted-average shares outstanding during the period	21,007,643	20,131,212

Net loss per share:
Basic and Diluted	$(0.01)	$(0.01)

        Not included in the above table is the dilutive effect of options to purchase 2.2 million shares of common stock for the three months ended March 31, 2004, and 320,000 for the three months ended March 31, 2003, because their effects were antidilutive.

2. NOTES PAYABLE

        The following table represents principal balances due under the notes payable:

	Current	Non current	Total
March 31, 2004:
Corsair Communications, Inc.	$297,806	$1,212,113	$1,509,919
Spieker Properties, L.P.	—	255,901	255,901
Sunwest Bank	114,635	—	114,635

Total	$412,441	$1,468,014	$1,880,455
December 31, 2003:
Corsair Communications, Inc.	$182,256	$1,371,874	$1,554,130
Spieker Properties, L.P.	—	250,242	250,242
Sunwest Bank	120,917	—	120,917

Total	$303,173	$1,622,116	$1,925,289

Note Payable to Corsair Communications, Inc.

        In March 2004, the Company amended the terms of the note with Corsair which extended the maturity date to December 2006 and converted the note to fully-amortizing payments of approximately

$60,000 per month beginning January 2005 with an interest rate of 8%. At March 31, 2004, the balance of the note was $1.5 million.

Note Payable to Sunwest Bank

        In May 2002, the Company entered into two loan agreements with Sunwest Bank. One loan agreement is structured as an equipment line of credit facility for $100,000. The second loan agreement is structured as a $100,000 operating line of credit. Any borrowings under the equipment line of credit are to be repaid with amortizing monthly payments at an adjustable interest rate of prime plus 2.25% (6.50%, at March 31, 2004) and due in October 2004, and any borrowings under the operating line of credit are to be repaid at maturity with accrued interest paid monthly at a rate of prime plus 2.0% (6.50%, at March 31, 2004). On March 15, 2004, the maturity date of the operating line of credit was extended to August 2004 from April 2004. The loan agreement does not include any specific financial covenants that the Company is required to meet; however the Company is required to inform Sunwest Bank of 1) all material adverse changes to the Company's financial condition and 2) all existing and threatened litigation or claims that could materially affect the financial condition of the Company.

        In May 2002, the Company drew down on the equipment line of credit to finance a $60,704 purchase of computer equipment. At March 31, 2004, the balance of the loan was $14,533.

        In February 2003, the Company drew down $100,000 on the operating line of credit to finance a portion of the annual premium for an insurance policy. At March 31, 2004, the balance of the loan was $100,000.

3. COMMITMENTS AND CONTINGENCIES

        The Company is subject to various legal proceedings from time to time as part of its business. The Company does not believe that it is currently party to any legal proceedings or threatened legal proceedings, the adverse outcome of which, individually or in the aggregate, would have a material adverse effect on its business, financial condition and results of operations.

        The Company has made guarantees and indemnities, under which it may be required to make payments to a third-party, in relation to certain transactions. In connection with the sales of its products, the Company provides intellectual property indemnities to its customers. Guarantees and indemnities to customers in connection with product sales generally are subject to limits based on the amount of the related product sales. The Company also indemnifies its directors and officers to the maximum extent permitted under applicable law in effect. The Company has not recorded any liability for these guarantees and indemnities in the accompanying consolidated balance sheets. The Company considers such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, the Company has not encountered material costs as a result of such obligations and has not accrued any liabilities related to such indemnification in its financial statements.

4. STOCK-BASED COMPENSATION

Stock Options and Warrants:

	Granted during quarter ended March 31, 2004	Total outstanding at March 31, 2004	Total exercisable at March 31, 2004
Stock Option Plan	438,000	3,658,843	1,896,281
Options issued outside the Stock Option Plan	360,000	360,000	30,000
Warrants	—	1,509,312	884,312

Total	798,000	5,528,155	2,810,593

2001 Flexible Incentive Plan

        In February 2001, the Board of Directors approved the Company's 2001 Flexible Incentive Plan (the "Stock Option Plan") and authorized approximately 3,900,000 shares to be reserved for issuance pursuant to the Stock Option Plan. In October 2001, upon the approval of the Stock Option Plan by the Department of Corporations of the State of California, the Board of Directors approved the Company's Stock Option Plan, as amended. Under the terms of the Stock Option Plan, as amended, employees and directors are generally eligible to receive a grant of incentive stock options to purchase shares of the Company's common stock at its fair market value on the date of grant. Options granted under the Stock Option Plan vest at the minimum rate of 20% per year from the grant date, but could vest at an accelerated rate. Options to purchase 438,000 shares were granted during the three months ended March 31, 2004 at a weighted-average price of $0.25 per share, fair market value at the time of the grant.

        During 2003, the Company issued 1,180,964 options to purchase common stock at a weighted-average price of $0.07 per share, fair market value at the time of the grant. Options issued vest proportionately every three months over a three-year period from the date of the grant.

Options Issued Outside the Stock Option Plan

        In January 2004, the Company issued 360,000 options to purchase common stock to an employee under Section 4(2) of the Securities Act of 1933, as amended. The options were issued at an exercise price equal to the fair market value of the Company's common stock on the date of grant, vest over three years and expire in ten years. As the options were issued at the fair market value, the Company did not record any expense from the options issued, in accordance with APB Opinion No. 25.

Warrants

        During 2003, the Company issued to non-employee members of the Board of Directors a total of 1,000,000 warrants to purchase commons stock at a weighted-average price of $0.05 per share, fair market value at the time of the grant. Warrants issued vest proportionately every three months over a two-year period from the date of the grant.

        Information regarding all stock options and warrants issued is as follows:

	Number of Options and Warrants	Weighted- Average Exercise Price
Balances, December 31, 2003	4,780,155	$0.06
Granted	798,000	0.25
Exercised	(50,000)	0.05
Canceled	—	—

Balances, March 31, 2004	5,528,155	$0.08

        The following table summarizes information concerning currently outstanding and exercisable options and warrants:

	Options/Warrants Outstanding			Options/Warrants Exercisable
Range of Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$0.03	509,312	1.47	$0.03	509,312	$0.03
$0.03	547,850	8.62	$0.03	228,267	$0.03
$0.05	1,065,000	9.02	$0.05	419,167	$0.05
$0.06	820,964	9.30	$0.06	136,822	$0.06
$0.07	1,427,029	7.61	$0.07	1,427,029	$0.07
$0.08	360,000	9.38	$0.08	59,998	$0.08
$0.25	798,000	9.78	$0.25	30,000	$0.25

$0.03 to $0.25	5,528,155	8.10	$0.08	2,810,593	$0.06

5. SEGMENT AND GEOGRAPHIC INFORMATION

        Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the Company's chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The operating segments of the Company are managed separately because each segment represents a strategic business unit that offers different products or services.

        The Company's reportable operating segments include Systems and Services. The Systems segment develops and markets the Company's integrated suite of client/server and browser-based software solutions. The Services segment provides after-sale support for software products, application management and hosting services, programming, maintenance, customization, and consulting services related to the Company's products and a variety of software languages and platforms.

        The Company does not separately allocate operating expenses to these segments, nor does it allocate specific assets to these segments. Therefore, segment information reported includes only revenues, cost of revenues, and gross margin, as this information is the only segment-related information provided to the chief operating decision maker.

        The operating segment data for the three months ended March 31, 2004 and 2003 were as follows:.

	Systems	Services	Total
Three months ended March 31, 2004
Revenues	$523,077	$1,223,490	$1,746,567
Cost of Revenues	17,295	881,290	898,585

Gross Margin	$505,782	$342,200	$847,982

Three months ended March 31, 2003
Revenues	$563,573	$907,207	$1,470,780
Cost of Revenues	8,786	673,885	682,671

Gross Margin	$554,786	$233,323	$788,109

        Revenues are attributed to geographic areas based on the location of the entity to which the products or services were sold. Revenues, gross profit, income (loss) from operations, and long-lived assets concerning principal geographic areas in which the Company operates are as follows:

	North America	Asia/Pacific	Europe	Total
Three months ended March 31, 2004
Revenues	$1,478,021	151,652	116,894	1,746,567
Gross Margin	717,599	73,629	56,754	847,982
Net Loss	(230,151)	(23,615)	(18,202)	(271,968)
Long-lived assets	461,357			461,357
Three months ended March 31, 2003
Revenues	$1,217,808	154,098	98,874	1,470,780
Gross Margin	652,556	82,572	52,981	788,109
Net Loss	(104,529)	(13,227)	(8,487)	(126,243)
Long-lived assets	713,925			713,925

        Revenues from significant countries were as follows:

	Australia	United Kingdom	United States
Three months ended March 31, 2004	$151,652	$116,894	$1,469,145
Three months ended March 31, 2003	$154,098	$98,874	$1,208,933

6. SUBSEQUENT EVENTS

        On June 15, 2004, the Company completed a private placement ("Private Placement") of its common stock and warrants to Special Situations Private Equity Fund, L.P., Special Situations Technology Fund, L.P., and Special Situations Technology Fund II, L.P. (collectively, the "Special

Situations Funds" or the "Institutional Investors"). In connection with the Private Placement, the Company also sold shares of its common stock to other accredited investors ("Accredited Investors"), including but not limited to each member of the Company's Board of Directors, Chief Executive Officer, and Chief Financial Officer. (Those Accredited Investors who are members of management are hereafter referred to as "Management Accredited Investors," and those accredited investors who are not members of management are hereafter referred to as "Non-Management Accredited Investors.") Pursuant to the Private Placement, the Company issued an aggregate of 14,284,782 shares of its common stock (the "Shares") and warrants to purchase 7,142,393 shares of the Company's common stock (the "Warrants"; together with the Shares, the "Private Placement Securities") for total cash proceeds of $3.3 million.

        Investors received a Warrant to purchase one share of common stock for each two Shares purchased; therefore, the effective price in the Private Placement is $0.23 for each unit, consisting of one Share and a Warrant to purchase one-half of a share of common stock. The Warrants are exercisable in cash, representing a potential $2.0 million in additional proceeds. There can be no assurance that any or all of the Warrants will be exercised.

        Pursuant to the Private Placement purchase agreement ("Purchase Agreement"), we issued an aggregate of 13,043,478 Shares at a price of $0.23 per share to the Institutional Investors and received gross proceeds of $3.0 million in cash from the Institutional Investors. We also issued Warrants to the Institutional Investors to purchase an aggregate of 6,521,739 shares of our common stock at an exercise price of $0.28 per share for a five-year period. Additionally, we and the Institutional Investors entered into a Registration Rights Agreement, whereby, among other things, we agreed to file a "resale" registration statement with the Securities and Exchange Commission ("SEC"), covering the Private Placement Shares in connection with the Private Placement, no later than July 30, 2004.

        As a condition precedent to closing the Private Placement with the Institutional Investors under the Institutional Investor Agreements, the Company was required to have received gross proceeds from the sale of its common stock and warrants of not less than $250,000 from accredited investors on terms no more favorable than those offered to the Institutional Investors. The Institutional Investors also required that the accredited investors be comprised of at least, but not limited to, each member of the Company's Board of Directors, Chief Executive Officer, and Chief Financial Officer. Accordingly, the Management Accredited Investors contributed gross proceeds of $125,500 in cash to purchase an aggregate of 545,653 Shares at a price of $0.23 per share and Warrants to purchase an aggregate of 272,827 shares of the Company's common stock exercisable at $0.28 per share for five years. Additionally, the Non-Management Accredited Investors contributed gross proceeds of $160,000 in cash to purchase an aggregate of 695,651 Shares at a price of $0.23 per share and Warrants to purchase an aggregate of 347,826 shares of the Company's common stock exercisable at $0.28 per share for five years.

        In connection therewith, the Non-Management Accredited Investors entered into the Institutional Investor Agreements. The Company and each of the Management Accredited Investors executed a Purchase Agreement and a Registration Rights Agreement, and the Company issued Warrants on terms no more favorable than as offered to the Institutional Investors. Additionally, each of the Management Accredited Investors was required by the Institutional Investors to execute a Lock-Up Agreement providing for certain restrictions on the transfer of shares of the Company's common stock owned by such person as set forth in the Lock-Up Agreement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law

        Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        Section 145(c) provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such defense.

        Section 145(d) provides that any indemnification under subsections (a) and (b) of Section 145, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:

  •
  by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum;

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  by a committee of such directors designated by majority vote of such directors, even though less than a quorum;

  •
  if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or

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  by the stockholders.

        Section 145(e) provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or for such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Certificate of Incorporation

        Our certificate of incorporation provides that a director shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves

  •
  a breach of the director's duty of loyalty to us or our stockholders,

  •
  acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

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  liability for unlawful dividend payments or stock purchases or redemptions, or

  •
  a transaction from which the director derived an improper personal benefit.

        Our certificate of incorporation provides that we shall indemnify all persons whom we may indemnify to the fullest extent permitted by law.

Bylaws

        Our bylaws generally make mandatory the provisions of Section 145 of the Delaware General Corporation Law discussed above, including the advancement of expenses reasonably incurred in defending a claim prior to its final resolution, and provide that our directors and officers will at all times be indemnified to the maximum extent permitted by law.

Indemnification Agreements

        We have entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify our directors and officers to the fullest extent permitted by law for liabilities they may incur because of their status as directors or officers. These agreements also provide that we will advance expenses to our directors and officers relating to claims for which they may be entitled to indemnification, and that we will continue to provide for indemnification following a change of control of our company.

D&O Insurance

        As permitted under section 145(g) of the Delaware General Corporation Law, we have purchased a directors' and officers' liability insurance policy to insure our directors and officers against liability asserted against, or incurred by them, in their capacities as our directors and officers, including liabilities arising under the Securities Act.

SEC Policy on Indemnification

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

        The expenses relating to the registration of shares of common stock will be borne by the Company. These expenses, except the SEC registration fee, are estimated to be as follows*:

SEC Registration fee	$955
Accounting fees and expenses	15,000
Legal fees and expenses	35,000
Printing and engraving expenses	2,000
Registrar and transfer agent's fees	500
Miscellaneous fees and expenses	1,000

Total	$54,455

*
The selling stockholders will pay any sales commissions or underwriting discounts incurred in connection with the sale of shares registered hereunder.

Item 26. Recent Sales of Unregistered Securities

        In June 2004, we sold 14,284,782 shares of our common stock, and warrants to purchase 7,142,391 shares of our common stock to three institutional investors and ten other accredited investors, exempt under Regulation D, Rule 506 promulgated under the Securities Act, as not constituting a public offering of our securities. Investors received a warrant to purchase one share of common stock for each two shares of common stock purchased, therefore, the effective price in the Private Placement is $0.23 for each unit consisting of one share of common stock and a warrant to purchase one-half of a share of common stock. The exercise price of the warrant is not less than the fair market value on the date of issuance.

        In June 2004, we granted a warrant to purchase up to 652,174 shares of our common stock to our investment advisor at an exercise price equal to not less than fair market value on the date of grant, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

        In May 2004, we issued 409,312 shares of our common stock to an option holder upon the exercise of an option granted to him in April 2001, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

        In April 2004, we issued 100,000 shares of our common stock to an option holder upon the exercise of an option granted to him in April 2001, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

        In January 2004, we granted an option to purchase up to 360,000 shares of our common stock to an officer of the Company at an exercise price equal to fair market value on the date of grant, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

        In December 2003, we granted 35,000 shares of our common stock to an officer of the Company, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

        In September 2003, we sold 688,253 shares of our common stock to certain members of the Board of Directors at a price equal to fair market value, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

        In April 2003, we granted warrants to the non-employee members of the Board of Directors to purchase up to an aggregate of 1,000,000 shares of our common stock at an exercise price equal to fair market value on the date of grant, exempt under Section 4(2) of the Securities Act, as not constituting a public offering of our securities.

Item 27. Exhibits

Exhibit Number	Description of Document
2.1*	Primal Solutions, Inc. Preliminary Distribution Agreement (the "Distribution Agreement"), dated July 31, 2000, by and among Avery Communications, Inc., a Delaware corporation, Primal Solutions, Inc., a Delaware corporation, John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, Sanjay Gupta, Thurston Group, Inc., a Delaware corporation, Patrick J. Haynes, III and Scot M. McCormick
3.1*	Certificate of Incorporation, as amended
3.2	Second Amended and Restated Bylaws (filed as Exhibit 3.3 to the Primal Form 10-QSB filed on August 14, 2002 and incorporated by reference herein)
5.1	Form of opinion of Bryan Cave LLP regarding legality of common stock (to be filed by amendment)
10.1*
Agreement and Plan of Merger, dated as of March 19, 1999, by and among Avery Communications, Inc., ACI Telecommunications Financial Services Corporation, Primal Systems Inc., Mark J. Nielsen, John Faltys, Joseph R. Simrell and David Haynes (the "Primal Merger Agreement")
10.2
Primal Solutions, Inc. 2001 Flexible Incentive Plan, as amended (filed as Exhibit 99.1 to the Company's Registration Statement on Form S-8 (Registration No. 333-60298) ("Primal Form S-8") and incorporated by reference herein)
10.3	Governance Document, as amended (filed as Exhibit 99.2 to Primal Form S-8 and incorporated by reference herein)
10.4
Amended and Restated Indemnification Agreement between Registrant and Joseph Simrell and David Haynes (filed as Exhibit 10.2a to the Primal Form 10-KSB filed March 27, 2002 (the "Primal 2001 Form 10-KSB") and incorporated by reference herein)
10.5	Indemnification Agreement between Primal Solutions, Inc. and Louis A. Delmonico, dated April 25, 2001 (filed as Exhibit 10.12 to the Primal 2001 Form 10-KSB and incorporated by reference herein)
10.6	Employment Agreement for David Haynes dated December 31, 2001 (filed as Exhibit 10.6 to the Primal 2001 Form 10-KSB and incorporated by reference herein)
10.7	Form of Master Software License Agreement (filed as Exhibit 10.7 to the Primal Form SB-2 and incorporated by reference herein)
10.8	Form of Change of Control Agreement, as modified on May 3, 2002 (filed as Exhibit 10.8 to the Primal Form 10-QSB filed on May 14, 2002 and incorporated by reference herein)
10.9	Form of Lease between Spieker Properties, L.P. and Primal Solutions, Inc. dated October 26, 2000 (filed as Exhibit 10.9 to the Primal 2001 Form 10-KSB and incorporated by reference herein)
10.10	First Amendment to Lease between Spieker Properties, L.P. and Primal Solutions, Inc. dated June 13, 2001 (filed as Exhibit 10.9a to the Primal 2001 Form 10-KSB and incorporated by reference herein)
10.11	Promissory Note of Primal Solutions, Inc. in favor of Spieker Properties, L.P., dated June 15, 2001 (filed as Exhibit 10.10 to the Primal 2001 Form 10-KSB and incorporated by reference herein)

10.12*	Assignment of Lease between Corsair Communications and Lightbridge, Inc., dated February 7, 2001.
10.13
Guaranty, dated December 27, 2002, in favor of Lightbridge, Inc., successor in interest to Corsair Communications, Inc. (filed as Exhibit 10.11c to the Primal June 30, 2003 Form 10-QSB and incorporated by reference herein)
10.14*	Agreement of Sublease between Primal Solutions, Inc. and Lightbridge, Inc., dated January 30, 2004.
10.15*	Landlord Consent to Sublease among CA-Tower 17 Limited Partnership, Lightbridge, Inc. and Primal Solutions, dated February 27, 2004.
10.16
Employment Transition Agreement and General Release between Primal Solutions, Inc. and William Salway, dated January 27, 2003 (filed as Exhibit 10.13 to the Primal 2001 Form 10-KSB and incorporated by reference herein)
10.17	Employment Agreement between Primal Solutions, Inc. and Joseph R. Simrell dated January 28, 2003 (filed as Exhibit 10.14 to the Primal 2001 Form 10-KSB and incorporated by reference herein)
10.18
Consolidation Agreement between Wireless Billing Systems dba Primal Billing Solutions and Metrocall, Inc. dated December 30, 2002 (filed as Exhibit 10.15 to the Primal 2001 Form 10-KSB and incorporated by reference herein)
10.19
2004 Amended and Restated Promissory Note by Wireless Billing Systems, Inc. in favor of Lightbridge, Inc., successor in interest to Corsair Communications, Inc., dated March 27, 2004, amending the 2002 Amended and Restated Promissory Note Payable by Wireless Billing Systems, Inc. in favor of Corsair Communications, Inc. (filed as exhibit 10.17 to the Primal Form 10-KSB filed March 30, 2004 (the "Primal 2003 Form 10-KSB") and incorporated by reference herein)
10.19a
Confirmation of Guaranty by Primal Solutions, Inc. relating to the 2004 Amended and Restated Promissory Note (filed as Exhibit 10.17a to the Primal 2003 Form 10-KSB and incorporated by reference herein)
10.20
Purchase Agreement between registrant and certain institutional investors and accredited investors, dated June 8, 2004 (filed as exhibit 10.18 to the Primal Form 8-K filed June 18, 2004 (the "Primal June 18, 2004 Form 8-K") and incorporated by reference herein)
10.21
Registration Rights Agreement between the registrant and the institutional investors and accredited investors, dated June 8, 2004 (filed as exhibit 10.19 to the Primal June 18, 2004 Form 8-K and incorporated by reference herein)
10.22	Form of Warrants for the issuance of warrants to the institutional investors and accredited investors (filed as exhibit 10.20 to the Primal June 18, 2004 Form 8-K and incorporated by reference herein)
10.23	Purchase Agreement between registrant and Management, dated June 8, 2004 (filed as exhibit 10.21 to the Primal June 18, 2004 Form 8-K and incorporated by reference herein)
10.24	Registration Rights Agreement between registrant and Management, dated June 8, 2004 (filed as exhibit 10.22 to the Primal June 18, 2004 Form 8-K and incorporated by reference herein)
10.25	Form of Warrants for the issuance of warrants to Management (filed as exhibit 10.23 to the Primal June 18, 2004 Form 8-K and incorporated by reference herein)

10.26	Form of Lock-up Agreement, dated June 8, 2004 (filed as exhibit 10.24 to the Primal June 18, 2004 Form 8-K and incorporated by reference herein)
10.27*	Amended and Restated Change of Control Agreement, dated as of May 17, 2004, between Joseph R. Simrell and Primal Solutions, Inc.
10.28*	Promissory Note by Primal Solutions, Inc. in favor of Sunwest Bank, dated April 8, 2002 (in the amount of $100,000.00) (Loan No. 0100961001).
10.29*	Commercial Security Agreement, between Primal Solutions, Inc., Wireless Billing Systems, and Sunwest Bank, dated April 8, 2002.
10.30*	Subordination Agreement between Wireless Billing Systems, Corsair Communication, Inc. and Sunwest Bank, dated April 8, 2002.
10.31*	Business Loan Agreement between Primal Solutions, Inc. and Sunwest Bank, dated April 8, 2002.
10.32*	Change in Terms Agreement between Primal Solutions, Inc. and Sunwest Bank, dated March 13, 2004.
10.33*	Promissory Note between Primal Solutions, Inc. and Sunwest Bank, dated May 13, 2002 (in the amount of $60,702.50) (Loan No. 0100961002).
16.1	Letter on Change in Certifying Accountant from Deloitte & Touche LLP to Haskell & White, LLP (filed as Exhibit 16.1 to the Primal Form 8-K filed on April 24, 2003 and incorporated by reference herein)
23.1*	Consent of Deloitte & Touche LLP
23.2*	Consent of Haskell & White LLP
24.1*	Power of Attorney (included on signature page)

*
Filed herewith

Item 28. Undertakings

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii)  To reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any additional or changed material information with respect to the plan of distribution.

          (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Irvine, State of California, on July 30, 2004.

PRIMAL SOLUTIONS, INC.
By	/s/ JOSEPH R. SIMRELL Joseph R. Simrell Chief Executive Officer and President
PRIMAL SOLUTIONS, INC.
By	/s/ TODD R. TAYLOR Todd R. Taylor Chief Financial Officer, Vice President Finance and Administration, and Secretary
Date: July 30, 2004

        Each person whose signature appears below constitutes and appoints Joseph R. Simrell and Todd R. Taylor each of them (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf individually and in each capacity stated below any amendment, (including post-effective amendments) to this registration statement and any registration statement (including any amendment thereto) for this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

        In accordance with the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ JOSEPH R. SIMRELL Joseph R. Simrell	Chief Executive Officer, President and Director (Principal Executive Officer)	July 30, 2004
/s/ TODD R. TAYLOR Todd R. Taylor	Chief Financial Officer, Vice President Finance and Administration, and Secretary (Principal Financial and Accounting Officer)	July 30, 2004
/s/ DAVID HAYNES David Haynes	Director	July 30, 2004
/s/ JOHN FALTYS John Faltys	Director	July 30, 2004
/s/ LOUIS A. DELMONICO Louis A. Delmonico	Director	July 30, 2004
/s/ JOHN E. REHFELD John E. Rehfeld	Director	July 30, 2004

QuickLinks

PRIMAL SOLUTIONS, INC. CROSS-REFERENCE SHEET Referencing Items in Part I of Form SB-2 to the Prospectus
EXPLANATORY NOTES
TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
PRICE RANGE OF COMMON STOCK
MANAGEMENT'S DISCUSSION AND ANALYSIS
DESCRIPTION OF BUSINESS
MANAGEMENT
Summary Executive Compensation Table
Option/SAR Grants in the Last Fiscal Year
INDEMNIFICATION
RELATED PARTY TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF CAPITAL STOCK
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LITIGATION
LEGAL MATTERS
EXPERTS
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
WHERE YOU CAN FIND MORE INFORMATION
PRIMAL SOLUTIONS, INC. INDEX TO FINANCIAL STATEMENTS
  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
  REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRIMAL SOLUTIONS, INC. CONSOLIDATED BALANCE SHEETS
PRIMAL SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
PRIMAL SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
PRIMAL SOLUTIONS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS
PRIMAL SOLUTIONS, INC. AND SUBSIDIARY NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
PRIMAL SOLUTIONS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS
PRIMAL SOLUTIONS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
PRIMAL SOLUTIONS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
PRIMAL SOLUTIONS, INC. AND SUBSIDIARY NOTES TO CONDENSED UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 24. Indemnification of Directors and Officers
  Item 25. Other Expenses of Issuance and Distribution
  Item 26. Recent Sales of Unregistered Securities
  Item 27. Exhibits
  Item 28. Undertakings
SIGNATURES